Exhibit 2.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

H3OT CORP., LLC,

AMERICAN RETIREMENT CORPORATION,

HOME HEALTH CARE HOLDINGS, LLC,

ARCPI HOLDINGS, INC.,

ARC THERAPY SERVICES, LLC,

NURSE ON CALL, INC.,

ARC RICHMOND PLACE, INC.,

BROOKDALE SENIOR LIVING INC.

AND

SOLELY FOR PURPOSES OF SECTION 12.21, HOSPITAL CORP., LLC

DATED AS OF FEBRUARY 24, 2021

TABLE OF CONTENTS

	ARTICLE I.
	DEFINITIONS

1.1	Certain Definitions	1
1.2	Table of Defined Terms	15

	ARTICLE II.
	SALE AND PURCHASE

2.1	Sale and Purchase of Securities	16
2.2	Purchase Price	16
2.3	Payments at Closing for Selling Expenses	16
2.4	Payment at Closing for Company Closing Indebtedness	16
2.5	Payment at Closing of Working Capital Escrow Amount	16
2.6	Closing Calculation	16
2.7	Closing	17
2.8	Deliveries by the Companies	17
2.9	Deliveries by Buyer	17
2.10	Purchase Price Adjustments	18
2.11	Withholding	20

	ARTICLE III.
	REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES

3.1	Organization and Qualification	21
3.2	Organizational Documents	21
3.3	Capitalization	21
3.4	Authority; Enforceability	22
3.5	No Conflict; Required Filings and Consents	23
3.6	Material Contracts	23
3.7	Compliance	25
3.8	Financial Statements; Undisclosed Liabilities	26
3.9	Absence of Certain Changes or Events	27
3.10	Absence of Litigation, Claims and Orders	27
3.11	Employee Benefit Plans	27
3.12	Labor Matters	29
3.13	Assets	30
3.14	Taxes	31
3.15	Intellectual Property	32
3.16	IT Systems, Data Security and Privacy	34
3.17	Insurance	34
3.18	Environmental Matters	35
3.19	Health Care Matters	35
3.20	Brokers	39
3.21	Affiliated Transactions	39
3.22	Key Suppliers	39
3.23	Key Third Party Payor Programs	40
3.24	Anticorruption	40
3.25	Trade Compliance	40

i

3.26	Prior Owned Businesses	40
3.27	Disclaimer of Other Representations and Warranties	41

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES REGARDING PARENT AND THE SELLERS

4.1	Organization and Qualification	41
4.2	Authority; Enforceability	41
4.3	Title	42

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER

5.1	Organization	42
5.2	Authority; Enforceability	42
5.3	No Conflict; Required Filings and Consents	43
5.4	Absence of Litigation, Claims and Orders	43
5.5	Solvency	44
5.6	Investment Intent	44
5.7	Brokers	44
5.8	WARN Act Matters	44
5.9	Investigation and Acknowledgement of Non-Reliance	44

ARTICLE VI.
PRE-CLOSING COVENANTS

6.1	Conduct of Business Pending Closing	45
6.2	Access to Information; Confidentiality	48
6.3	Reasonable Efforts; HSR Act Filings; Further Assurances	49
6.4	Exclusive Dealing	52
6.5	Release of Guarantees; Settlement of Intercompany Accounts; Termination of Affiliated Transactions	52
6.6	Additional Financial Information	53
6.7	Pre-Closing Reorganization	53
6.8	Transition Plan	53
6.9	COVID-19 Funds	53
6.10	Shared Contracts	53
6.11	Allocation Schedule	54

ARTICLE VII.
ADDITIONAL AGREEMENTS

7.1	Directors and Officers Indemnification; Workers’ Compensation	54
7.2	Release	55
7.3	Preservation of Records	55
7.4	Employment and Employee Benefits	56
7.5	Representation and Warranty Insurance Policy	59
7.6	Public Announcements	59
7.7	Non-Solicit; Non-Competition	59
7.8	Wrong Pockets	60
7.9	Intellectual Property Matters	60

7.10	COVID-19 Relief Indebtedness	61

ARTICLE VIII.
CONDITIONS TO CLOSING

8.1	Conditions to Obligations of the Companies and the Sellers	61
8.2	Conditions to Obligations of Buyer	62
8.3	Frustration of Closing Conditions	63
8.4	Waiver of Conditions	63

ARTICLE IX.
TERMINATION

9.1	Termination	63
9.2	Effect of Termination	64

ARTICLE X.
TAX MATTERS

10.1	Filing of Tax Returns	64
10.2	Straddle Periods	65
10.3	Buyer Tax Covenants	65
10.4	Contests Related to Taxes	65
10.5	Cooperation on Tax Matters	66
10.6	Transfer Taxes	66
10.7	Section 754 Election and Tax Allocation	66
10.8	Tax Refunds	67

ARTICLE XI.
LIMITED SURVIVAL OF CLAIMS; WAIVER; INDEMNIFICATION

11.1	Limited Survival of Representations and Warranties and Covenants; Waiver	67
11.2	Indemnification	69
11.3	Notice and Defense of Third Party Claims	69
11.4	Notice of Non-Third Party Claims	71
11.5	Payment of Damages; Calculation of Damages; Other Indemnification Limitations	71
11.6	Exclusive Remedy	72
11.7	Tax Characterization of Indemnity Payment	72
11.8	Manner of Payment	72
11.9	Representation and Warranty Insurance Policy	72

ARTICLE XII.
MISCELLANEOUS

12.1	Amendment	73
12.2	Waiver	73
12.3	Notices	73
12.4	Specific Performance	74
12.5	Consents	75

12.6	Interpretation	75
12.7	Severability	76
12.8	Entire Agreement	76
12.9	Assignment	76
12.10	No Third Party Beneficiaries	76
12.11	Non-Assertion of Attorney-Client Privilege; Access to Communications; and Waiver of Conflicts	76
12.12	Failure or Indulgence Not Waiver; Remedies Cumulative	78
12.13	Non-Recourse	78
12.14	Fees and Expenses	78
12.15	Governing Law; Venue	78
12.16	Waiver of Jury Trial	78
12.17	Conflict Between Transaction Documents	78
12.18	Time of the Essence	79
12.19	Company Disclosure Schedule	79
12.20	Counterparts	79
12.21	Buyer Guaranty	79

ANNEXES

Annex A	—	Allocation Schedule
Annex B	—	Example Calculation
Annex C	—	Representation and Warranty Insurance Policy

EXHIBITS

Exhibit A	—	Operating Agreement
Exhibit B	—	Transition Services Agreement
Exhibit C	—	Net Working Capital Escrow Agreement

COMPANY DISCLOSURE SCHEDULE

Section 1.1(r) - Company Closing Indebtedness

Section 1.1(sss) - Pre-Closing Reorganization

Section 3.3(b) - Capitalization

Section 3.3(e) - Indebtedness

Section 3.5(a) - No Conflicts, Required Filings and Consents

Section 3.5(b) - Governmental Approvals and Filings

Section 3.6(a) - Material Contracts

Section 3.6(b) - Material Contracts (continued)

Section 3.7(a) - Compliance

Section 3.7(b) - Compliance (continued)

Section 3.8(a)(i) - Financial Statements

Section 3.8(a)(ii) - Financial Statements (continued)

Section 3.8(c) - Financial Statements (continued)

Section 3.9 - Absence of Certain Changes

Section 3.10 - Absence of Litigation, Claims and Orders

Section 3.11(a) - Employee Benefit Plans

Section 3.11(e) - Employee Benefit Plans (continued)

Section 3.11(g) - Employee Benefit Plans (continued)

Section 3.12 - Labor Matters

Section 3.12(c)(i) - Labor Matters (continued)

Section 3.12(c)(ii) - Labor Matters (continued)

Section 3.12(f) - Labor Matters (continued)

Section 3.13(b) - Assets

Section 3.13(d) - Assets (continued)

Section 3.14 - Taxes

Section 3.15(a) - Intellectual Property

Section 3.15(b) - Intellectual Property (continued)

Section 3.15(e) - Intellectual Property (continued)

Section 3.17 - Insurance

Section 3.19(a) - Health Care Matters

Section 3.19(b) - Health Care Matters (continued)

Section 3.19(c) - Health Care Matters (continued)

Section 3.19(g) - Health Care Matters (continued)

Section 3.19(i) - Health Care Matters (continued)

Section 3.19(l) - Health Care Matters (continued)

Section 3.19(m) - Health Care Matters (continued)

Section 3.21 - Affiliated Transactions

Section 3.22 - Key Suppliers

Section 3.23 - Key Third Party Payor Programs

Section 3.26 - Prior Owned Businesses

Section 4.3 - Title

Section 6.1 - Conduct of Business Pending Closing

Section 6.5(a) - Release of Seller Guarantees

Section 6.5(c) - Affiliated Transactions not to be Terminated

Section 6.8 - Transition Plan

Section 6.10 - Shared Contracts

Section 7.2(b) - Indemnification Agreements

Section 7.4(a)(i) - Parent Business Employees

Section 7.4(b)(i) - Compensation and Benefits

Section 7.7(a) - Senior Employees

Section 8.1(f) - Regulatory Approvals required by the Companies and the Sellers

Section 8.2(h) - Regulatory Approvals required by the Buyer

Section 11.2(a)(ii) - Specific Indemnities

Section 11.2(a)(iii) - Specific Indemnities (continued)

Section 11.2(b) - Deductible

Section 11.2(c) - Cap

BUYER DISCLOSURE SCHEDULE

Section 5.3(b) - Governmental Approvals and Filings

v

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT, dated as of February 24, 2021 (this “Agreement”), is by and among H3OT Corp., LLC, a Delaware limited liability company (“Buyer”), American Retirement Corporation, a Tennessee corporation, (“ARC”), Home Health Care Holdings, LLC, a Delaware limited liability company (“NOC”), ARCPI Holdings, Inc., a Delaware corporation (“ARCPI” and together with ARC and NOC, the “Sellers”), ARC Therapy Services, LLC, a Tennessee limited liability company (“ARC Target”), Nurse On Call, Inc., a Delaware corporation (“NOC Target”), ARC Richmond Place, Inc., a Delaware corporation (“ARCPI Target”), Brookdale Senior Living Inc., a Delaware corporation (“Parent”) and, solely for purposes of Section 12.21, Hospital Corp., LLC, a Delaware limited liability company (“Buyer Guarantor”).

WHEREAS, as of the date of this Agreement, ARC is the owner of all of the issued and outstanding equity interests of ARC Target (such equity interests, the “ARC Securities”), NOC is the owner of all of the issued and outstanding equity interests of NOC Target (such equity interests, the “NOC Securities”) and ARCPI is the owner of all of the issued and outstanding equity interests of ARCPI Target and, as part of the Pre-Closing Reorganization (as defined below) and prior to the Closing, will own all of the issued and outstanding equity interests of a newly formed limited liability company (“New RP Holdings”) that will hold all of the equity interests of ARCPI Target (collectively, the “ARCPI Securities” and, together with the ARC Securities and NOC Securities, the “Target Securities”);

WHEREAS, prior to the Closing, the Sellers and the Companies shall consummate the Pre-Closing Reorganization (as defined below), which shall include (i) the formation by the Sellers of a Delaware limited lability company (the “JV LLC”), and (ii) the contribution of all of the Target Securities to the JV LLC in exchange for membership interests in the JV LLC, in each case in accordance with the steps set forth in Section 1.1(sss) of the Company Disclosure Schedule;

WHEREAS, the Sellers desire to sell to Buyer, and Buyer desires to purchase from the Sellers, 80% of all of the issued and outstanding equity interests of the JV LLC (the “Securities”) held by the Sellers upon the terms and conditions set forth in this Agreement; and

WHEREAS, immediately following the Closing, Buyer will own 80% of the Securities (the “Buyer Equity Percentage”), ARC will own 19% of the Securities and NOC will own 1% of the Securities.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Accounting Principles” means the historical accounting principles, policies, procedures, categorizations, definitions, methods, practices and techniques of the Company Group.

(b) “Acquisition Transaction” means any transaction or proposed transaction or series of related transactions involving (i) any direct or indirect acquisition or purchase by any person or “group” (as defined under Section 13(d) of the Exchange Act) (other than a Seller or member of the Company Group) of a twenty percent (20%) interest or more in the total outstanding equity or voting securities of any member of the Company Group, (ii) any sale or disposition of consolidated assets of the

Company Group or the Business to any person or “group” (other than a Seller or member of the Company Group) for consideration equal to twenty percent (20%) or more of the aggregate fair market value of the equity securities of any member of the Company Group or (iii) any consolidation, merger, business combination, recapitalization, liquidation, dissolution or similar transaction with respect to the Company Group or the Business and a third party, provided that in no case shall a transaction or proposed transaction or series of related transactions involving the acquisition of the equity or assets of Parent, or all or substantially all of Parent’s Subsidiaries, or any consolidation, merger, business combination, recapitalization, liquidation, dissolution or similar transaction with respect to the Parent and a third party be deemed an “Acquisition Transaction”.

(c) “Affiliate” means, with respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person; provided, however, with respect to Buyer (a) stockholders, officers or directors of HCA Healthcare, Inc., a Delaware corporation (“HCA”), shall not be considered “Affiliates” of Buyer and (b) except for HCA, its direct and indirect subsidiaries, and Persons controlled (directly or indirectly) by HCA, no association, corporation, limited liability company, partnership, limited liability partnership, trust or other Person shall be considered an “Affiliate” of Buyer solely as a result of any direct or indirect ownership, control or other relationship between the stockholders, officers or directors of HCA and such Person. For purposes of this definition, “control” means possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person whether through ownership of voting securities, by contract or otherwise.

(d) “Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group or other group recognized by applicable Tax Law.

(e) “Allocation Schedule” means the schedule to be attached hereto as Annex A that sets forth each Seller’s pro rata portion (expressed as a percentage) of the aggregate Purchase Price.

(f) “Business” means the business of providing home health, hospice or outpatient rehabilitation services as conducted by Parent and its Affiliates, including the Company Group, but excluding the senior living business and related monthly rent and care charges earned by the senior living business, the business of Skilled Nursing Outpatient Rehabilitation Services or providing private duty home health services, including operating the Private Duty Home Health Service Business.

(g) “Business Day” means any day, other than a Saturday or Sunday, on which commercial banks in the State of Tennessee and the State of New York are open for the general transaction of business.

(h) “Buyer Disclosure Schedule” means the Buyer Disclosure Schedule delivered by Buyer to the Sellers concurrently with the execution of this Agreement.

(i) “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority.

(j) “Cash on Hand” means all cash and cash equivalents of the Company Group, determined in a manner consistent with the Accounting Principles. For the avoidance of doubt, Cash on Hand will (i) be calculated net of issued but uncleared checks and drafts (to the extent not otherwise an accrued liability in the Closing Date Net Working Capital), (ii) include checks, other wire transfers and drafts deposited but not yet cleared or other deposits in transit in the accounts of the Company Group,(iii) exclude cash and cash equivalents that are distributed or transferred by any member of the Company Group in breach of Section 6.1(a)(xv)(A) and (iv) exclude restricted cash and third party deposits.

(k) “Claim” means any claim, suit, action, audits, arbitration, cause of action, complaint, subpoena, civil investigative demand, criminal prosecution, demand letter or Proceeding, whether at law or at equity, before or by any Court or Governmental Authority. For the avoidance of doubt, routine audits or surveys performed in the ordinary course shall not be considered “Claims.”

(l) “Closing Date Cash on Hand” means the Cash on Hand as of the Reference Time.

(m) “Closing Date COVID-19 Relief Indebtedness” means the aggregate amount of the Medicare Advance Payments and CARES Tax Deferrals as of the Reference Time.

(n) “Closing Date Indebtedness” means the Indebtedness as of the Reference Time (but excluding any Closing Date COVID-19 Relief Indebtedness).

(o) “Closing Date Net Working Capital” means the Net Working Capital as of the Reference Time.

(p) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(q) “Companies” means ARCPI Target, NOC Target and ARC Target and, solely to the extent following the formation thereof, the JV LLC and New RP Holdings, in each case, including any of their successors or assigns after the Pre-Closing Reorganization.

(r) “Company Closing Indebtedness” means that certain Indebtedness of the Company Group that is specifically identified on Section 1.1(r) of the Company Disclosure Schedule.

(s) “Company Disclosure Schedule” means the Company Disclosure Schedule delivered by the Companies to Buyer concurrently with the execution of this Agreement.

(t) “Company Employee” means (i) any employee of a member of the Company Group as of the date of this Agreement and (ii) at any time after the date of this Agreement until the Closing Date, any employee hired by a member of the Company Group after the date hereof (unless such hire was made in violation of Section 6.1 and Buyer has not consented to such hire as of the Closing), in each case, who is employed by the Company Group immediately prior to the Closing.

(u) “Company Employment Liabilities” means costs and liabilities relating to the Continuing Employees, including, but not limited to, the employer cost of wages, salaries, accrued leave and vacation entitlements, accrued bonus entitlements and other remuneration or benefits, termination costs, expenses, the employer portion of payroll taxation, health contributions, levies, losses, claims, demands, actions, fines, penalties, awards, liabilities, expenses, but in each case, excluding any Parent Employment Liability.

(v) “Company Group” means the Companies and each of their respective direct and indirect Subsidiaries.

(w) “Company Material Adverse Effect” means any event, change, state of facts, circumstance, development, effect or occurrence (x) that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the operations, business, financial condition, assets, liabilities or results of operations of the Company Group or the Business, taken as a whole; provided, however, that any adverse effect arising out of, resulting from or attributable to (i) an event or circumstance or series of events or circumstances affecting (A) the United States or the global economy generally or such capital, credit or financial markets generally, including (1) changes in interest or exchange rates and (2) any suspension of trading in securities, (B) political conditions of the United States or any other country in which the Company Group operates, or (C) any of the industries in which the Company Group operates or in which services of the Company Group are used; (ii) the negotiation, execution or the announcement of, the consummation of the transactions contemplated by, or the performance of obligations under, this Agreement or the other Transaction Documents, including by reason of the identity of Buyer or its Affiliates and any adverse effect to the extent proximately caused by the foregoing, including (A) shortfalls or declines in revenue, margins or profitability, (B) loss of, or disruption in, any customers, suppliers, vendors, distributors or other business relationships, or (C) loss of personnel; (iii) any actual or proposed changes in applicable Law or GAAP or the enforcement or interpretation thereof; (iv) actions specifically required to be taken or omitted pursuant to this Agreement or taken upon Buyer’s written request; (v) the effect of any action taken by Buyer or its Affiliates with respect to the transactions contemplated hereby or with respect to the Company Group or the Sellers; (vi) any acts of God, including tornados, earthquakes, hurricanes, flooding, disease outbreaks, pandemics, epidemics, public health crises or other similar events, including the COVID-19 pandemic, or any worsening of such events or circumstances; (vii) any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions; (viii) any failure to meet projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided, that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); or (ix) Sellers’ or the Company Group’s (A) failure to take a reasonable and appropriate action with respect to the Business in response to COVID-19 as a result of Buyer’s denial of consent pursuant to Section 6.1(b) or (B) taking actions with respect to the Business in response to COVID-19 with Buyer’s prior written consent pursuant to Section 6.1(b), shall, in each such case, not be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably likely to occur; provided, that in the case of the foregoing clauses (i), (iii), (vi) and (vii), any such event, change, state of facts, circumstance, development, effect or occurrence, individually or in the aggregate, may be taken into account in determining whether a Company Material Adverse Effect has occurred or would be expected to occur to the extent such event, change, state of facts, circumstance, development, effect or occurrence affects or would reasonably be expected to affect the Company Group, the Business or its or their assets or financial condition in a materially disproportionate manner relative to other participants in the industries or markets in which the Company Group or Business operates or (y) specific to the Company Group or the Sellers that would reasonably be expected to materially impair or delay to a date later than the End Date (as the same may be extended from time to time) the Company Group’s or Sellers’ ability to consummate the transactions contemplated hereby.

(x) “Company-Owned Intellectual Property” means any Intellectual Property owned or purported to be owned by the Company Group and used or held for use in the operation of the business of the Company Group or the Business as currently conducted.

(y) “Company Plan” means each Employee Plan entered into, maintained, sponsored, contributed to or required to be contributed to, as the case may be, solely by any Company Group member or under which solely any Company Group member may incur any Loss, but for the avoidance of doubt, excluding any Parent Plan.

(z) “Court” means any court or arbitration tribunal of the United States, any domestic state or any foreign country and any political subdivision or agency thereof.

(aa) “COVID-19” means the novel coronavirus disease, COVID-19 virus (SARS-COV-2 and all related strains and sequences) or mutations (or antigenic shifts or drifts) thereof or a disease or public health emergency resulting therefrom.

(bb) “COVID-19 Funds” means all grants, payments, distributions, funds, credits, refunds or other relief provided under the CARES Act, the Paycheck Protection Program Act, or any other program authorized by any Governmental Authority or Government Program in response to COVID-19, including the Paycheck Protection Program, Employee Retention Credit, Main Street Loan Program, Provider Relief Fund, Small Rural Hospital Improvement Program, Assistant Secretary for Preparedness and Response or Hospital Preparedness Program Grants, or any other Law or program enacted, adopted or authorized in response to or in connection with COVID-19; provided, that COVID-19 Funds does not include any Medicare Advance Payments.

(cc) “Employee Retention Credit” means the employee retention tax credit set forth in Section 2301 of the CARES Act (as modified by the Consolidated Appropriations Act, 2021).

(dd) “Escrow Agent” means JPMorgan Chase & Co.

(ee) “Estimated Closing Date Cash on Hand” means the Sellers’ good faith estimate of Closing Date Cash on Hand, as set forth in the Closing Calculation to be delivered pursuant to Section 2.6.

(ff) “Estimated Closing Date COVID-19 Relief Indebtedness” means the Sellers’ good faith estimate of Closing Date COVID-19 Relief Indebtedness, as set forth in the Closing Calculation to be delivered pursuant to Section 2.6.

(gg) “Estimated Closing Date Indebtedness” means the Sellers’ good faith estimate of Closing Date Indebtedness, as set forth in the Closing Calculation to be delivered pursuant to Section 2.6.

(hh) “Estimated Closing Date Net Working Capital” means the Sellers’ good faith estimate of Closing Date Net Working Capital, as set forth in the Closing Calculation to be delivered pursuant to Section 2.6.

(ii) “Estimated Selling Expenses” means the Sellers’ good faith estimate of Selling Expenses, as set forth in the Closing Calculation to be delivered pursuant to Section 2.6.

(jj) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(kk) “Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.

(ll) “Fraud” means, with respect to a party to this Agreement, actual and intentional common law fraud (and not negligent misrepresentation or omission, or any form of constructive fraud or equitable fraud or fraud that does not require proof of scienter) due to a false representation of material fact by such party with respect to the making of a representation or warranty by such party set forth in this Agreement (as qualified by the Company Disclosure Schedule) or the certificate delivered pursuant to Section 2.8(a) of this Agreement (the “Closing Certificate”) with the specific intent to induce another party to enter into this Agreement and upon which the claiming party justifiably relied, in each case, as determined in a non-appealable final determination of a court of competent jurisdiction. For the avoidance of doubt, nothing in this Agreement shall, or is intended to, reduce Buyer’s burden of proof or pleading for any Claim based upon Fraud (or any other basis), or to restrict the scope of the disclaimers and/or acknowledgements of non-reliance by Buyer set forth in Section 3.27 and Section 5.9.

(mm) “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

(nn) “Government Program” means any of the Medicare Program, Medicaid Program, TRICARE or any other federal, state or local reimbursement or health care program paid for by a Governmental Authority, including any alternative payment model, demonstration or pilot program or shared savings program for health care services administered and paid for by any Governmental Authority.

(oo) “Governmental Approval” means any consent, approval, Order or authorization of, or registration, declaration or Filing with, Permit from any Governmental Authority.

(pp) “Governmental Authority” means any federal, state, provincial, local, municipal or other political subdivision agency, division, department or Court or other governmental authority of the United States or of any foreign country and any political subdivision, agency, division, department or Court thereof, including any administrative agency or commission, and any person or entity acting under a grant of authority from any governmental agency or authority, including, but not limited to, a Medicare fiscal intermediary or administrative contractor, zone program integrity contractor, or unified program integrity contractor.

(qq) “Health Care Legal Requirements” means all Laws relating to the provision of health care items and services by, and the business and operation of, entities providing the same or similar services as the Business or the Company Group, including Laws relating to Health Care Permits, the provision of health care services to enrollees of Payors, reporting and disclosure requirements to Governmental Authorities, the prohibition or regulation of fraud and abuse, patient inducements, patient referrals, anti-kickback, anti-referral, fee-splitting, false claims, the submission of bills, claims or similar requests for payment, coding, coverage, reimbursement, claims submission, billing and collections, insurance fraud, the administration of health care claims or benefits, processing or payment for health care services, treatment, or supplies furnished by Providers, credentialing, licensure, certification, and the corporate practice of medicine, including but not limited to the following Laws: the federal Medicare and Medicaid statutes (which include, but are not limited to, 42 U.S.C. §§ 1320, 1320a-7, 1320a-7a, 1320a-7b), the federal “Anti-Kickback Statute” (42 U.S.C. § 1320a-7b(b)), the “Stark Law” (42 U.S.C. § 1395nn), the “Civil False Claims Act” (31 U.S.C. §§ 3729 et seq.), the civil monetary and criminal penalties for acts involving federal health care programs (42 U.S.C. § 1320a-7b), HIPAA and other Information Privacy or Security Laws, the Patient Protection and Affordable Care Act of 2010 (Public Law 111-148), the Medicare Prescription Drug, Improvement and Modernization Act (Pub. Law No. 108-173, 117 Stat. 2066), the Patient Safety and Quality Improvement Act (PL109-41), and with respect to each of the above any ordinance, rule, regulation or order issued thereunder or with respect thereto, and comparable state Laws.

(rr) “Health Care Permit” means any Permit (including certificates of need or related approvals), accreditations, provider or supplier numbers, consents, qualifications or certifications granted by any Health Care Regulatory Body or Government Program relating to or affecting the provision of health care services or the reimbursement of health care items or services.

(ss) “Health Care Regulatory Body” means any agency, board, authority, body, accreditation organization or other Governmental Authority having jurisdiction over the provision of health care services or the reimbursement of health care costs.

(tt) “HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), as amended by the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5) and their implementing regulations set forth at 45 CFR Part 160, 162 and 164.

(uu) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(vv) “Income Tax” means any Tax imposed on or determined in whole or in part with reference to income, gross receipts, profits or similar measure, including any interest, penalty or other addition with respect thereto.

(ww) “Income Tax Return” means any Tax Return with respect to any Income Tax.

(xx) “Indebtedness” means, without duplication all liabilities and obligations in respect of (i) the Company Group’s outstanding indebtedness for borrowed money and all obligations represented by bonds, notes, debentures or similar instruments, including accrued interest related thereto, (ii) the Company Group’s outstanding indebtedness with respect to advance payments received by the Company Group and not repaid or recouped prior to the Closing from the Centers for Medicare & Medicaid Services pursuant to the Accelerated and Advance Payment Program (such indebtedness described in this clause (ii), the “Medicare Advance Payments”), (iii) the Pre-Closing Income Tax Amount, (iv) unpaid payroll or other employment Taxes for any Pre-Closing Tax Period deferred pursuant to Section 2302 of the CARES Act (“CARES Tax Deferral”), (v) letters of credit, performance bonds, bankers’ acceptances and similar obligations if and to the extent drawn, (vi) any interest rate swap, forward contract or other hedging arrangement, (vii) any deferred purchase price for property, services, securities or other assets in respect of which such Person is liable, contingently or otherwise (including any contingent payments, indemnities, “seller notes” and “earn-out” payments payable with respect to the acquisition of any business, assets or securities, in each case valued at the maximum amount due), (viii) accrued but unpaid severance payment obligations, (ix) to the extent not eliminated, discharged or otherwise settled at or prior to the Closing in accordance with Section 6.5(b), any Intercompany Account any member of the Company Group, on the one hand, and any of the Sellers or their respective Affiliates (other than the Company Group), on the other hand, (x) any accrued and unpaid interest on any of the foregoing obligations in clauses (i) through (ix) computed as though payment is being made in respect thereof on the applicable date, (xi) any breakage costs, prepayment penalties or fees or other similar amounts on any of the foregoing obligations in clauses (i) through (ix) that are due or will be paid at Closing as a result of any payment of such Indebtedness on the Closing Date, and (xii) any guaranty of any indebtedness of any Person described in clauses (i) though (x). Notwithstanding the foregoing, Indebtedness does not include (a) any operating or lease obligations (including capital leases), (b) any undrawn letters of credit, performance bonds, bankers’ acceptances or similar obligations, (c) any intercompany obligations between or among the members of the Company Group, (d) any Selling Expenses, (e) any amount included in the calculation of Net Working Capital, or (f) any liabilities or other obligations with respect to Program Denials that are or would be indemnified or indemnifiable pursuant to Section 11.2(a)(iii).

(yy) “Information Technology Systems” means the hardware, software, data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, owned, leased or licensed by (a) a member of the Company Group or (b) Sellers or any of their Affiliates (other than the Company Group) to the extent used in connection with the Business or the business of the Company Group.

(zz) “Intellectual Property” means all intellectual property rights of any type in any jurisdiction, including in or to the following: (i) trademarks, service marks, corporate names, Internet domain names, whether or not trademarks, together with all the goodwill associated with each of the foregoing; (ii) copyrights and rights in any copyrightable subject matter; (iii) patents, patentable designs and inventions, and patent disclosures; (iv) trade secrets and confidential information; (v) the right to use the names and likenesses of natural persons and publicity and privacy rights generally; (vi) software; or other intellectual property, and any registrations or applications to register any of the foregoing.

(aaa) “Knowledge” means, with respect to the Sellers, the Companies and/or Company Group, the actual knowledge (after reasonable inquiry, but in no event encompassing constructive, imputed or similar concepts of knowledge) of                             , and with respect to Buyer, the actual knowledge (after reasonable inquiry, but in no event encompassing constructive, imputed or similar concepts of knowledge) of                             ; provided, however, that it is understood and agreed that the individuals listed above shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby.

(bbb) “Law” means all laws, statutes, ordinances, directives, Regulations and similar mandates of any Governmental Authority, including all Orders having the effect of law in any jurisdiction.

(ccc) “Lien” means any lien, mortgage, deed of trust, charge, pledge, claim, easement, encroachment, servitude, transfer restriction under any stockholder or similar agreement, encumbrance or security interest; provided, however, that, except as used in Section 4.3 herein, the term “Lien” shall not include (i) liens for Taxes that are not yet delinquent or that are being contested in good faith and for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (ii) liens incurred in the ordinary course of business to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) covenants, restrictions, conditions, easements, rights of way, zoning ordinances and other similar liens affecting the Company Leased Real Property which, individually or in the aggregate, do not interfere with the use or occupancy of such Company Leased Real Property or the operation of the Business, (iv) purchase money or similar vendor liens and liens in favor of carriers, warehousemen, mechanics and materialmen, or other similar liens incurred in the ordinary course of business that are not yet due and payable, (v) liens or restrictions imposed on the Sellers’ or Company Group’s transfer of securities imposed by applicable state, federal and foreign securities Laws, and (vi) any other liens that have been incurred or suffered in the ordinary course of business and that would not reasonably be expected to be, individually or in the aggregate, material to the Company Group or the Business, taken as a whole.

(ddd) “Loss” or “Losses” means any and all liabilities, Claims, Taxes, damages, penalties, fines, judgments, awards, settlements, recoupments, costs, fees (including reasonable investigation fees, Court costs and fees of expert witnesses), expenses (including reasonable attorneys’ fees) and disbursements, together with all amounts paid in defense or settlement and all amounts reasonably incurred in connection with enforcing any rights.

(eee) “Material COVID-19 Action” means (i) any workforce reduction, furlough, shut down or closure of any agency, facility or other material operations of the Company Group, sale or divestiture of any material assets or incurrence of Indebtedness in excess of $100,000 individually or $250,000 in the aggregate, in each case taken by or with respect to the Company Group in response to COVID-19 or (ii) any other action taken by or with respect to the Company Group in response to COVID-19 that would be binding upon the Company Group following Closing that has had or would reasonably be expected to impose liabilities following the Closing on the Company Group that would be material to the Company Group, taken as a whole, that are not reflected in the Reference Balance Sheet, in each case, excluding applying for, reporting, conducting audits, requesting or otherwise seeking, or accepting or repaying, or taking any similar action with respect to, any COVID-19 Funds.

(fff) “Medicaid” or “Medicaid Program” means the health care program established under Title XIX of the Social Security Act, which provides health care insurance for low income individuals.

(ggg) “Medicare” or “Medicare Program” means the health care program established under Title XVIII of the Social Security Act, which provides health insurance for individuals sixty-five (65) and over, individuals with end-stage renal disease, and certain disabled individuals.

(hhh) “Net Working Capital” means, without duplication, (i) the sum of the current assets of the Company Group that are included in the line item categories of current assets specifically identified in the Example Calculation, minus (ii) the sum of (A) the current liabilities of the Company Group plus (B) the Accrued Employee Obligations, each of which are included in the line item categories of current liabilities specifically identified in the Example Calculation, in each case, subject to the adjustments (if any) set forth in and only if included as line items in the Example Calculation. In no event will the determination of Net Working Capital include Cash on Hand or any liability or obligation related to Income Taxes, Program Denials, Selling Expenses or Indebtedness. An example of the calculation of Net Working Capital is set forth on Annex B hereto (the “Example Calculation”). The Estimated Closing Date Net Working Capital and the Final Closing Date Net Working Capital shall be calculated in good faith in accordance with the Accounting Principles and, with respect to other receivables, net, the Example Calculation. The parties agree that the purpose of preparing and calculating the Net Working Capital hereunder is solely to measure changes in Net Working Capital without the introduction of different accounting methods, policies, practices, procedures, reserves, accruals, classifications, judgments or estimation methodologies of GAAP and taking into account only those components (i.e. line items) used in calculating the Example Calculation.

(iii) “OIG” means the Office of the Inspector General of the United States Department of Health and Human Services.

(jjj) “Operating Agreement” an operating agreement of the JV LLC to be entered into and effective upon the Closing, in substantially the form attached hereto as Exhibit A.

(kkk) “Order” means any binding judgment, order, writ, injunction, award, directive, bringing agreement, stipulation ruling or decree of, or any settlement under the jurisdiction of, any Court or Governmental Authority.

(lll) “Parent Business Employee” means any employee of Parent or its Affiliates (other than the Company Group) who (i) is and has been since the last 12 months prior to the date hereof (or since their hire date, if later) spending all or substantially all of their working time on behalf of Sellers and their Affiliates performing services for or in support of the Company Group or its business or (ii) is set forth on Section 7.4(a)(i) of the Company Disclosure Schedule.

(mmm) “Parent Plan” means each Employee Plan in which a Continuing Employee (disregarding the temporal limitation contained in such definition) participates or had participated in, that is (or was at the relevant time) entered into, sponsored, maintained, contributed to or required to be contributed to, as the case may be, by Seller or its Affiliates (other than the Company Group), or under which Seller or its Affiliates (other than the Company Group) may incur any Loss.

(nnn) “Paycheck Protection Program Act” means the Paycheck Protection Program and Health Care Enhancement Act, P.L. 116-139, and the rules and regulations promulgated thereunder.

(ooo) “Payor” means any Private Program or Government Program.

(ppp) “Permits” means all authorizations, consents, approvals, licenses, registrations, certificates, orders, permits, franchises, waivers, concessions, exemptions or other rights and privileges issued by any Governmental Authority.

(qqq) “Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

(rrr) “Personal Information” means any information with respect to which there is a reasonable basis to believe that the information can be used to identify an individual, including “protected health information” as such term is defined in 45 C.F.R. § 160.103, demographic information not otherwise publicly available, Social Security numbers and individually identifiable information that is the subject of Privacy Statements.

(sss) “Pre-Closing Reorganization” means the internal restructuring transactions or other actions undertaken at or prior to the Closing in preparation for, to facilitate, the transactions contemplated by this Agreement (including any direct or indirect conveyance, transfer or assignment of assets or liabilities attributable to the Company Group by any Seller or Affiliate thereof) set forth in Section 1.1(sss) of the Company Disclosure Schedule.

(ttt) “Pre-Closing Income Tax Amount” means an amount (which shall not be less than zero) equal to any unpaid Income Taxes of any member of the Company Group for any Pre-Closing Tax Period as to which taxable period or portion thereof the relevant Tax Return has not yet been filed as of the Closing Date; provided that, Pre-Closing Income Tax Amount shall (i) in the case of Taxes relating to a Straddle Period, such amount shall be (A) calculated based on or measured by income, receipts, transactions, withholding, or employment, on an “interim closing of the books” basis as if the taxable year of each member of the Company Group ended as of the end of the Closing Date, adjusted as provided in Section 10.2, and (B) imposed on a periodic basis, by multiplying such Taxes by a fraction the numerator of which is the number of days in the taxable period ending at the Closing Date and the denominator of which is the number of days in such period, (ii) be calculated with respect to each member of the Company Group only for each jurisdiction in which such Person has previously filed Tax Returns with respect to Income Taxes; (iii) be calculated in accordance with the past practice (including reporting positions, jurisdictions and types of Income Taxes, elections and accounting methods) of each member of the Company Group in preparing Tax Returns, unless otherwise required by applicable Law, (iv) disregard any financing or refinancing arrangements entered into at any time by or at the direction of Buyer or any of its Affiliates or any other transactions entered into by or at the direction of Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement, (v) exclude any Taxes attributable to transactions by Buyer outside the ordinary course of business on the Closing Date after the time of the Closing, (vi) disregard any liabilities for accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent Taxes or with respect to uncertain Tax positions and any liabilities arising from any change in accounting methods, (vii) exclude all deferred tax liabilities established under GAAP for the purpose of reflecting timing differences between GAAP and tax income, and (viii) exclude any Income Taxes required to be reflected on any Tax Return of any Seller Affiliated Group and Income Taxes that a Seller is required to remit (or cause to be remitted) with respect to any other Seller Tax Return.

(uuu) “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, for any Straddle Period, the portion through the end of the day on the Closing Date.

(vvv) “Private Duty Home Health Service Business” means the business of providing private duty home health services, whether to any residents of any independent living facility, assisted living facility, or other facility owned, operated or managed by any Seller or their respective Affiliates or to any individual not residing in a facility owned, operated or managed by any Seller or their respective Affiliates and regardless of how such business is licensed. Private Duty Home Health Service Business does not include any business that involves the provision of skilled nursing, therapy or medical services that are reimbursed or reimbursable by Medicare.

(www) “Private Program” means any nongovernment health care plan or health care reimbursement program, managed care plan or private payor or program, including any private insurance program, employer-sponsored programs under ERISA, private insurance payor or program, health care service plan, health insurance company, health maintenance organization, self-insured employee, or any other third-party nongovernmental payor.

(xxx) “Proceeding” means any legal, administrative, arbitral or other proceeding, suit, action or governmental or regulatory investigation before or by any Governmental Authority.

(yyy) “Program Denials” means all claims denied by a Government Program or a Private Program arising from audits, appeals, or probes of claims for which any member of the Company Group has been notified in writing prior to Closing.

(zzz) “Provider Relief Fund” means the Public Health and Social Services Emergency Fund for provider relief under the CARES Act and the Paycheck Protection Program Act.

(aaaa) “Providers” means any primary care physicians or physician groups, medical groups, ambulatory surgery centers, independent practice associations, specialist physicians, dentists, optometrists, pharmacies and pharmacists, radiologists or radiology centers, laboratories, mental health professionals, chiropractors, physical therapists, hospitals, skilled nursing facilities, extended care facilities, other health care or services facilities, durable medical equipment suppliers, home health agencies, and any other specialty, ancillary or allied health professionals.

(bbbb) “Reference Time” means 11:59:59 p.m. Central Time on the day immediately prior to the Closing Date.

(cccc) “Regulations” means any rule or regulation of any Governmental Authority.

(dddd) “Relief Fund Payment Terms and Conditions” means the terms and conditions established by the Department of Health and Human Services or the applicable Governmental Authority for the receipt of funds from the Provider Relief Fund or any CARES Act, Paycheck Protection Act or other COVID-19 grant, payment, distribution, or other relief program and all related guidance promulgated thereunder.

(eeee) “Representation and Warranty Insurance Policy” means the representation and warranty insurance policy purchased by Buyer on the date hereof and which is, subject to Article XI, the sole recourse for breaches of the Companies’, Parent’s and the Sellers’ representations and warranties set forth herein, in the form of Annex C attached hereto.

(ffff) “Representatives” means, with respect to any Person, such Person’s owners, officers, managers, employees, investment bankers, attorneys, accountants, financial or other advisors or other agents.

(gggg) “Restricted Area” means the continental United States of America.

(hhhh) “Restricted Business Activities” means the business of providing home health, hospice or outpatient rehabilitation services (other than any outpatient rehabilitation services provided to any residents of any skilled nursing facility providing skilled nursing services that is owned, operated or managed by any Seller or their respective Affiliates (“Skilled Nursing Outpatient Rehabilitation Services”)) and excluding, for the avoidance of doubt, the senior living business and related monthly rent and care charges earned by the senior living business and providing private duty home health services, including operating the Private Duty Home Health Service Business.

(iiii) “Retained Business” means any business conducted by Sellers and their Affiliates, excluding the Business.

(jjjj) “Securities Act” means the U.S. Securities Act of 1933, as amended.

(kkkk) “Seller Affiliated Group” means any Affiliated Group the common parent of which is (i) Parent, (ii) any Affiliate of Parent, (iii) any Company or (iv) any Subsidiary of any Company.

(llll) “Sellers’ Names and Marks” means any and all trademarks, service marks, trade names, trade dress, acronyms, tag-lines, slogans, logos, Internet domain names, URLs, personalized subdomains, social media usernames (e.g., Twitter handles), and other digital identifiers and other indicia of origin owned by, and which will, following the Closing, continue to be owned by, the Sellers and their Affiliates (other than the Company Group) and that were used in the Business in the twelve (12) months prior to the Closing Date, including as set forth in Section 3.15(a) of the Company Disclosure Schedule.

(mmmm) “Selling Expenses” means, in each case, (and in the case of clauses (i) and (ii) solely to the extent incurred at or prior to Closing or relating to services rendered at or prior to Closing but not paid prior to the Closing), (i) the fees and expenses payable by the Sellers and/or the Company Group to Bass, Berry & Sims and any other attorneys engaged by the Sellers and/or the Company Group in connection with the sale process of the Company Group or this Agreement and the transactions and other agreements contemplated by this Agreement, (ii) the fees and expenses payable by the Sellers and/or the Company Group to BofA Securities, Inc. and other advisors, including accountants, auditors and other experts, engaged by the Sellers and/or the Company Group and incurred in connection with the sale process of the Company Group or this Agreement and the transactions and other agreements contemplated by this Agreement, and (iii) any severance, bonus, retention, change of control and other compensatory payments or similar benefits that become payable by the Company Group as a result of, or in connection with, the consummation of the transactions contemplated hereby, in each case, only if triggered without the requirement of any further action following the Closing by Buyer, the Company Group or any of their respective Affiliates (including any termination of employment or service agreements following the Closing), including, for the avoidance of doubt, the employer-paid portion of any employment or payroll Taxes attributable to the payment of amounts described in this subsection (iii). For the avoidance of doubt, in no event shall Selling Expenses be deemed to include any fees or expenses payable to the Escrow Agent, related to the Representation and Warranty Insurance Policy (including any retention amounts) or otherwise owed by Buyer or its respective Affiliates (in each case, whether or not to be paid by a member of the Company Group after Closing) to any of their financial advisors, attorneys, accountants, advisors, consultants or other Representatives, or any Filing fees (including HSR Act fees) with any Governmental Authority relating to the transactions contemplated hereby, or any other fees or expenses initiated or incurred at the request of Buyer or its Representatives or otherwise allocated to Buyer pursuant to this Agreement.

(nnnn) “Shared Contracts” means all material contracts to which a Seller, Parent, or one of its Affiliates (other than the Company Group) are a party that are related both to the Business, on the one hand, and the Retained Business, on the other hand, other than any contracts for general, corporate and administrative or similar services; provided that all contracts related to any Third Party Payor Programs and all real property leases (whether written, oral or implied) shall be deemed to be “material contracts” for the purposes of this definition as such term is used in Section 6.10.

(oooo) “Straddle Period” means any taxable period beginning before and ending on or after the Closing Date.

(pppp) “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other legal entity of which such Person owns, directly or indirectly, greater than fifty percent (50%) of the capital stock or other equity interests that are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture, limited liability company or other legal entity or to vote as a general partner thereof.

(qqqq) “Target Closing Date Net Working Capital” means $37,300,000.

(rrrr) “Tax” or “Taxes” means any federal, state, local, foreign or non-U.S. income, excise, capital stock, profits, social security (or similar), disability, registration, value added, estimated, gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, unemployment, disability, pension insurance contributions, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties, margin, privilege, intangibles, capital gains, lease, inventory, rent, service, hospital, provider, environmental, unclaimed property, escheat obligations and other similar taxes, fees, assessments or charges in the nature of a tax, together with all interest, penalties, and additions thereto imposed by any taxing authority (domestic or foreign) with respect thereto, whether disputed or not.

(ssss) “Tax Returns” means all returns, declarations, reports, claims for refund and information statements and returns relating to Taxes, including any schedules or attachments to any of the foregoing, and including any amendment thereof.

(tttt) “Third Party Payor Program” means all healthcare plans or healthcare reimbursement programs in which a third party other than the patient is responsible for payment in which the Company participates with regard to a healthcare service owned, operated or managed by the Company or any of its Subsidiaries, including Government Programs and Private Programs.

(uuuu) “Transaction Documents” means this Agreement, the Transition Services Agreement, the Operating Agreement, the Working Capital Escrow Agreement and all other agreements, instruments and certificates contemplated hereby or thereby to which any party is a party in connection with the transactions contemplated by this Agreement.

(vvvv) “Transition Services Agreement” means the Transition Services Agreement to be dated as of the Closing Date, by and among Sellers, Buyer and the Companies, in the form attached hereto as Exhibit B.

(wwww) “Working Capital Escrow Agreement” means that certain agreement among the Escrow Agent, Buyer and the Sellers, in substantially the form attached hereto as Exhibit C.

(xxxx) “Working Capital Escrow Amount” means cash in an amount equal to $10,000,000.

(yyyy) “Working Capital Escrow Fund” means the Working Capital Escrow Amount, and all interest and earnings thereon, as may be reduced from time to time as a result of disbursements thereof pursuant to the Working Capital Escrow Agreement.

1.2 Table of Defined Terms. Terms that are not defined in Section 1.1 have the meanings set forth in the following Sections:

Accrued Employee Obligations	7.4(c)
Adjustment Statement	2.10(a)
Affiliated Transaction	3.21
Agreement	Preamble
Arbitrating Accountant	2.10(c)
ARC	Preamble
ARC Securities	Recitals
ARC Target	Preamble
ARCPI	Preamble
ARCPI Securities	Recitals
ARCPI Target	Preamble
Balance Sheet Date	3.8(a)
Bass, Berry & Sims	2.10(e)
BofA	3.20
Buyer	Preamble
Buyer Equity Percentage	Recitals
Buyer Guarantor	Preamble
Buyer Indemnitees	11.2(a)
Buyer Material Adverse Effect	5.4
Buyer Plans	7.4(b)(ii)
Buyer Released Claims	7.2(b)
Buyer Released Parties	7.2(b)
CARES Tax Deferral	1.1(xx)
Closing	2.7
Closing Calculation	2.6
Closing Cash Amount	2.2
Closing Certificate	1.1(ll)
Closing Date	2.7
Company Leased Real Property	3.13(d)
Company Leases	3.13(d)
Competing Business	7.7(b)
Confidentiality Agreement	6.2(b)
Continuing Employees	7.4(b)(ii)
Controlled Group Liability	3.11(c)
Cost Reports	3.19(f)
D&O Indemnified Person	7.1(c)
Employee Census File	3.12(c)
Employee Plan	3.11(a)
End Date	9.1(b)
Enforceability Exceptions	3.4
Environmental Laws	3.18(c)(i)
Environmental Permits	3.18(c)(ii)
Equity Awards Schedule	3.11(h)
ERISA	3.11(a)
Example Calculation	1.1(hhh)
Exception Claim	11.3(a)
Final Closing Date Cash on Hand	2.10(a)

Final Closing Date Net Working Capital	2.10(a)
Final Indebtedness	2.10(a)
Final COVID-19 Relief Indebtedness	2.10(a)
Final Selling Expenses	2.10(a)
Financial Statements	3.8(a)
Guaranteed Obligations	12.21(a)
Guaranteed Parties	12.21(a)
Guaranty	12.21(a)
Hazardous Substances	3.18(c)(iii)
HCA	1.1(c)
Indemnified Party	11.3(a)
Indemnified Persons	7.1(a)
Indemnifying Party	11.3(a)
Independent Contractors List	3.12(c)
Information Privacy or Security Laws	.3.19(e)
Intercompany Accounts	6.5(b)
IP License	3.15(b)
IP Registrations	3.15(a)
JV LLC	Recitals
Key Payor	3.23
Key Supplier	3.22
KPMG	2.10(e)
Lookback Date	3.19(a)
Malicious Code	3.16(a)
Material Contracts	3.6(a)
Medicare Advance Payments	1.1(xx)
NOC	Preamble
NOC Securities	Recitals
NOC Target	Preamble
OFAC	3.25
Offered Employees	7.4(a)
Parent	Preamble
Parent 401(k) Plan	7.4(d)
Parent Employment Liabilities	7.4(a)(iii)
Post-Closing Representation	12.11(b)
Prior Owned Businesses	3.26
Privacy Statements	3.19(e)
Protected Communications	12.11(a)
Protest Notice	2.10(b)
Purchase Price	2.2
Reference Balance Sheets	3.8(a)
Release	3.18(c)(iv)
Relevant Persons	3.24
Restricted Parties	7.7(a)
Retirement Plans	3.11(f)
Securities	Recitals
Section 754 Election	10.7

Seller Guarantees	6.5(a)
Seller Tax Claim	10.4(a)
Seller Tax Return	10.1(a)
Sellers	Preamble
Sellers’ Released Claims	7.2(a)
Sellers’ Released Parties	7.2(a)
Senior Employees	7.7(a)

Skilled Nursing Outpatient Rehabilitation Services	1.1(hhhh)
Survival Period	11.1
Target Securities	Recitals
Tax Allocation	10.7
Third Party Claim	11.3(a)

ARTICLE II.

SALE AND PURCHASE

2.1 Sale and Purchase of Securities. At the Closing, subject to the terms and conditions of this Agreement, the Sellers shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase from the Sellers, 80% of all of the Securities held by the Sellers collectively in accordance with the Allocation Schedule, which shall constitute 80% of all of the Securities, free and clear of all Liens (other than restrictions on transfer which may arise under federal and state securities Laws).

2.2 Purchase Price. Subject to the adjustments set forth in Section 2.10, at the Closing, Buyer shall pay or cause to be paid by wire transfer of immediately available funds to the Sellers, in accordance with the Allocation Schedule, (a) cash in an aggregate amount of $400,000,000 (the “Purchase Price”), minus (b) the Estimated Closing Date Indebtedness multiplied by the Buyer Equity Percentage, plus (c) the Estimated Closing Date Cash on Hand multiplied by the Buyer Equity Percentage, plus (d) the amount by which Estimated Closing Date Net Working Capital is greater than the Target Closing Date Net Working Capital, if any, multiplied by the Buyer Equity Percentage, minus (e) the amount by which Estimated Closing Date Net Working Capital is less than the Target Closing Date Net Working Capital, if any, multiplied by the Buyer Equity Percentage, minus (f) the Estimated Closing Date COVID-19 Relief Indebtedness, minus (g) unpaid Estimated Selling Expenses, minus (h) the Working Capital Escrow Amount (such net amount being, the “Closing Cash Amount”).

2.3 Payments at Closing for Selling Expenses. Buyer shall pay by wire transfer of immediately available funds at the Closing any outstanding Selling Expenses; provided, however, that Selling Expenses subject to withholding Taxes shall be funded by Buyer to the applicable member of the Company Group’s designated payroll account for immediate processing and payment to the applicable Person(s) on the Closing Date.

2.4 Payment at Closing for Company Closing Indebtedness. Buyer shall pay by wire transfer of immediately available funds at the Closing any outstanding Company Closing Indebtedness.

2.5 Payment at Closing of Working Capital Escrow Amount. Buyer shall pay by wire transfer of immediately available funds at the Closing the Working Capital Escrow Amount to the Escrow Agent, on behalf of the Sellers, for deposit into an escrow account to be held by the Escrow Agent in accordance with the terms of this Agreement and the Working Capital Escrow Agreement.

2.6 Closing Calculation. Not later than five (5) Business Days prior to the Closing Date, the Companies shall deliver to Buyer a calculation (the “Closing Calculation”) setting forth the Estimated Closing Date Cash on Hand, the Estimated Closing Date Net Working Capital (calculated in accordance with the definition of Net Working Capital), the Estimated Closing Date Indebtedness, the Estimated Closing Date COVID-19 Relief Indebtedness and the Estimated Selling Expenses and the Closing Cash Amount resulting therefrom, together with wire instructions from each payee of such Estimated Selling

Expense and, to the extent requested by Buyer, accompanied by reasonable supporting details (including written invoices) and work papers. The Closing Calculation and each component thereof shall be prepared in accordance with this Agreement, the Accounting Principles and, with respect to other receivables, net, the Example Calculation. Buyer may deliver comments on the Closing Calculation to the Sellers on or before the date that is three (3) Business Days prior to the Closing Date, and the Sellers will consider in good faith any such comments delivered by Buyer, and if any adjustments are made, the Closing Calculation shall be revised accordingly; provided, that if disagreements are not resolved prior to the Closing Date, the applicable amounts set forth in the Closing Calculation delivered by the Sellers (as it may be adjusted to the extent mutually agreed) shall apply.

2.7 Closing. Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Section 9.1, and subject to the satisfaction of the conditions set forth in Article VIII, the closing of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m. (Nashville, Tennessee time) on the first calendar day of the first month following the month containing the first date on which all the conditions set forth in Article VIII shall have been satisfied (or waived in accordance with Section 12.2) (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time and/or date is agreed to by Buyer and the Sellers. The Closing shall take place at the offices of Bass, Berry & Sims PLC, 150 Third Avenue South, Suite 2800, Nashville, Tennessee 37201 or such other place as Buyer and the Sellers otherwise agree (including by means of facsimile, email or other electronic transmission). The date on which the Closing occurs is referred to herein as the “Closing Date.”

2.8 Deliveries by the Companies. At the Closing, the Companies shall deliver, or cause to be delivered, to Buyer the following:

(a) a certificate from an officer of Parent, given on behalf of Parent and not in such officer’s individual capacity, certifying to the effect that the conditions set forth in Sections 8.2(a), 8.2(b) and 8.2(f) have been satisfied;

(b) the Working Capital Escrow Agreement, executed by the Sellers;

(c) the Transition Services Agreement, executed by the Sellers and Companies;

(d) the Operating Agreement, executed by Parent, the Sellers and JV LLC;

(e) any assignments required to transfer the Securities to Buyer and reasonably requested by Buyer no later than five (5) Business Days prior to Closing, executed by the Sellers; and

(f) evidence of the resignation or removal (as applicable) of any officer, director and/or manager of the Company Group who is not an employee of the Company Group or anticipated to be a Continuing Employee.

2.9 Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to the Sellers the following:

(a) an aggregate amount in cash equal to the Closing Cash Amount, by wire transfer of immediately available funds to account(s) designated in writing by the Sellers to Buyer;

(b) a certificate from an officer of Buyer, given on behalf of Buyer and not in such officer’s individual capacity, certifying to the effect that the conditions set forth in Sections 8.1(a) and (b) have been satisfied;

(c) the Working Capital Escrow Agreement, executed by Buyer, together with the delivery of the Working Capital Escrow Amount by wire transfer of immediately available funds to the Escrow Agent thereunder pursuant to Section 2.5;

(d) the Transition Services Agreement and the Operating Agreement, each executed by Buyer; and

(e) (i) evidence of final payments and (ii) no termination or modifications since the date of this Agreement under the Representation and Warranty Insurance Policy.

2.10 Purchase Price Adjustments.

(a) As soon as reasonably practicable after the Closing Date, but not later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Sellers a reasonably detailed statement (the “Adjustment Statement”) setting forth Buyer’s calculations of Closing Date Cash on Hand (the “Final Closing Date Cash on Hand”), Closing Date Net Working Capital (the “Final Closing Date Net Working Capital”), Closing Date Indebtedness (the “Final Indebtedness”), Closing Date COVID-19 Relief Indebtedness (the “Final COVID-19 Relief Indebtedness”) and Selling Expenses (the “Final Selling Expenses”). The Final Closing Date Net Working Capital shall be calculated in accordance with the definition of Net Working Capital, the Accounting Principles and, with respect to other receivables, net, the Example Calculation. The Adjustment Statement shall be accompanied by reasonable supporting details and work papers and shall be prepared in accordance with this Agreement, the Accounting Principles and, with respect to other receivables, net, the Example Calculation and will entirely disregard (i) any and all effects on the assets or liabilities of the Company Group as a result of the transactions contemplated hereby (other than the Pre-Closing Reorganization) or of any financing or refinancing arrangements entered into at any time by Buyer or its Affiliates or any other transaction entered into by Buyer or its Affiliates in connection with the consummation of the transactions contemplated hereby, and (ii) any of the plans, transactions, or changes that Buyer or its Affiliates intends to initiate or make or cause to be initiated or made after the Closing with respect to the Company Group or their business or assets, or any facts or circumstances that are unique or particular to Buyer or its Affiliates or any of their assets or liabilities.

(b) If Buyer fails to timely deliver the Adjustment Statement, then the Sellers shall have the option, in their sole discretion, (i) to declare the Closing Calculation to be deemed the final Adjustment Statement hereunder, or (ii) to prepare the Adjustment Statement at Buyer’s expense; provided, however, if the Sellers elect to prepare and deliver the Adjustment Statement pursuant to this Section 2.10(b), then the Buyer shall have the right to object to the Adjustment Statement as if the Buyer was the Seller and subject to the same requirements (including with respect to timing) as set forth in this Section 2.10(b), mutatis mutandis. Within thirty (30) days after delivery of the Adjustment Statement and adequate reasonable supporting information as contemplated below, the Sellers may deliver written notice (a “Protest Notice”) to Buyer of any objections that the Sellers may have to the Adjustment Statement. Such Protest Notice shall set forth in reasonable detail the amount(s) in dispute. Upon receipt of the Adjustment Statement or as required to prepare the Adjustment Statement pursuant to clause (ii) above, the Sellers and their Representatives shall be given prompt and reasonable access upon written (including e-mail) request, during normal business hours, to the Company Group’s and their accountants’ books and records (including working papers, schedules and calculations), facilities and personnel to the extent reasonably relating to the preparation of the Adjustment Statement, including by Buyer making any applicable records available in electronic form where requested. The Sellers and their Representatives may make inquiries of Buyer, the Company Group and their respective Representatives regarding questions concerning or disagreements with the Adjustment Statement arising in the course of their review thereof, and Buyer shall use its, and shall cause the Company Group and their Representatives to use their respective, reasonable best efforts to cooperate with and promptly respond to such inquiries. If the Sellers do not provide a Protest Notice within the applicable thirty (30) day period, the Adjustment Statement shall be deemed to be final.

(c) Upon receipt of a Protest Notice, Buyer and the Sellers shall attempt in good faith to resolve any dispute regarding the Adjustment Statement (and all such discussions related thereto shall, unless otherwise agreed by Buyer and the Sellers, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule)). If Buyer and the Sellers are unable to resolve any disagreement with respect to the Adjustment Statement within thirty (30) days following Buyer’s receipt of the Protest Notice, then such dispute shall be submitted to Deloitte & Touche LLP (the “Arbitrating Accountant”); provided, however, if Deloitte & Touche LLP is unwilling or unable to serve as the Arbitrating Accountant, then the parties shall select an independent accounting firm of national reputation that is mutually acceptable to Buyer and the Sellers to serve as the Arbitrating Accountant. The Arbitrating Accountant will be instructed to send to Buyer and the Sellers, within thirty (30) days of the date on which such dispute is referred to such Arbitrating Accountant, its determination on each specific matter in dispute (and only such disputed matters), which calculation shall be between the determination prepared by the Sellers and Buyer for each such matter and shall be final and binding on all parties, absent manifest error. The Arbitrating Accountant shall make its determination of any matters in dispute based solely on the information submitted by the parties, as well as the terms and conditions of this Agreement, and not by an independent review. The Arbitrating Accountant will determine the allocation of the cost of the Arbitrating Accountant’s review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Arbitrating Accountant. For example, should the items in dispute total an amount equal to $1,000 and the Arbitrating Accountant awards $600 in favor of the Sellers’ position, sixty percent (60%) of the costs of the Arbitrating Accountant’s review would be borne by Buyer and forty percent (40%) of the costs of the Arbitrating Accountant’s review would be borne by the Sellers.

(d) Within five (5) Business Days after the final determination of the Adjustment Statement:

(i) if the sum of (1) the Final Closing Date Cash on Hand multiplied by the Buyer Equity Percentage, plus (2) the Final Closing Date Net Working Capital multiplied by the Buyer Equity Percentage, minus (3) the Final Indebtedness multiplied by the Buyer Equity Percentage, minus (4) the Final COVID-19 Relief Indebtedness, minus (5) the Final Selling Expenses, in each case, as finally determined pursuant to Sections 2.10(a), (b) and (c) above, as applicable, is greater than or equal to the sum of (A) the Estimated Closing Date Cash on Hand multiplied by the Buyer Equity Percentage, plus (B) the Estimated Closing Date Net Working Capital multiplied by the Buyer Equity Percentage, minus (C) the Estimated Closing Date Indebtedness multiplied by the Buyer Equity Percentage, minus (D) the Estimated Closing Date COVID-19 Relief Indebtedness, minus (E) the Estimated Selling Expenses, Buyer shall promptly pay by wire transfer of immediately available funds to the Sellers an amount in cash equal to the lesser of (x) such excess (if any) and (y) an amount equal to the amount in the Working Capital Escrow Fund, in accordance with the Allocation Schedule (if any) and the parties will instruct the Escrow Agent to release the Working Capital Escrow Fund to the Sellers in accordance with the Allocation Schedule; provided, that in no event shall Buyer have any liability in respect of the foregoing in excess of an amount equal to the amount in the Working Capital Escrow Fund (in addition to the release of the Working Capital Escrow Fund to the Sellers); or

(ii) if the sum of (1) the Final Closing Date Cash on Hand multiplied by the Buyer Equity Percentage, plus (2) the Final Closing Date Net Working Capital multiplied by the Buyer Equity Percentage, minus (3) the Final Indebtedness multiplied by the Buyer Equity Percentage, minus (4) the Final COVID-19 Relief Indebtedness, minus (5) the Final Selling Expenses, in each case, as finally determined pursuant to Sections 2.10(a), (b) and (c) above, as applicable, is less than the sum of (A) the Estimated Closing Date Cash on Hand multiplied by the Buyer Equity Percentage, plus (B) the Estimated Closing Date Net Working Capital multiplied by the Buyer Equity Percentage, minus (C) the Estimated Closing Date Indebtedness multiplied by the Buyer Equity Percentage, minus (D) the Estimated Closing Date COVID-19 Relief Indebtedness, minus (E) the Estimated Selling Expenses, the Sellers and Buyer shall direct the Escrow Agent to release an amount equal to such deficit to Buyer from the Working Capital Escrow Fund or, if such deficit is greater than the amount in the Working Capital Escrow Fund, all amounts in the Working Capital Escrow Fund; provided, if such deficit is less than the Working Capital Escrow Fund, the Sellers and Buyer shall direct the Escrow Agent to release the remainder of the Working Capital Escrow Fund to the Sellers in accordance with the Allocation Schedule.

(e) The parties agree that any of the Sellers and their Affiliates may engage KPMG US LLP (“KPMG”) and Bass, Berry & Sims PLC (“Bass, Berry & Sims”) and their respective Affiliates to advise or represent them in connection with the determination of the Final Closing Date Cash on Hand, Final Closing Date Net Working Capital and Final Selling Expenses and the matters addressed by this Section 2.10. Each party will enter into such waivers, indemnities and other agreements as KPMG and Bass, Berry & Sims and their respective Affiliates shall reasonably require to permit KPMG and Bass, Berry & Sims and their respective Affiliates to provide such advice or representation.

(f) The parties agree that any payments required under this Section 2.10 shall not be subject to offset for any reason. For the avoidance of doubt, recovery from the Working Capital Escrow Fund shall be the sole and exclusive remedy available to Buyer and its Affiliates (including, following Closing, the Company Group) for any matters covered by this Section 2.10.

(g) Except as provided in Section 7.4 or Article XI, the parties agree that, upon payment of the amounts provided in Section 2.10(d), none of the parties may make or assert any claim for any Loss in respect of any financial line item addressed or other matter resolved in accordance with this Section 2.10. For the avoidance of doubt, the calculations to be made pursuant to this Section 2.10 are not intended to be used to adjust for errors or omissions that may be found with respect to the Financial Statements or with respect to the Company Group’s Accounting Principles, on the one hand, and GAAP or Buyer’s or any of its Affiliates’ accounting principles, on the other, for which, in each case, Buyer’s rights under Article XI hereof or the Representation and Warranty Insurance Policy shall be its sole and exclusive remedy, as applicable.

(h) Any payments made pursuant to this Section 2.10 (other than fees paid to the Arbitrating Accountant) shall be treated by the parties as an adjustment to the Purchase Price for federal income tax purposes.

2.11 Withholding. Notwithstanding any other provision of this Agreement, and for the avoidance of doubt, (a) each payment made pursuant to this Agreement shall be made net of any Taxes required by applicable Law to be deducted or withheld from such payment and (b) any amounts deducted or withheld from any such payment shall be remitted to the applicable taxing authority and shall be treated for all purposes of this Agreement as having been paid. Notwithstanding the foregoing, the Person intending to deduct and withhold any such amounts shall notify Sellers in writing of its intention to deduct and withhold such amounts and the legal basis or authority for such withholding prior to the Closing Date or the due date of the applicable payment.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES

Except as set forth in the Company Disclosure Schedule, Parent and the Sellers hereby represent and warrant to Buyer as follows:

3.1 Organization and Qualification.

(a) Each member of the Company Group is a corporation, limited liability company or other organization duly incorporated or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation or organization except where the failure to be in good standing would not, individually or in the aggregate, be material to the Company Group or the Business, taken as a whole, and (i) has all the requisite corporate or other organizational power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and (ii) is duly qualified to do business and is, to the extent legally applicable, in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, except where the failure to have such power and authority or to be so qualified would not, individually or in the aggregate, be material to the Company Group or the Business, taken as a whole.

(b) From the date of its formation until the Closing, the JV LLC has not held any assets other than the Target Securities, incurred any liabilities or engaged in any activities other than assets, liabilities and activities incident to its formation or the maintenance of its existence or as required to be taken by the JV LLC in order to effect the Pre-Closing Reorganization and the other transactions contemplated by this Agreement and the other Transaction Documents.

3.2 Organizational Documents. The Companies have made available to Buyer a true and complete copy of the articles of incorporation, bylaws or similar organizational documents of each Company and each member of the Company Group, in each case as presently in effect.

3.3 Capitalization.

(a) The Securities collectively constitute one hundred percent (100%) of the total issued and outstanding equity interests in the JV LLC, all of which are owned by the applicable Sellers. The Target Securities collectively constitute one hundred percent (100%) of the total issued and outstanding equity interests in each of ARCPI Target, NOC Target and ARC Target, all of which are owned by the JV LLC. All Securities and Target Securities are duly authorized, validly issued, fully paid and (if applicable) nonassessable.

(b) Section 3.3(b) of the Company Disclosure Schedule lists each of each Company’s direct or indirect Subsidiaries, including its jurisdiction of incorporation, formation or organization. All of the outstanding equity interests of such Subsidiaries are 100% directly owned by other members of the Company Group and are duly authorized, validly issued, fully paid and non-assessable. Except for the capital stock of, or other equity interests in, its Subsidiaries, no Company beneficially owns any equity interests in any Person.

(c) Except pursuant to the applicable Company’s organizational documents, none of the outstanding Securities or equity interests of any member of the Company Group are subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or any similar right and none of such securities and equity interests were issued in violation of applicable securities Laws or the applicable member of the Company Group’s organizational documents. Except for the Securities, no other equity interests or other voting securities of any Company are issued or outstanding. There is no “phantom stock” or similar obligations of the members of the Company Group, and there are no obligations by any member of the Company Group to make any payments based on the price or value of any equity interests of the members of the Company Group or dividends paid thereon or revenue, earnings or financial performance or any other attribute of the members of the Company Group. The members of the Company Group do not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote with any holders of any Company Group’s equity securities on any matter.

(d) There are (i) no outstanding obligations, options, warrants, convertible securities (including convertible debt securities) or other rights, agreements, arrangements or commitments of any kind, directly or indirectly, relating to the equity interests of any member of the Company Group, or securities convertible or exchangeable into equity interests of any member of the Company Group, or obligating any member of the Company Group to issue or sell any equity interests in, such member of the Company Group, (ii) no outstanding contractual obligations of any member of the Company Group to repurchase, redeem or otherwise acquire any of its equity interests or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person, (iii) no voting trusts, shareholder agreements, registration rights agreements, proxies or other agreements or understandings, including calls, subscriptions, preemptive rights, purchase options, rights of first refusal and rights of first offer in effect with respect to the voting, issuance or transfer of any of the equity interests of any member of the Company Group, (iv) no declared and unpaid dividends on any equity interests of any member of the Company Group, (v) other than the organizational documents of the members of the Company Group as presently in effect (and true and complete copies of which have been made available to the Buyer), no agreements or understandings creating any Lien on, or relating to the ownership or transfer of, any equity interests in any member of the Company Group, and (vi) no outstanding contractual obligations, stock appreciation rights, profit interests or other rights, agreements, arrangements or commitments of any kind relating to the equity interests of any member of the Company Group or obligating any member of the Company Group to issue or sell any equity interests in any member of the Company Group.

(e) Except as set forth on Section 3.3(e) of the Company Disclosure Schedule, no Company has any Indebtedness.

3.4 Authority; Enforceability. Each Company has the requisite corporate or company power (as the case may be) and authority to execute and deliver each Transaction Document to which it is a party and each other instrument required to be executed and delivered by it at the Closing and to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by each Company of each Transaction Document and each other instrument required to be executed and delivered by it at the Closing, the performance of its respective obligations thereunder and the consummation of the transactions contemplated thereby have been duly and validly approved by such Company’s board of directors or manager(s) (as the case may be) and have been duly and validly authorized by all corporate or company action, and no other proceeding on the part of such Company or the board of directors or manager(s) (as the case may be) or equityholders of such Company is necessary to authorize any Transaction Document to which such Company is a party or any other instrument required to be executed and delivered by such Company at the Closing or the consummation of the transactions contemplated thereby. This Agreement and each other Transaction Document has been (or will be, as applicable, when executed and delivered) duly and validly executed and delivered by each Company party thereto and, assuming the due authorization, execution and delivery thereof by each other party hereto or thereto, constitutes (or will constitute, as applicable, when executed and delivered) a legal, valid and binding obligation of such Company, enforceable against such Company, as applicable, in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at law) (collectively, the “Enforceability Exceptions”).

3.5 No Conflict; Required Filings and Consents.

(a) Except for filings under the HSR Act and as set forth on Section 3.5(a) of the Company Disclosure Schedule, the execution and delivery by the Sellers and the Companies, as applicable, of this Agreement, the other Transaction Documents to which the Sellers or any Company is a party or any instrument required by this Agreement to be executed and delivered by the Sellers and such Company on the Closing do not, and the performance of this Agreement, the other Transaction Documents to which the Sellers or any Company is a party and any instrument required by this Agreement to be executed and delivered by it on or prior to the Closing shall not, (i) conflict with, require a consent or notice under or violate the organizational documents of any member of the Company Group, (ii) conflict with, require a consent or notice under or violate any Law or Order applicable to the Sellers or any member of the Company Group or by which any of such member of the Company Group’s properties, rights or assets is bound or affected, except any such conflict or violation that would not reasonably be expected to be, individually or in the aggregate, material to such member of the Company Group or the Business, or (iii) conflict with, result in any breach or violation of, require a consent or notice under, or constitute a default under (or an event that with or without notice or lapse of time or both would become a default), or impair such member of the Company Group’s rights or alter the rights or obligations of any party under, give rise to a right of payment under, or give to others any rights of termination, amendment, modification, acceleration or cancellation of, or result in the creation of a Lien on any of the properties, rights or assets of such member of the Company Group pursuant to, any contract, in each case, except any such breaches, violations, defaults or other events that, individually or in the aggregate, would not be a Company Material Adverse Effect.

(b) Except as set forth on Section 3.5(b) of the Company Disclosure Schedule, no Governmental Approval of, or Filing with, any Governmental Authority is required to be obtained or made by any member of the Company Group in connection with the execution, delivery and performance by such member of the Company Group of this Agreement or any other Transaction Document or consummation of the transactions contemplated hereby or thereby, except as may be necessary solely as a result of any facts or circumstances relating to Buyer and its Affiliates, in each case except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.6 Material Contracts.

(a) Section 3.6(a) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of all Material Contracts to which any member of the Company Group is a party or is otherwise legally bound or that are otherwise used in connection with the Business. As used herein, “Material Contracts” means all of the following contracts together with all IP Licenses and Company Leases:

(i) any agreement for the employment of any officer, employee or other individual on a full-time or consulting basis that provides for annual payments by a member of the Company Group in excess of Two Hundred Fifty Thousand Dollars ($250,000), which is not terminable on ninety (90) days’ notice or less by such member of the Company Group without liability for any material penalty or severance payment;

(ii) contracts (or a group of related contracts) involving (A) revenues or receipts in excess of Two Million Five Hundred Thousand Dollars ($2,500,000), or (B) expenditures or payables in excess of One Million Dollars ($1,000,000), in the aggregate during the twelve (12) months ended on the Balance Sheet Date (or which would be reasonably expected to involve revenues or receipts or expenditures or payables in excess of such applicable amounts in the 12-month period following the Balance Sheet Date which, for the avoidance of doubt, shall not take into account such expenditures or payables resulting from or arising out of the execution or the announcement of, the consummation of the transactions contemplated by, or the performance of obligations under, this Agreement or the other Transaction Documents);

(iii) each material joint venture, partnership agreement or other similar arrangement to which a member of the Company Group is a party;

(iv) leases, subleases, licenses (other than IP Licenses which shall be set forth on Section 3.15(b) of the Company Disclosure Schedule) or similar contracts requiring payments to or from a member of the Company Group in excess of Two Hundred Fifty Thousand Dollars ($250,000) per annum representing an interest in or in respect of (A) any real property or (B) any other rights, assets or property (tangible or intangible, including Intellectual Property);

(v) contracts relating to any Proceeding or settlement agreement to which a member of the Company Group is a party or otherwise materially affecting the Business, other than (A) releases immaterial in nature or entered into with former employees or independent contractors of such member of the Company Group in the ordinary course of business in connection with the cessation of such employee’s or independent contractor’s employment with such member of the Company Group, (B) settlement agreements for cash only (which has been paid or accrued for) that do not exceed Two Hundred Fifty Thousand Dollars ($250,000) as to such settlement, or (C) settlement agreements entered into more than two (2) years prior to the Closing Date under which no such member of the Company Group has any continuing obligations, liabilities or rights (excluding releases).

(vi) contracts under which any member of the Company Group has borrowed any money or issued any note, indenture or other evidence of indebtedness or guaranteed liabilities for borrowed money (other than for other members of the Company Group or trade payables arising in the ordinary course of business), in each case, having an outstanding principal amount in excess of One Hundred Thousand Dollars ($100,000);

(vii) contracts with any Key Supplier;

(viii) contracts with any Key Payor;

(ix) any Shared Contracts;

(x) contracts that restrict, prohibit or limit in any material respect a member of the Company Group or the Business from freely engaging in any business or competing with any Person anywhere in the world or that grants any right of first refusal, right of first offer or similar right or right to “most favored nation” status to any third party;

(xi) contracts relating to any acquisition or disposition of or by a member of the Company Group of any assets, rights, properties or equity interests (whether by merger, sale of equity interests, sale of assets or otherwise) pursuant to which a member of the Company Group or an Affiliate thereof has (A) any unfulfilled obligation to pay any purchase price thereunder or (B) any unfulfilled deferred purchase price, “earn-out”, purchase price adjustment or similar contingent purchase price payment obligation;

(xii) contracts that obligate a member of the Company Group to make any loans, advances or capital contributions to, or investments in, any Person;

(xiii) contracts that require any capital expenditure (including any series of related expenditures) by a member of the Company Group of more than One Hundred Thousand Dollars ($100,000) individually or Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate;

(xiv) contracts with any Governmental Authority involving (A) revenues or receipts in excess of Two Hundred Fifty Thousand Dollars ($250,000), or (B) expenditures or payables in excess of Two Hundred Fifty Thousand Dollars ($250,000), in each case, in the aggregate during the twelve (12) months ended on the Balance Sheet Date;

(xv) contracts under which any member of the Company Group has material outstanding indemnification obligations to any Person, other than those entered into in the ordinary course of business;

(xvi) contracts with a nursing facility, skilled nursing facility, assisted living facility, acute care hospital, long term care hospital, rehabilitation hospital, or other institutional referral source, that requires annual payments in excess of One Hundred Thousand Dollars ($100,000) during the twelve (12) months ended on the Balance Sheet Date; and

(xvii) contracts with a physician, physician group, or any entity in which a physician has a direct or indirect ownership interest, including, but not limited to, medical director agreements and physician designee agreements that requires annual payments in excess of Seventy Five Thousand Dollars ($75,000) during the twelve (12) months ended on the Balance Sheet Date.

(b) True and complete copies of all Material Contracts have been made available to Buyer by the Companies, in each case, as amended or otherwise modified and in effect as of the date hereof. Except as set forth on Section 3.6(b) of the Company Disclosure Schedule, each Material Contract is in full force and effect, and is valid and binding on the applicable member of the Company Group (or any applicable Affiliate thereof that is party thereto) and, to the Sellers’ Knowledge, each other party thereto, and enforceable in accordance with its terms against the applicable member of the Company Group (or any applicable Affiliate thereof that is party thereto) and, to the Sellers’ Knowledge, each other party thereto (subject to Enforceability Exceptions). Except as set forth on Section 3.6(b) of the Company Disclosure Schedule, the applicable member of the Company Group (or any applicable Affiliate thereof that is party thereto) and, to the Sellers’ Knowledge, each other party thereto, are not (with or without due notice or lapse of time or both) in breach, default or violation in any material respect of its obligations under any Material Contract, and no event has occurred that, with or without notice or lapse of time or both, would constitute such a breach or default thereunder by a member of the Company Group (or any applicable Affiliate thereof that is party thereto), or, to the Knowledge of the Companies, any other party thereto, or give any Person the right to cancel or terminate or materially and adversely modify any Material Contract. No member of the Company Group (or any applicable Affiliate thereof that is party thereto) has received notice of breach or intent to terminate, materially and adversely amend or modify, or not reenter or renew any Material Contract from or by any counterparty to such Material Contract.

3.7 Compliance.

(a) The Business and each member of the Company Group is, and since January 1, 2018, has been, in compliance with all Laws applicable to it, except where the failure to be in compliance would not reasonably be expected to be, individually or in the aggregate, material to the Company Group or the Business, taken as a whole. Except as set forth in Section 3.7(a) of the Company Disclosure Schedule, since January 1, 2018, no member of the Company Group or Affiliate thereof has received any written charge, complaint, claim or notice from any Governmental Authority asserting any material violation of Law by any member of the Company Group or the Business.

(b) Each member of the Company Group has all Permits required under applicable Laws or necessary in connection with the conduct of the Business, except for such Permits the absence of which would not, individually or in the aggregate, be material to the Company Group or the Business. Such Permits are in full force and effect. The Business and each member of the Company Group is, and since January 1, 2018, has been, in compliance in all respects with such Permits, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group or the Business, taken as a whole. No Governmental Authority is currently threatening the suspension or cancellation of any such Permit.

3.8 Financial Statements; Undisclosed Liabilities.

(a) Section 3.8(a)(i) of the Company Disclosure Schedule contains true and accurate copies of the unaudited carve-out (giving effect to the Pre-Closing Reorganization) consolidated balance sheet of the Company Group as of December 31, 2020 and 2019, and in each case, the related statements of income, and stockholders’ equity for the years then ended (the “Financial Statements”). The balance sheets included in the Financial Statements as of December 31, 2020 are referred to herein as the “Reference Balance Sheets” and December 31, 2020 is referred to herein as the “Balance Sheet Date.” Except as set forth on Section 3.8(a)(ii) of the Company Disclosure Schedule, the Financial Statements were prepared on the basis of, and are consistent with, the books and records of the Company Group and consolidated financial statements of Parent and its Subsidiaries (including the Company Group), which were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and fairly present, in all material respects, the financial position, assets, liabilities and earnings of the Company Group as of the respective dates of and for the periods indicated in such Financial Statements. The books of account and other financial records of the Company Group and the Business are complete and correct in all material respects and represent actual, bona fide transactions.

(b) Parent has devised and maintained systems of internal accounting controls over financial reporting with respect to the Company Group and the Business designed to be sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for items, and (iii) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences. There (A) are no significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, or (B) is not any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.

(c) The Company Group does not have any liabilities or obligations of any kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated, unliquidated or otherwise, whether due or to become due), other than (i) liabilities that are specifically reflected on the Reference Balance Sheets, (ii) liabilities or obligations incurred in the ordinary course of business after the Balance Sheet Date (none of which are liabilities resulting from violations of Law or breach of contract or Material COVID-19 Actions taken since the Balance Sheet Date and none of which would reasonably be expected to be, individually or in the aggregate, material), (iii) any such liabilities set forth in Section 3.8(c) of the Company Disclosure Schedule or (iv) liabilities or obligations that would not be material.

3.9 Absence of Certain Changes or Events. Since the Balance Sheet Date, (i) there has not been a Company Material Adverse Effect, (ii) except as set forth on Section 3.9 of the Company Disclosure Schedule and otherwise in connection with the execution and performance of the transactions contemplated hereby, each member of the Company Group has conducted its business and the Business has been conducted in all material respects in the ordinary course of business and has not taken any Material COVID-19 Actions, and (iii) except as set forth on Section 3.9 of the Company Disclosure Schedule and otherwise in connection with the execution and performance of the transactions contemplated hereby, no Seller or any Affiliate thereof on behalf of the Business or any member of the Company Group has taken any action, or agreed to take any action, that would have been prohibited by Section 6.1 if such action had been taken after the date of this Agreement.

3.10 Absence of Litigation, Claims and Orders. Except as set forth on Section 3.10 of the Company Disclosure Schedule, there are no, and since January 1, 2018, there have been no, (a) Claims pending or threatened against Parent (to the extent relating to the Business), any Seller, any member of the Company Group or any of the Business’s properties, rights or assets, or (b) Orders outstanding to which such Parent (to the extent relating to the Business), Seller, member of the Company Group or any of the Business’s properties, rights or assets is subject, in each case, that have resulted in or, that, if determined adversely to Parent, such Seller or member of the Company Group (as applicable), would reasonably be expected to be, individually or in the aggregate, material. There are no Claims pending or threatened on behalf of or against Parent, such Seller or member of the Company Group that challenge (i) the validity of any Transaction Document to which it is a party or (ii) any action taken or to be taken by it pursuant to any Transaction Document to which it is a party or in connection with the transactions contemplated thereby.

3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true and complete list of all (i) Company Plans and (ii) Parent Plans (identifying each under a separate subheading). For purposes of this Agreement, “Employee Plan” means each “employee benefit plan” (as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) as well as any bonus, employment, consulting, short-term incentive, commission, long-term incentive, equity option, equity or equity-based, cash or cash-based, severance, termination, retirement, savings, post-employment, pension, profit-sharing, change of control, transaction-related, retention, health, medical, welfare, self-insured, workers’, disability, fringe, dental, vision, vacation, paid time-off, supplemental insurance, life insurance and deferred compensation or benefit plan, policy, program, practice, agreement, contract, commitment, obligation or other arrangement, in each case, whether written or unwritten or whether formal or informal. Parent and its Affiliates have not announced any intention to establish or adopt any new Company Plan or, to the extent in respect of the Company Employees or Parent Business Employees, new Parent Plan or to increase or materially amend the payments, compensation or benefits to be provided under any existing Employee Plan.

(b) With respect to each Company Plan and each material Parent Plan, Sellers have provided Buyer with true and complete copies of: (i) the plan document (including amendments thereto), and all material related documents including, trust documents, insurance contracts or other funding vehicles, (ii) if unwritten, a written description of the material terms, (iii) the most recently prepared actuarial report, (iv) all material correspondence to or from any Governmental Authority received in the last three years from the date of this Agreement with respect to such plan, (v) the most recent summary plan description together with any summaries of all material modifications thereto, (vi) the most recent IRS determination or opinion letter, (vii) the two most recent annual reports (Form 5500s and all schedules and financial statements attached thereto) and (viii) the most recent Form 1094s and Form 1095s filed with the IRS.

(c) Each Company Plan, and to the extent in respect of the Business, each Parent Plan is in material compliance with, and since January 1, 2018, has been established, operated and administered in material compliance with, its terms and all applicable Laws, including ERISA and the Code and the regulations thereunder. Neither the Companies or their Affiliates, nor, to the Knowledge of the Companies, any other “disqualified person” or “party in interest” (as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) with respect to an Employee Plan has engaged in a prohibited transaction that would subject any Company Group member to a material Tax or material penalty imposed under Section 4975 of the Code or Sections 502(i), (j) or (l) of ERISA. No Parent, Seller or member of the Company Group is obligated to contribute to, or has or could incur any material Loss with respect to, (i) a multiemployer plan, as defined in Section 3(37) of ERISA, (ii) employee benefit plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 413 of the Code), or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), in each case, on behalf of any Company Employee or Parent Business Employee or that could give rise to a material liability of the Company Group at or following the Closing. With respect to any member of the Company Group or any of their respective ERISA Affiliates, there does not exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would result in any liability, at or after the Closing, to Buyer or the Company Group, in an amount that would reasonably be expected to be material to the Company Group or the Business, taken as a whole. For purposes of this Agreement, “Controlled Group Liability” means any and all liabilities under Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA. No Employee Plan provides for post-employment health or welfare benefits to any current or former Company Employee or Parent Business Employee, except as required by Section 4980B of the Code or any similar state Law. As used in this Agreement, an ERISA Affiliate of any member of the Company Group means any other entity that, together with such member of the Company Group, would be treated as a single employer within the meaning of Section 414 of the Code or Section 4001(b) of ERISA.

(d) Each Company Plan, and to the extent in respect of the Business, each Parent Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in material documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code and the guidance issued by the IRS provided thereunder.

(e) Except as set forth on Section 3.11(e) of the Company Disclosure Schedule, there are no Claims pending or threatened, against any Company Group member with respect to any Employee Plans, other than routine claims in the ordinary course of business. All contributions (including all employer contributions and Company Employee and Parent Business Employee salary reduction contributions), premiums and expenses to or in respect of the Company Plans have been timely paid in full or, to the extent not yet due, have been adequately accrued for in accordance with GAAP.

(f) Each Employee Plan that is intended to be Tax-qualified under Sections 401(a) or 403 of the Code (“Retirement Plans”) from which assets may be transferred or involved in a “direct rollover” (as defined in Section 401(a)(31) of the Code) to a Retirement Plan of Buyer has received a favorable determination letter or is entitled to rely on a favorable opinion or advisory letter from the IRS concerning the Tax-qualification of such Employee Plan and no event or circumstance exists that would be reasonably expected to adversely affect such qualification.

(g) Except as set forth on Section 3.11(g) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions hereby, (either alone or in combination with another event (whether contingent or otherwise)) will (i) entitle any current or former Company Employee, Parent Business Employee or other service provider of any Company Group member to any payment or benefit, or increase the amount or value of any payment, compensation or benefits due to such person; (ii) accelerate the vesting, funding or time of payment or delivery of any compensation, equity award or other payment or benefit; (iii) result in any Loss or commitment by Buyer or any of its Affiliates (including the Company Group following Closing) under, or with respect to, any Employee Plan, any current or former Company Employee, Parent Business Employee or other service provider of any Company Group member; or (iv) result in any “parachute payment” within the meaning of Section 280G of the Code or any similar foreign, state or local Laws. No Person is entitled to receive any additional payment or benefit (including any tax gross-up, make-whole or other payment or reimbursement) as a result of the imposition of the excise taxes required by section 4999 of the Code or any taxes required by section 409A of the Code.

(h) Sellers or their Affiliates have provided Buyer an accurate and up-to-date detailed schedule of any long-term incentive awards held by the Company Employees or Parent Business Employees (including their grant date, target or intended grant date value, vesting schedule, the portion that is expected to be forfeited and the portion that is expected to be vested in connection with the transaction, etc.) (the “Equity Awards Schedule”), and upon Buyer’s written request, within five (5) Business Days immediately prior to the Closing Date, Sellers or their Affiliates will provide Buyer an updated Equity Awards Schedule.

3.12 Labor Matters. Except as set forth on Section 3.12 of the Company Disclosure Schedule:

(a) No member of the Company Group nor, solely to the extent in respect of the Business, Parent or any Affiliate of the Company Group, is party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. No member of the Company Group has been subject to, or, to the Knowledge of the Sellers, threatened with, a strike, work stoppage or material labor dispute since January 1, 2018. To the Knowledge of the Sellers (to the extent in respect of the Business) or the Companies, there are no organizational efforts or activities with respect to the formation of a collective bargaining unit, or demand for recognition by a labor organization presently being made or threatened, or that have been made or threatened since January 1, 2018, involving current or former employees of the Company Group or the Parent Business Employees. None of the Company Employees or the Parent Business Employees are represented by any labor union or organization.

(b) There are, and since January 1, 2018 have been, no material pending or, to the Knowledge of the Sellers, threatened charges, Claims or complaints against or involving a member of the Company Group or a Company Employee or Parent Business Employee regarding any employment or labor-related Law or matter, including discrimination, safety or other employment-related charges or complaints, terms and conditions of employment, immigration, withholding of Taxes, wage and hour Claims, unemployment compensation Claims, workers’ compensation Claims or any other Claims arising from or relating to the employment of any of the employees of the Company Group, any Parent Business Employees or relationship of the Company Group with any independent contractor or service provider, nor have there been any such material charges, Claims or complaints since January 1, 2018. Each Company Group member and, to the extent in respect of the Business, Parent and its Affiliates is, and has been since January 1, 2018, in compliance in all material respects with all Laws relating to employment, labor and terms and conditions of employment, including employment practices, labor relations, immigration, withholding of Taxes, wages and hours.

(c) Section 3.12(c)(i) of the Company Disclosure Schedule sets forth an accurate and complete list of all Company Employees and Parent Business Employees as of the date hereof (separately identifying each), their salary or wage rates, as applicable, target bonus or incentives and other compensation, exempt or non-exempt status (under applicable Law), accrued and unused paid time off, recognized date of hire, department, job title, status as part-time, full-time, PRN or temporary, name of employing entity, payroll unit number, work location, and whether such employees are active or on a leave of absence (and, if so, the type of leave and, if applicable, expected date of return) (the “Employee Census File”). Section 3.12(c)(ii) of the Company Disclosure Schedule also sets forth an accurate and complete list of all other individuals regularly performing medical director services with respect to the Business who are not classified as employees of the Company Group or of Parent or its Affiliates, and their lengths of engagement and services fee (the “Independent Contractors List”). Within five (5) Business Days immediately prior to the Closing Date, Sellers or their Affiliates will provide Buyer an updated Employee Census File and Independent Contractors List.

(d) The Company Employees and Parent Business Employees constitute substantially all of the employees of Parent and its Affiliates (including the Company Group) whose services are reasonably required to operate the Business in reasonably the same manner as the Business was operated by Parent and its Affiliates (including the Company Group) during the 12-month period immediately prior to the date hereof (excluding those services provided under the Transition Services Agreement).

(e) Each Company Group member and, to the extent in respect of the Company Group or the Business, their Affiliates, and each Employee Plan has in all material respects properly classified individuals providing services to any Company Group member as independent contractors or employees and as exempt or non-exempt under applicable Law for all purposes (including in respect of state and federal wage and hour Laws), as the case may be, and have properly reported all compensation paid to such service providers for all purposes and no Claim has been initiated or threatened against any Company Group member or, to the extent in respect of the Company Group or the Business, their Affiliates with respect to any of the foregoing.

(f) Except as set forth on Section 3.12(f) of the Company Disclosure Schedule, since January 1, 2018, none of Parent or any of its Affiliates (including any member of the Company Group) has effectuated or announced a “plant closing” or a “mass layoff” (each as defined in the WARN Act or any similar state, local or foreign Law) or other similar action affecting any Company Group member.

(g) None of Parent or any of its Affiliates (including any member of the Company Group), as applicable, is delinquent in material payments to any of the Company Employees or Parent Business Employees for any wages, salaries, commissions, bonuses or other direct compensation or reimbursements to such employees (including paid time off and other benefits) or in the payment of all required Taxes, insurance, and withholding thereon. As of the Closing, no Company Group member, as applicable, will have any Loss in respect of any of the Company Employees or Parent Business Employees or any Governmental Authority for any such matters that are not properly reflected on the Reference Balance Sheets.

3.13 Assets.

(a) Each member of the Company Group owns and has good and valid title to, or an enforceable and valid leasehold interest in, license or other legally enforceable right to use, without any material increase in payment thereof, all material assets, properties and rights shown to be owned by such member of the Company Group on the Reference Balance Sheets (except for such personal property sold or disposed of subsequent to the Balance Sheet Date in the ordinary course of business; provided that the exception in this parenthetical does not apply to any sale or disposition subsequent to the Balance Sheet Date that constitutes a Material COVID-19 Action), free and clear of any Lien. Except as would not, individually or in the aggregate, result in a Company Material Adverse Effect, all such assets are free from material defects, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently used.

(b) Except as set forth on Section 3.13(b) of the Company Disclosure Schedule, together with the services provided under the Transition Services Agreement, the assets of the Company Group immediately after the Closing will constitute all of the assets necessary for Buyer and the Company Group to continue to operate and conduct the Business in all material respects in the same manner in which the Business has been operated and conducted during the 12-month period prior to the date hereof and prior to the Closing.

(c) None of the Company Group owns any real property.

(d) Section 3.13(d) of the Company Disclosure Schedule lists (i) the address of each parcel of property leased, subleased, licensed or otherwise occupied or used by the Company Group or the Business as of the date hereof (the “Company Leased Real Property”) and (ii) each agreement under which the Company Group or the Business leases or otherwise has the right to use any Company Leased Real Property (the “Company Leases”). Except as set forth on Section 3.13(d) of the Company Disclosure Schedule, no member of the Company Group has entered into any subleases, arrangements, licenses or other agreements relating to the use or occupancy of all or any portion of the Company Leased Real Property by any Person other than the Company Group. The Company Group has valid leasehold interests in or other rights to use the Company Leased Real Property free and clear of any Liens. The Company Leased Real Property comprises all of the material real property used by the Company Group in the operation of the Business.

3.14 Taxes. Except as set forth on Section 3.14 of the Company Disclosure Schedule:

(a) All Tax Returns required to be filed by or on behalf of each member of the Company Group have been timely filed (taking into account applicable extensions), and all such filed Tax Returns are true and correct in all material respects. All Taxes (whether or not shown on any Tax Return) due and owing by any member of the Company Group have been timely paid.

(b) Each Seller Affiliated Group has timely filed all Income Tax Returns that it was required to file, and all such Income Tax Returns were correct and complete in all material respects. All Income Taxes due and owing by each Seller Affiliated Group (whether or not shown on any Tax Return) have been timely paid.

(c) Each member of the Company Group has withheld and remitted to the appropriate Governmental Authorities all amounts of Taxes required by applicable Law to have been withheld and remitted by such Person with respect to amounts paid or owing to any employee, independent contractor, creditor or other third party. All Persons who have provided services to any of member of the Company Group that have been classified by as independent contractors for Tax purposes were properly so classified.

(d) There are no outstanding Liens for unpaid Taxes upon any assets of any member of the Company Group.

(e) No audits or other Claims relating to Taxes are in progress or, to the Knowledge of the Companies, threatened with regard to any Taxes or Tax Returns of any member of the Company Group or any Seller Affiliated Group, and no audit or Claim for or with respect to the assessment or collection of Taxes which has previously been asserted relating in whole or in part to any member of the Company Group remains unpaid or is otherwise not completely resolved.

(f) No member of the Company Group has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g) No member of the Company Group has any liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law) as a transferee or successor, by contract, or otherwise, other than a Seller Affiliated Group.

(h) No member of the Company Group has been a member of an Affiliated Group (other than a Seller Affiliated Group) filing a consolidated federal Income Tax Return.

(i) No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iv) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; or (vi) prepaid amount received on or prior to the Closing Date.

(j) The aggregate amount of the Company Group’s liability for unpaid Taxes (including any such liability on account of their being members of an Affiliated Group) for all Tax periods (or portions of Tax periods) ending on or before the date of the most recent Financial Statements does not exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) included on such Financial Statements, and since the date of the most recent Financial Statements no member of the Company Group has incurred any liability for Taxes outside the ordinary course of business (including as a result of their being members of an Affiliated Group). The aggregate amount of the Company Group’s liability for unpaid Taxes for all Pre-Closing Tax Periods shall not, in the aggregate, exceed the amount of accruals for unpaid Taxes (excluding reserves for deferred Taxes) identified on the Estimated Closing Date Net Working Capital or otherwise taken into account for purposes of determining the Purchase Price.

(k) No member of the Company Group is, or has been, a party to any joint venture, partnership or other arrangement or contract that is or has been treated as a partnership for Tax purposes. No member of the Company Group is a party to or bound by any Tax allocation or sharing, similar agreement that will not be terminated prior to the Closing, and after the Closing Date, no member of the Company Group will have any liability under any such agreement to which they were a party prior to the Closing Date.

3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Schedule contains a list of all Company-Owned Intellectual Property that is (i) issued, registered or applied for before a Governmental Authority or that is subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “IP Registrations”) or (ii) unregistered trademarks that are material to the Company Group or the Business, taken as a whole. Except as would not be material to the Company Group or the Business, a member of the Company Group owns the right, title and interest in and to such Company-Owned Intellectual Property, free and clear of Liens, and has valid rights to use the Company-Owned Intellectual Property as necessary for the operation of the Business. Neither the Company Group, their Affiliates, nor any Company-Owned Intellectual Property is subject to any agreements, contracts, commitments or instruments containing any covenant or other provision that limits or restricts the ability of the Company Group or any Affiliate thereof to use, assert, enforce, or otherwise exploit any Company-Owned Intellectual Property. To the Knowledge of the Companies, except as set forth on Section 3.15(a) of the Company Disclosure Schedule, since

January 1, 2018, no third party is or has been infringing upon or misappropriating any such Company-Owned Intellectual Property. Except as set forth on Section 3.15(a) of the Company Disclosure Schedule or as would not be material to the Company Group or the Business, all of the Company-Owned Intellectual Property that is the subject of an IP Registration (i) have not lapsed, expired or been abandoned and (ii) is not the subject of any opposition, interference, reexamination, cancellation, or other proceeding (other than routine office actions) before any Governmental Authority.

(b) Section 3.15(b) of the Company Disclosure Schedule contains a true and complete list of all agreements granting a Company Group the right to use (i) Intellectual Property that are material to the Company Group or the Business, taken as a whole, or (ii) material Information Technology Systems, in each case of (i) or (ii) with annual payments in excess of $100,000 or aggregate payments in excess of $250,000 (“IP License”). Except as set forth on Section 3.15(b) of the Company Disclosure Schedule, following the Closing, the consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of, or acceleration of any payments under, any of the IP Licenses.

(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the conduct of the business of each member of the Company Group as currently conducted does not, and since January 1, 2018, has not, and the use by or on behalf of the Company Group of the Company-Owned Intellectual Property or any Intellectual Property that is the subject of an IP License does not infringe, misappropriate or violate the Intellectual Property rights of a third party. There is no material charge, complaint, claim, demand or notice, in each case, in writing to any member of the Company Group that is pending alleging any such interference, infringement, misappropriation or violation.

(d) Each member of the Company Group and its Affiliates has taken commercially reasonable actions consistent with customary industry practices, to maintain (i) the validity and enforceability of the IP Registrations under all applicable Law (including making and maintaining in full force and effect all necessary filings, registrations and issuances) and (ii) the secrecy of all trade secrets under applicable Law and other material confidential information used in the conduct of the Business. All current and former employees, consultants and contractors of a member of the Company Group or any Affiliate thereof, and other Persons who have participated in the creation or development of any Company-Owned Intellectual Property have executed valid and enforceable agreements in which they have assigned or otherwise vested all of their rights in and to such Company-Owned Intellectual Property to the Company Group and have agreed to maintain the confidentiality of such Company-Owned Intellectual Property. No such Person has asserted in writing any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any Company-Owned Intellectual Property. At no time during the conception of or reduction to practice of any Company-Owned Intellectual Property was any developer, inventor or other contributor to any Company-Owned Intellectual Property operating under any grants from any Governmental Authority, educational institution or private source, performing research sponsored by any Governmental Authority, educational institution (other than a member of the Company Group) or private source, utilizing the facilities of any Governmental Authority or educational institution (other than a member of the Company Group), or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third Person.

(e) Except as set forth in Section 3.15(e) of the Company Disclosure Schedule, no software or other materials that are licensed, provided or distributed under any open source license have been used in, incorporated into, embedded, integrated or bundled with, or used in the development or compilation of, any Company-Owned Intellectual Property. No such materials set forth in Section 3.15(e) of the Company Disclosure Schedule have been modified or distributed by or on behalf of the Company Group in such a manner as would require any member of the Company Group to (i) publicly make available any source code that is part of the Company-Owned Intellectual Property, (ii) license, distribute, or make available any source code for the purpose of reverse engineering or making derivative works of such source code, or to permit any other Person to perform such actions, or (iii) be restricted or limited from charging for distribution of any Company-Owned Intellectual Property.

3.16 IT Systems, Data Security and Privacy.

(a) All Information Technology Systems (i) operate and perform in accordance with their documentation and functional specifications in all material respects and otherwise as required by the Companies, (ii) have not materially malfunctioned or failed within the past two (2) years, and (iii) are free of (A) any critical defects, including any critical error or critical omission in the processing of any transactions and (B) any virus, trojan horse, worm, ransom ware, back door, time bomb, drop dead device or other software routines or hardware components designed to permit unauthorized access, to disable, erase or otherwise harm software, hardware or data, or to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program (“Malicious Code”). The Companies (other than the JV LLC) take and have taken commercially reasonable steps intended to ensure that the Information Technology Systems are free from Malicious Code. The Companies (other than the JV LLC) have disaster recovery plans and procedures consistent with industry standards, and take and have taken steps to safeguard and back-up the Information Technology Systems. During the three (3) year period prior to the date of this Agreement, to the Knowledge of the Companies, there has not been an unauthorized breach or disclosure of data stored or contained in the Information Technology Systems.

(b) Sellers and their Affiliates (including the Company Group), with respect to the Business, (i) have implemented, maintained, and monitored for compliance with commercially reasonable written information security policies and procedures that contain administrative, technical and physical safeguards consistent with industry standards designed to protect the confidentiality, security, availability or integrity of the Information Technology Systems and Personal Information, data or non-public information stored on such Information Technology Systems from misuse or unauthorized use, access, disclosure or modification and (ii) none of the Sellers or their Affiliates (including the Company Group) with respect to the Business have been notified in writing by any Person (including pursuant to an audit of the Business by such Person) of any material data security, information security or other technological deficiency with respect to the Information Technology Systems.

3.17 Insurance. The Sellers have made available to Buyer a true and complete list of all material insurance policies covering the Business or the assets, business, equipment, properties, operations, employees, consultants, officers and directors of the Company Group with respect to the business of any member of the Company Group. All such policies are now and, to Seller’s Knowledge, will remain in full force and effect up until the Closing Date with no premium arrearages. Except as set forth on Section 3.17 of the Company Disclosure Schedule, there is no material claim by any member of the Company Group or any Affiliate thereof in respect of the Business currently pending under any of such policies as to which coverage has been questioned, denied or disputed by the insurers of such policies. All premiums due and payable under all such policies have been paid, and each member of the Company Group or applicable Affiliate thereof is otherwise in compliance in all material respects with the terms of such policies. No member of the Company Group or applicable Affiliate thereof has received any written notice of cancellation or non-renewal of, premium increase with respect to, or alteration of coverage under, any such policies.

3.18 Environmental Matters.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2018 (i) no member of the Company Group is, or has been, in violation of any applicable Environmental Laws; (ii) each member of the Company Group has obtained and is in compliance with all required Environmental Permits; and (iii) there are no actions, Orders, written claims or written notices pending, or, to the Knowledge of the Companies, oral claim issued to or threatened against any member of the Company Group or relating to the Business alleging violations of or liability under any applicable Environmental Laws or otherwise concerning the Release or management of Hazardous Substances.

(b) No Hazardous Substances are present or have been used, Released, treated, sorted, or transported at, on, in, under or from any formerly owned or operated real estate or facility or at any other property, in a manner that has resulted in a Company Material Adverse Effect.

(c) For purposes of this Agreement:

(i) “Environmental Laws” means any Laws relating to (A) Releases or threatened Releases of Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage, emission, discharge, management or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment or natural resources, or of human health and safety as such is affected by Hazardous Substances or materials containing Hazardous Substances.

(ii) “Environmental Permits” means any Permits issued pursuant to Environmental Law.

(iii) “Hazardous Substances” means (A) those substances, materials or wastes defined as toxic, hazardous, acutely hazardous, pollutants or contaminants, in, or regulated under, the following United States federal statutes and any analogous foreign or state statutes, and all Regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Emergency Planning and Community Right-to-Know Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products, including crude oil and any fractions thereof; and (C) polychlorinated biphenyls, asbestos, urea formaldehyde foam insulation, and molds that would reasonably be expected to have an adverse effect on human health.

(iv) “Release” means any release, spilling, leaking, pumping, pouring, discharging, emitting, emptying, escaping, leaching, injecting, dumping, disposing or migrating into or through the environment.

3.19 Health Care Matters.

(a) Except as set forth on Section 3.19(a) of the Company Disclosure Schedule, (i) each member of the Company Group is, and since January 1, 2017 (the “Lookback Date”) has been, in compliance in all material respects with all applicable Health Care Legal Requirements and Parent and the Company Group’s compliance programs (ii) each member of the Company Group holds all Health Care Permits necessary for the lawful conduct of its businesses as they are currently being conducted and all such Health Care Permits are valid and in full force and effect, except, in each case under this clause (ii), where the failure to have or to be valid or in full force or effect, or suspension or cancellation of, any such Permit would not, individually or in the aggregate, be material to the Company Group or the

Business, taken as a whole. Without limiting the generality of the foregoing, there is no Claim pending or, to the Knowledge of the Companies, threatened, alleging noncompliance with any Health Care Legal Requirement or Health Care Permit against any member of the Company Group. No member of the Company Group is subject to any Order with respect to its compliance with applicable Health Care Legal Requirements or the Business’s or any member of the Company Group’s Health Care Permits.

(b) Except as set forth on Section 3.19(b) of the Company Disclosure Schedule, since the Lookback Date, no member of the Company Group has received any notice from any Governmental Authority, Private Program or patient that any of its properties, facilities, equipment, operations, business procedures, or practices fails to comply in any material respect with any applicable Health Care Legal Requirements or Health Care Permits. No member of the Company Group has received any notice of any Claim by any Governmental Authority having jurisdiction over the Health Care Permits to revoke, withdraw, suspend or materially restrict any such Health Care Permit. To the Knowledge of the Companies, no event has occurred, and no condition exists, that, with or without the lapse of time, the giving of notice or both, would constitute a material breach or violation of, or would constitute grounds for an adverse Claim with respect to, applicable Health Care Legal Requirements or the Health Care Permits.

(c) Except as set forth on Section 3.19(c) of the Company Disclosure Schedule, since the Lookback Date, no member of the Company Group has been served with or received any search warrant, subpoena, civil investigative demand, contact letter or similar process, by or from a Governmental Authority or has otherwise been under investigation by a Governmental Authority, in each case, to the extent related to the Business’s or any member of the Company Group’s compliance with applicable Health Care Legal Requirements or any member of the Company Group’s Health Care Permits.

(d) Since the Lookback Date, none of the members of the Company Group or their respective, current or, during employment with the Company Group, former, directors, officers, or employees (i) has been convicted of, charged with, entered into any settlement or deferred prosecution agreement with any Governmental Authority to avoid conviction of, or, to the Knowledge of the Companies, investigated for, threatened with prosecution for, a violation of any Health Care Legal Requirement, or (ii) has knowingly made a fraudulent statement, including certification, to any Governmental Authority or agent thereof or knowingly failed to disclose a material fact required to be disclosed to a Governmental Authority or agent thereof, in each case, related to any applicable Health Care Legal Requirement or Health Care Permit. None of the members of the Company Group or, to the Knowledge of the Companies, their respective, current or, during or prior to employment or contract with the Company Group, former, directors, officers, employees, is, or has been, excluded, suspended, or debarred from participation in Government Programs, subject to sanction pursuant to 42 U.S.C. § 1320a-7a or § 1320a-8, or has since the Lookback Date received a written notice of their exclusion, suspension, or debarment from participation, or is, or at any time since the Lookback Date has been, otherwise ineligible to participate, in Government Programs.

(e) The Company Group is, and at all times since the Lookback Date has been, in material compliance with (i) HIPAA and all other applicable Laws concerning the privacy or security of Personal Information, including to the extent applicable state data breach notification laws, state health privacy and information security laws, the FTC Act, 15 U.S.C. §§ 41-58, and the FTC Red Flag Rules (collectively, the “Information Privacy or Security Laws”), (ii) any publicly posted privacy statements (“Privacy Statements”) and (iii) contractual requirements, terms of use and industry standards. Since the Lookback Date, no member of the Company Group has experienced any “Breach” (as such term is defined by HIPAA) for which such member of the Company Group is required to provide notification under 45 C.F.R. § 164.406 or § 164.408(b). No member of the Company Group, nor, to the Knowledge of the Companies, any Person working on behalf of any of them, in each case to the extent relating to the

Business, (A) is under investigation by any Governmental Authority for a violation of any Information Privacy or Security Law; or (B) has received any written notices, claims or complaints (1) from the United States Department of Health and Human Services Office for Civil Rights, the Justice Department, the Federal Trade Commission, or the Attorney General of any state or territory of the United States relating to any such violations or (2) from any Governmental Authority regarding the Company Group’s or its Affiliates’ or such Person’s information practices or the collection, use, storage, processing, distribution, transfer, import, export, protection, disposal or disclosure or other activity (whether electronic or in any other form or medium) of any Personal Information, or alleging a violation of any individual’s privacy, personal or confidentiality rights under the Privacy Statement. Neither this Agreement nor the transactions contemplated by this Agreement will violate the Privacy Statement, and all Personal Information collected by the Company Group or its Affiliates, or any by Person working on behalf of any of them, in each case with respect to the Business, from visitors to its or their websites or mobile applications is subject to such Privacy Statements.

(f) Each member of the Company Group has timely filed, or caused to be timely filed, all cost reports required for such member of the Company Group by any Government Program (collectively, “Cost Reports”), and all Cost Reports were accurate in all material respects when filed and were prepared and submitted in accordance with cost and accounting principles consistently applied and in compliance in all material respects with Cost Report filing requirements under any applicable Health Care Legal Requirement. There are no material claims, actions, or appeals pending before any Governmental Authority with respect to the Cost Reports, on or before the Closing Date. There is no threatened dispute with any Governmental Authority regarding the Cost Reports.

(g) Each member of the Company Group (i) is certified for participation and eligible for reimbursement under Government Program in which such member participates and (ii) is a party to current payor agreements with, or is otherwise entitled to bill, the Private Programs under which such member receives payments. Each member of the Company Group is in compliance in all material respects with the conditions of participation or conditions for coverage, as applicable, in the Government Programs and Private Programs in which it participates and terms, conditions, and provisions of all payor agreements it has in effect with the Government Programs and Private Programs. Since the Lookback Date, except as set forth on Section 3.19(g) of the Company Disclosure Schedule, no member of the Company Group (i) has received any notice of denial of payment, recoupment, suspension, or overpayment, set-off, penalty or fine from any Government Program, or any Private Program, with respect to the services provided by a member of the Company Group prior to the Closing other than notices of a non-material nature received in the ordinary course of business; and (ii) has any outstanding overpayments received from, or refunds due to Government Programs or Private Programs that are in excess of $100,000. There are no outstanding audit inquiries or additional documentation requests made by or with respect to the Government Programs or the Private Programs to which the Company Group have not responded in the ordinary course, nor any denials of valid claims submitted under Government Programs or Private Programs with respect to which the Company Group have not submitted appeals in the ordinary course and pursuant to applicable payer procedures. Section 3.19(g) of the Company Disclosure Schedule sets forth a list of all material Program Denials of the Company Group that are pending as of the date of this Agreement. Except as would not reasonably be expected to be, individually or in the aggregate, material, all claims for payment submitted to a Government Program or Private Program were or are for services actually rendered, properly coded or claimed at the correct level and, except for clerical errors, otherwise true and correct. No member of the Company Group owes any amounts to the Medicare Program materially in excess of the amounts reserved therefor in the Financial Statements as a result of receiving payments in excess of (A) the hospice inpatient day cap or (B) the applicable limit on the average annual payment per beneficiary for hospice services (i.e., the aggregate cap).

(h) None of the Company or any of their respective Representatives acting on their behalf are, or since the Lookback Date have been, parties to (i) a corporate integrity agreement, a deferred prosecution agreement, or similar government-mandated compliance program with the OIG, the DOJ, a state attorney general, Medicaid fraud unit or other Governmental Authority, (ii) any settlement agreement, side letter, consent, order or similar contract or arrangement with the OIG, the DOJ, any state attorney general, the Medicaid fraud unit or any other Governmental Authority under which such member of the Company Group has reporting obligations to a Governmental Authority or (iii) any continuing material reporting obligations pursuant to a settlement agreement entered into with any Governmental Authority, in each case, related to any Health Care Legal Requirement.

(i) The members of the Company Group have (i) except as would not be, individually or in the aggregate, a Company Material Adverse Effect, verified that all employees and independent contractors providing clinical services have valid and current licenses, permits, and credentials and maintain records of same, (ii) except as would not be, individually or in the aggregate, a Company Material Adverse Effect, conducted criminal background checks on all applicable employees and independent contractors, and (iii) screened all officers, directors, employees and independent contractors under the HHS/OIG List of Excluded Individuals/Entities and equivalent state Medicaid program exclusion lists. Since the Lookback Date, no member of the Company Group has received notice that any healthcare professional employed by any member of the Company Group is under investigation by, or is not in good standing with, any Governmental Authority including a medical board.

(j) In accordance with 42 C.F.R. § 424.550(b), the initial enrollment of each home health agency owned by the Company Group in the Medicare program will have occurred at least thirty-six (36) months prior to the Closing Date, and except in connection with the Pre-Closing Reorganization, no such agency will have experienced a “change in majority ownership” (as such term is defined at 42 C.F.R. § 424.502) during the thirty-six (36) months preceding the Closing Date, or, if such a change will have occurred for any home health agency owned by the Company Group, that the requirements of one of the exceptions set forth at 42 C.F.R. § 424.550(b)(2) will have been satisfied.

(k) All of the contracts of the Company Group or the Business with a physician or immediate family member of a physician, a physician group, or any entity in which a physician or immediate family member of a physician is an equity owner, are in writing, are signed by the appropriate parties, set forth the services, space or goods to be provided, provide for fair market value compensation, are commercially reasonable, and comply with all applicable Health Care Legal Requirements, in each case, to the extent required by applicable Health Care Legal Requirements, and except as would not be material to any member of the Company Group.

(l) Section 3.19(l) of the Company Disclosure Schedule sets forth an true and complete list of all Medicare Advance Payments that have been requested and/or received by each member of the Company Group, including the name and Medicare provider number of the applicable member, the amount of such Medicare Advance Payment that has been requested and/or received by such member, and the amount (if any) of such Medicare Advance Payment that has been returned to, recouped or forgiven by, the applicable Governmental Authority. All information submitted and certifications made by Sellers in connection with the request and/or receipt of such Medicare Advance Payments are true and complete.

(m) Section 3.19(m) of the Company Disclosure Schedule sets forth a true and complete list of all COVID-19 Funds that have been requested and/or received by each member of the Company Group as of the date hereof, including the name and taxpayer identification number of the applicable member, the amount of COVID-19 Funds that have been requested and/or received by such member, the name of the distribution, allocation, grant or other program under which such COVID-19 Funds were received, and the amount (if any) of such COVID-19 Funds that has been returned to, recouped or forgiven by, the applicable Governmental Authority. No member of the Company Group has received any COVID-19 Funds under the Paycheck Protection Program Act. Each member of the Company Group is eligible under applicable Law, including the Relief Fund Payment Terms and Conditions, to receive the COVID-19 Funds that have been received by such Seller. Each Seller has submitted all attestations, certifications reports, financial records and/or other data elements for required reporting and audits required by applicable Law, including the Relief Fund Payment Terms and Conditions, in connection with its receipt of COVID-19 Funds, and all such attestations, certifications, reports, financial records and/or other data elements for required reporting and audits are true, accurate and complete. Each member of the Company Group has used, plans to use, has allocated to Parent or its eligible Affiliates, or has returned all COVID-19 Funds it has received and has prepared and/or maintained all financial or accounting records relating to such COVID-19 Funds, in each case, in compliance with applicable Law, including Relief Fund Payment Terms and Conditions. No member of the Company Group has been made the subject of or received any notice of any audit or review by any Governmental Authority in connection with the COVID-19 Funds. No member of the Company Group has taken any actions, or failed to take any actions, that will limit the ability of such member, Parent or its eligible Affiliates, to retain or obtain forgiveness of any COVID-19 Funds to the maximum extent permitted by applicable Law. Any COVID-19 Funds that have been received but have not been used by the Company Group have been reallocated to Parent or its other eligible Affiliates and have not been distributed to any other Person.

3.20 Brokers. Except for BofA Securities, Inc. (“BofA”), no broker, financial advisor, finder, investment banker or other Person is entitled to any broker’s, financial advisor’s, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers or the Company Group. Upon payment in full of all fees, commissions and expenses due to BofA at Closing, the Company Group will have no further obligations to BofA with respect to the transaction contemplated hereunder.

3.21 Affiliated Transactions. Except as set forth on Section 3.21 of the Company Disclosure Schedule, no current or former officer, director, shareholder, member or Affiliate of a member of the Company Group (including Sellers and their respective Affiliates other than the Company Group), any Affiliate of such Person, or any individual in such Person’s immediate family (a) directly or indirectly has any economic or ownership interest in any asset, real or personal, tangible or intangible, owned or used by any member of the Company Group (other than any asset set forth on Section 3.13(b) of the Company Disclosure Schedule that is retained by Sellers or their Affiliates after Closing or any assets retained by Sellers or their Affiliates after Closing and made available to the Company Group pursuant to the Transaction Services Agreement), (b) is engaged in any agreement or transaction with any member of the Company Group (other than Employee Plans), or (c) has made or received any loan or advance to or from the Company Group, guaranteed any liabilities or obligations of the Company Group or has had any of its liabilities or obligations guaranteed by the Company Group other than the Intercompany Accounts (each, an “Affiliated Transaction”).

3.22 Key Suppliers. No member of the Company Group or any Affiliate thereof has any material disputes concerning any products and/or services provided by any supplier or vendor who, in the fiscal year ended December 31, 2020, was one of the twenty-five (25) largest suppliers or vendors of products and/or services to the Company Group or the Business on a consolidated basis, based on amounts paid or payable (each, a “Key Supplier”), and no Key Supplier (in such capacity) has provided written notice of any material dispute with the Company Group or any Affiliate thereof. Schedule 3.22 of the Company Disclosure Schedule sets forth a true and complete list of each Key Supplier. No member of the Company Group or any Affiliate thereof has received written notice from any Key Supplier that such Person intends to cease conducting or materially reduce its business with the Company Group or the Sellers (with respect to the Business) or that such Person intends to terminate its existing relationship with the Company Group or the Sellers (with respect to the Business).

3.23 Key Third Party Payor Programs. Schedule 3.23 of the Company Disclosure Schedule sets forth a true and complete list of the top ten (10) Third Party Payor Programs, based on revenue received by the Company Group or the Business in the fiscal year ended December 31, 2020 (each, a “Key Payor”), and no Key Payor has provided written notice to the Company Group of any material dispute with the Company Group. As of the date hereof, no member of the Company Group has received written notice from any of the top two (2) Third Party Payor Programs in each market in which the Company Group and the Business operates, based on revenue received by the Company Group and the Business in the fiscal year ended December 31, 2020, that such Person intends to cease conducting its business with the Company Group or the Sellers (with respect to the Business) or that such Person intends to terminate its existing relationship with the Company Group or the Sellers (with respect to the Business).

3.24 Anticorruption. The Company Group and each of its respective officers, directors, employees and agents (collectively and acting in such capacity, the “Relevant Persons”) have not directly or indirectly violated or taken any act in furtherance of violating any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended) or any other anti-corruption or anti-bribery laws or regulations applicable to the Company Group. The Relevant Persons have not directly or indirectly taken any act in furtherance of any payment, gift, bribe, rebate, loan, payoff, kickback, or any other transfer of value (or offer, promise, or authorization thereof) in violation of anti-corruption or anti-bribery laws or regulations applicable to the Relevant Persons to any individual or entity (including (a) any official, officer, employee, or representative of, or any person acting in an official capacity for or on behalf of, any Governmental Authority; (b) any political party or party official or candidate for political office; (c) a Politically Exposed Person (PEP) as defined by the Financial Action Task Force (FATF); or (d) any official, officer, employee, or representative of a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Authority) for the purpose of: (i) improperly influencing or inducing such individual or entity to do or omit to do any act or to make any decision in an official capacity or in violation of a lawful duty; (ii) inducing such individual or entity to influence improperly his or her or its employer, public or private, or any Governmental Authority, to affect an act or decision of such employer or Governmental Authority, including to assist any individual or entity in obtaining or retaining business; or (iii) securing any improper advantage (e.g., to obtain a tax rate lower than allowed by applicable law).

3.25 Trade Compliance. The Relevant Persons have not in the course of their actions for, or on behalf of, the Company Group engaged directly or indirectly in transactions: (i) connected with any of Crimea, Cuba, Iran, North Korea, or Syria; or (ii) connected with any government, country, or other individual or entity that is the target of U.S. economic sanctions administered by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”), or the target of any applicable sanctions regime, including any transactions with specially designated nationals or blocked persons designated by OFAC; or (iii) prohibited by any law administered by OFAC, or by any other applicable economic or trade sanctions law.

3.26 Prior Owned Businesses. Section 3.26 of the Company Disclosure Schedule sets forth a true and complete list of all Businesses previously owned and operated, directly or indirectly, by any member of the Company Group within the last six (6) years, which (i) are no longer in operation or (ii) have been sold to a third party and any member of the Company Group has a continuing liability or obligation in respect thereof under any purchase agreement or other agreement with such third party (the “Prior Owned Businesses”). Except where specifically excluded herein, all representations and warranties set forth in Article III hereof are equally made in respect of the Prior Owned Businesses.

3.27 Disclaimer of Other Representations and Warranties.

(a) NONE OF PARENT, THE SELLERS, THE MEMBERS OF THE COMPANY GROUP, ANY RESPECTIVE AFFILIATES THEREOF, OR ANY ADVISERS OR REPRESENTATIVES (FINANCIAL, LEGAL OR OTHERWISE) OF ANY OF THE FOREGOING, HAVE MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE SELLERS, ANY MEMBER OF THE COMPANY GROUP OR THEIR BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN, WITH RESPECT TO THE COMPANY GROUP, SOLELY THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III AND THE CLOSING CERTIFICATE AND, WITH RESPECT TO A SELLER OR PARENT, SOLELY THOSE REPRESENTATIONS AND WARRANTIES OF SUCH SELLER OR PARENT EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV HEREOF AND THE CLOSING CERTIFICATE.

(b) Without limiting the generality of the foregoing, none of Parent, the Sellers, the Company Group or any respective Affiliates or Representatives thereof have made, and shall not be deemed to have made, any representations or warranties in the information or materials relating to any member of the Company Group or their businesses made available to Buyer and its Affiliates, including any projections, due diligence materials, data room materials, or in any presentation by management of the Company Group or others in connection with the transactions contemplated hereby (including that certain Project Hestia: Information Packet, dated October 2020, or Project Hestia: Management Presentation, dated December 2020, provided to Buyer related to the transactions contemplated hereby), and no statement contained in any of such information or materials or made in any such presentation shall be deemed a representation or warranty hereunder or relied upon by Buyer in executing, delivering and performing this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby. As further provided in Section 5.9 herein, Buyer expressly acknowledges the foregoing disclaimer by Parent, the Companies and Sellers and disclaims reliance on any representations and warranties other than as expressly set forth in Article III and Article IV of this Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES REGARDING PARENT AND THE SELLERS

Except as set forth in the Company Disclosure Schedule, Parent and the Sellers hereby represent and warrant to Buyer as follows:

4.1 Organization and Qualification. Parent and each Seller is a corporation, limited liability company or other organization duly incorporated or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation or organization, except as would not, individually or in the aggregate, materially and adversely affect the ability of Parent and the Sellers to consummate the transactions contemplated by, or perform its obligations under, this Agreement or any other Transaction Document. Each Seller (a) has all the requisite corporate or other organizational power and authority to own, lease and operate its properties (including, with respect to the Sellers, the Securities) and to carry on its business as it is now being conducted and (b) is duly qualified to do business and is, to the extent legally applicable, in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, except where the failure to have such power and authority or to be so qualified would not, individually or in the aggregate, materially and adversely affect the ability of the Sellers to consummate the transactions contemplated by this Agreement or any other Transaction Document.

4.2 Authority; Enforceability. Parent and each Seller has the requisite corporate or company power (as the case may be) and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and each Seller of this Agreement and each other Transaction Document as of the Closing, and the consummation of the transactions contemplated hereby and thereby by Parent and such Seller have been duly and validly approved by Parent and such Seller’s board of directors or manager(s) (as the case may be) and have been duly and validly authorized by all corporate or company action, and no other proceeding on the part of Parent or such Seller or the board of directors or manager(s) (as the case may be) or equityholders of Parent or such Seller is necessary to authorize any Transaction Document to which Parent or such Seller is a party or any other instrument required to be executed and delivered by Parent or such Seller at the Closing or the consummation of the transactions contemplated thereby. This Agreement and each other Transaction Document as of the Closing, (a) has been (or will be, as applicable, when executed and delivered) duly and validly executed and delivered by Parent and each Seller, and (b) assuming the due authorization, execution and delivery thereof by each other party thereto, constitutes (or will constitute, as applicable, when executed and delivered) a legal, valid and binding obligation of Parent and such Seller, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at law).

4.3 Title. Each Seller (a) is the sole holder of record, beneficial owner of and has good and valid title to the Securities of the applicable Company indicated as being owned by such Seller on Section 4.3 of the Company Disclosure Schedule, free and clear of all Liens (other than pursuant to applicable state or federal securities laws or any stockholder or similar agreements), and (b) has full power, right and authority to sell, assign, transfer and deliver such Securities to Buyer. There are no outstanding options or other rights or agreements, commitments or understandings of any kind to acquire from any Seller, or to transfer or sell, any Securities or securities convertible into or exercisable or exchangeable for Securities. None of Parent or any Seller is the subject of any bankruptcy, reorganization, or similar Proceedings. Upon the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, at the Closing, Buyer will acquire good and valid title to such Seller’s Securities, free and clear of all Liens, other than pursuant to applicable state or federal securities laws or any stockholder or similar agreements or Liens created by Buyer or its Affiliates (including the Company Group following the Closing).

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Companies and the Sellers as follows:

5.1 Organization. Buyer (a) is a limited liability company duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all the requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and (c) except as would not have a Buyer Material Adverse Effect, is duly qualified to do business and is in good standing in each jurisdiction in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified.

5.2 Authority; Enforceability. Buyer has all necessary limited liability company power and authority to execute and deliver this Agreement, each other Transaction Document to which it is a party and each instrument required to be executed and delivered by it prior to or at the Closing and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement, each other Transaction Document to which it is a party and each instrument required hereby to be executed and delivered by Buyer prior to or at the Closing, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Buyer, and no other limited liability company or similar proceeding on the part of

Buyer or the board of directions or manager(s) (as the case may be) or equityholders of Buyer is necessary to authorize this Agreement, any other Transaction Document to which it is a party or any instrument required to be executed and delivered by Buyer prior to or at the Closing or the consummation of the transactions contemplated hereby or thereby. This Agreement and each other Transaction Document has been (or will be, as applicable, when executed and delivered), duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery hereof by each other party hereto and thereto, constitutes (or will constitute, as applicable, when executed and delivered) a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at law).

5.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery by Buyer of this Agreement, the other Transaction Documents to which Buyer is a party or any instrument required by this Agreement or any other Transaction Document to be executed and delivered by Buyer on or prior to the Closing do not, and the performance of this Agreement, the other Transaction Documents to which Buyer is a party and any instrument required by this Agreement or any other Transaction Document to be executed and delivered by Buyer on or prior to the Closing shall not, (i) conflict with or violate the organizational documents of Buyer or (ii) assuming that all consents, approvals, authorizations and permits contemplated by Section 5.3(b) have been obtained, and all actions, filings and notifications described in such section have been taken or made (as applicable), conflict with or violate in any respect any Law or Order applicable to Buyer or by which any of its properties, rights or assets is bound or affected, or (iii) conflict with, result in a breach or violation of, or require a consent or notice under, or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or impair Buyer’s rights or alter the rights or obligations of any party under, give rise to a right of payment under, or give to others any rights to terminate, amend, modify, accelerate or cancel, or result in the creation of a Lien on any of the properties, rights or assets of Buyer pursuant to, any material contract to which Buyer is a party, or by which Buyer or its properties, rights or assets is or are bound or affected, except, in the case of clauses (ii) and (iii), as would not have a Buyer Material Adverse Effect.

(b) Assuming the accuracy and completeness of the representations and warranties of Parent, the Sellers and the Companies contained in Section 3.5, and except for any such filings and Governmental Approvals or other actions required under the HSR Act or as otherwise set forth on Section 5.3(b) of the Buyer Disclosure Schedule, no Governmental Approval of, or Filing with, any Governmental Authority, is required to be obtained or made by or with respect to Buyer in connection with the execution, delivery and performance by Buyer of this Agreement or any other Transaction Document or consummation of the transactions contemplated hereby and thereby.

5.4 Absence of Litigation, Claims and Orders. There are no (a) Claims pending or, to the Knowledge of Buyer, threatened against Buyer or any of its Subsidiaries or Affiliates or any of their respective properties, rights or assets, or (b) Orders outstanding to which Buyer or any of its properties, rights or assets is subject in either case that would have a Buyer Material Adverse Effect. There are no Claims pending, or, to the Knowledge of Buyer, threatened on behalf of or against Buyer or any of its Subsidiaries or Affiliates that (i) challenges (A) the validity of this Agreement or any other Transaction Document to which Buyer or any of its Subsidiaries or Affiliates is a party or (B) any action taken or to be taken by Buyer or any of its Subsidiaries or Affiliates pursuant to this Agreement or any other Transaction Documents to which Buyer or any of its Subsidiaries or Affiliates is a party or in connection with the transactions contemplated hereby and thereby, (ii) would reasonably be expected to materially impair or delay Buyer’s or Buyer Guarantor’s ability to consummate the transactions contemplated hereby, or (iii) would reasonably be expected to materially adversely affect Buyer’s or Buyer Guarantor’s performance under this Agreement or the consummation by Buyer or Buyer Guarantor of the transactions contemplated hereby (each of the effects in clause (ii) or (iii) being, a “Buyer Material Adverse Effect”).

5.5 Solvency. Assuming the accuracy and completeness of the representations and warranties of Parent, the Sellers and the Companies contained in this Agreement and satisfaction of the conditions set forth in Article VIII, upon consummation of the transactions contemplated by this Agreement, none of Buyer and the Company Group (on a consolidated basis) will (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond its ability to pay such debts as they mature or (c) have liabilities in excess of the reasonable market value of its assets.

5.6 Investment Intent. Buyer is acquiring the Securities for its own account, for investment purposes only and not with a view to their distribution within the meaning of Section 2(a)(11) of the Securities Act. Buyer has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Securities, and Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Securities. Buyer acknowledges that the Securities have not been registered under the Securities Act, or any state securities Laws, and understands and agrees that it may not sell or dispose of any of the Securities except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable state, foreign or federal securities Laws. Buyer is an “accredited investor” (as defined under Regulation D promulgated under the Securities Act).

5.7 Brokers. Except for Truist Securities, Inc., the fees and commissions of which shall be paid by Buyer (and not, for the avoidance of doubt, the Company Group), no broker, financial advisor, finder, investment banker or other Person is entitled to any broker’s, financial advisor’s, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

5.8 WARN Act Matters. As of the date hereof, none of Buyer or any of its Affiliates is contemplating any reduction in force or terminations of employees of the Company Group within 60 days following the Closing Date that would give rise to a notice or payment in lieu of notice obligation under the WARN Act or any similar state or local Law.

5.9 Investigation and Acknowledgement of Non-Reliance. Buyer acknowledges and agrees that it (a) has made its own inquiry and independent investigation into, and, based thereon, has formed an independent judgment to its satisfaction concerning, the Securities, the Company Group and the condition (financial and otherwise), cash flow, results of operations, assets, liabilities, properties, prospects and projected operations of the Company Group, the transactions contemplated by this Agreement and any other assets, rights or obligations to be transferred hereunder or in connection herewith, including the contracts, customers, distributors, suppliers, vendors, employees, personnel or other business relationships of the Company Group; (b) has been furnished with, or given adequate access to, such information about the Securities, the Company Group and any other assets, rights or obligations to be transferred hereunder or in connection herewith as it has requested to Buyer’s satisfaction; and (c) has undertaken such due diligence (including a review of the assets, liabilities, books, records and contracts of the Company Group) as Buyer deems adequate, including that described above. Buyer specifically acknowledges and agrees that none of the Sellers, the Company Group or any other Person makes any, and none of the foregoing has made any, representations or warranties to Buyer regarding the probable success or profitability of the Company Group. Buyer further acknowledges and agrees that (i) the only representations and warranties made by or on behalf of the Company Group are the representations and warranties expressly and specifically made in Article III of this Agreement (as modified by the Company Disclosure Schedule) and the Closing Certificate, (ii) the only representations and warranties made by or on behalf of Parent or any Seller are the representations and warranties expressly and specifically made in Article III and Article IV of this Agreement (as modified by the Company Disclosure Schedule) and the Closing Certificate, (iii) except with respect to the representations and warranties expressly and specifically made by or on behalf of Parent, the Company Group or any Seller in Article III and Article IV of this Agreement, Buyer has not relied upon, and hereby expressly disclaims reliance upon, and Buyer expressly waives and releases Parent and each Seller and its Affiliates from any liability for any claims or Losses arising out of, relating to or resulting from, any other representations or warranties (of any kind or nature, express or implied, statutory or otherwise), statements or information, whether made or supplied by or on behalf of Parent, the Company Group, the Sellers or any of their Affiliates or Representatives or otherwise available to Buyer, including, without limitation, any projections or any information provided by or through their financial advisors or other Representatives, including information provided in management presentations, data rooms or other due diligence information (including, without limitation, as to the accuracy or completeness thereof) and that Buyer will not have any right or remedy arising out of any such other representation, warranty, statement or other information and (iv) any claims Buyer may have for breach of any representation or warranty shall be made solely against the Representation and Warranty Insurance Policy or under Article XI and be based solely on the representations and warranties of Parent and the Sellers regarding the Company Group or the Business made in Article III hereof (as modified by the Company Disclosure Schedule) or regarding Parent and the Sellers made in Article IV hereof (as modified by the Company Disclosure Schedule) or the representations and warranties of Parent, the Sellers or the Companies in the Closing Certificate.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY AND SPECIFICALLY MADE IN ARTICLE III AND ARTICLE IV (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE) OR IN THE CLOSING CERTIFICATE, BUYER, ON BEHALF OF ITSELF AND ITS AFFILIATES, SUCCESSORS AND PERMITTED ASSIGNS, HEREBY (A) IRREVOCABLY WAIVES ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONDITION OF THE COMPANY GROUP’S ASSETS OR ANY PART THEREOF AND (B) COVENANTS AND AGREES THAT, BUYER IS ACQUIRING THE SECURITIES AND THE ASSETS OF THE COMPANY GROUP ON AN “AS IS, WHERE IS” BASIS. Buyer (or one or more of its Affiliates) represented to the Representation and Warranty Insurance Policy’s underwriter that, as of the date hereof, such Person does not have any knowledge that any representation or warranty of Parent, the Companies or the Sellers (as modified by the Company Disclosure Schedule) in this Agreement are not materially true and correct.

ARTICLE VI.

PRE-CLOSING COVENANTS

6.1 Conduct of Business Pending Closing.

(a) During the period from the date of this Agreement and continuing through the Closing Date or the earlier termination of this Agreement pursuant to Section 9.1 hereof, except as required by Law, as expressly contemplated by this Agreement or in connection with the Pre-Closing Reorganization, as set forth on Section 6.1 of the Company Disclosure Schedule or with the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, Sellers with respect to the Business, (x) shall, and shall cause the Companies and each other member of the Company Group to, (i) use reasonable best efforts to carry on the Business in the ordinary course in substantially the same manner as heretofore conducted and (ii) use reasonable best efforts to maintain its assets and properties and to preserve their current relationships with material customers, employees and suppliers and others having material business dealings with the Business and (y) without limiting the foregoing, shall not, and shall cause the Company Group not to do any of the following:

(i) amend the organizational documents of any member of the Company Group;

(ii) (A) issue, sell, redeem or acquire any equity securities (including Securities) or any other ownership interest in any member of the Company Group; (B) effect any recapitalization, reclassification, restructuring, reorganization, liquidation, consolidation, equity split or combination or similar change in the capitalization of any member of the Company Group; (C) issue, sell, grant or accelerate the timing of payment or vesting of any option, warrant, convertible or exchangeable security, subscription, call, or other agreement or right of any kind to purchase or otherwise acquire (including by exchange or conversion) any ownership interest in any member of the Company Group; (D) enter into any contracts, agreements or arrangements to issue, redeem, acquire or sell any equity securities or any other ownership interests in any member of the Company Group; or (E) declare, set aside, make or pay any non-cash dividends or other non-cash distributions, with respect to any member of the Company Group, other than to another member of the Company Group;

(iii) sell or transfer, assign, convey, abandon, allow to lapse, or mortgage, pledge, lease, sublease, license, terminate any lease or license, or otherwise dispose of or result in the creation of a Lien on any tangible or intangible asset (including Intellectual Property) or related assets of the Company Group or the Business with a value in excess of $1,000,000;

(iv) (A) cause the Company Group to make any single capital expenditure, or a series of related capital expenditures, in excess of $1,000,000, except for expenditures pursuant to projects for which work has already been commenced or committed, as contemplated in the Company Group’s financial budget and plan previously made available to Buyer, or (B) fail to use commercially reasonable efforts to make any capital expenditures, in excess of $1,000,000, in accordance with the Company Group’s financial budget previously made available to Buyer;

(v) except as may be required as a result of a change in Law or GAAP, make any material change in any of the accounting practices or principles used by the Company Group;

(vi) (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, or recapitalization with respect to any member of the Company Group (other than as contemplated by this Agreement); (B) acquire (by merger, consolidation or otherwise) directly or indirectly, any equity interests or assets of any other Person; or (C) make any loans, advances or capital contributions to, or investments in, any other Person, other than a member of the Company Group, provided, however that this section shall not apply with respect to any Intercompany Accounts so long as such Intercompany Accounts are settled prior to Closing in accordance with Section 6.5(b);

(vii) except in the ordinary course of business consistent with past practice and/or except as required by any written agreement in effect as of the date hereof, and except as required by applicable Law (A) provide or grant any salary or wage increases or rights to, or increase or agree to increase, fund or secure, or accelerate the vesting or payment of, any compensation or benefits of or payments (including transaction-related or severance payments or benefits) to any current or former Company Employee or Parent Business Employee or other service provider of the Company Group or the Business, (B) establish, adopt, amend, transfer, terminate or modify any Parent Plan in a manner that materially increases the liability of the Company Group, except to the extent such action is applicable generally to employees of Parent and its Affiliates; or (C) establish, enter into, adopt, amend, modify or terminate any Company Plan;

(viii) (A) terminate the employment of any Company Employee or Parent Business Employee with an annual base salary in excess of $150,000, other than for cause (after providing notice to Buyer); (B) other than in the ordinary course of business consistent with past practice in respect of Company Employees or Parent Business Employees with annual base compensation below $150,000, hire any Company Employee or Parent Business Employee; (C) change the duties of, or transfer or permit to be transferred to Parent or an Affiliate of Parent, any Company Employee or Parent Business Employee such that such individual is no longer a Company Employee or Parent Business Employee; or (D) change the duties of, or transfer or permit to be transferred to an Affiliate of Parent, any individual who is not a Company Employee or Parent Business Employee such that such individual becomes a Company Employee or Parent Business Employee;

(ix) (A) amend, renew, terminate, waive, release or assign any rights under, any Material Contract (excluding amendments of contracts entered into in the ordinary course of business that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group or the Business), (B) enter into any agreement, or amend an existing agreement, with a physician to perform medical director or physician services, which amendment would result in a change to compensation or (C) except in the ordinary course of business, enter into or take any of the foregoing actions with respect to any contract that, if entered into amended or modified prior to the date hereto, would be required to be listed in Section 3.6(a) of the Company Disclosure Schedule;

(x) (A) incur Indebtedness in excess of $100,000 individually or $250,000 in the aggregate or (B) cancel, compromise or forgive any debt or Claim owing to any member of the Company Group, provided, however that this section shall not apply with respect to any Intercompany Accounts so long as such Intercompany Accounts are settled prior to Closing in accordance with Section 6.5(b);

(xi) cancel or release any insurance coverage disclosed in Section 3.17 of the Company Disclosure Schedule (or any insurance policy that has replaced any such insurance policy) other than in the ordinary course of business consistent with past practice;

(xii) commence, settle, waive, release or assign any Claims of a member of the Company Group or relating to the Business (A) in excess of $500,000 individually or $1,500,000 in the aggregate or (B) that provides for any non-de minimis non-monetary obligations or restrictions.

(xiii) other than in accordance with Section 6.5, enter into, renew, modify or amend any Affiliated Transactions;

(xiv) change any material policy or practice regarding extensions of credit, prepayments, sales, collections, receivables or payment of accounts with respect to the business of any member of the Company Group and/or accelerate or delay the payment or receipt of any payables or receivables, in each case, outside the ordinary course of business consistent with past practice;

(xv) immediately following the Reference Time through the Closing, (A) pay, dividend or distribute any amounts (in cash or in-kind) to Sellers or any of their Affiliates (other than the Company Group) or (B) sell, liquidate or dispose of or otherwise use any Cash on Hand and/or any current assets of the Company Group including with the calculation of Closing Date Net Working Capital in order to (x) make any payments in respect of or discharge any estimated Company Closing Indebtedness and/or estimated Selling Expenses, (y) pay any amounts (in cash or in-kind) to Sellers or any of their Affiliates or (z) repurchase any equity interests of any member of the Company Group and/or equityholder thereof;

(xvi) make, change or revoke any material Tax election, amend any material Tax Returns or file any claims for material Tax refunds, enter into any material closing agreement, settle any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, change any annual Tax accounting period or adopt or change any material method of accounting, in each case, other than any such action that would not be applicable to the Company Group;

(xvii) make, change or revoke any entity classification election with respect to any member of the Company Group; or

(xviii) authorize or enter into any agreement in furtherance of any of the foregoing.

(b) Subject to and without limiting Section 6.9, the foregoing shall not prevent the Sellers (with respect to the Business) or the Company Group from taking any reasonable and appropriate action (including the establishment of any policy, procedure or protocol) in response to COVID-19; provided, that the Sellers, their Affiliates or the Company Group shall use reasonable best efforts to provide written notice (e-mail will suffice) as to any such material actions, other than routine operating policies, procedures and protocols generally applicable to the business of Parent and its Affiliates; provided further that, notwithstanding anything to the contrary contained in Section 6.1(a), if any such action is a Material COVID-19 Action, the Sellers and Company Group shall obtain Buyer’s written consent (not to be unreasonably withheld, conditioned or delayed) prior to taking any such action.

(c) Buyer acknowledges and agrees that: (i) nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Company Group prior to the Closing Date, (ii) prior to the Closing Date, each member of the Company Group shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Buyer shall be required with respect to any matter set forth in this Section 6.1 or elsewhere in this Agreement to the extent the requirement of such consent would reasonably be expected to conflict with or violate any Law.

(d) All requests shall be made in writing by the Company Group to                              or such other persons as may be notified in writing by Buyer to Sellers or the Company Group. Buyer shall use commercially reasonable efforts to respond to such requests as promptly as reasonably practicable. If Buyer fails to respond in writing within five (5) Business Days following receipt of a written or email request by the Company Group, then Buyer shall be deemed to have approved or consented to such request by the Company Group.

6.2 Access to Information; Confidentiality.

(a) From the date hereof until the Closing Date or earlier termination of this Agreement, the Companies will provide (or cause to be provided) Buyer and its Representatives with reasonable access during normal business hours to such books and records of the Company Group and the Business as Buyer may reasonably request in advance, in each case, solely to the extent relating to the transition of such member of the Company Group’s business or the Business to Buyer or to facilitate the consummation of the Closing; provided, that (i) such access will be given in a manner that minimizes interference with the operations, activities and employees of the Company Group, (ii) such access and disclosure would not violate the terms of any agreement to which any member of the Company Group is bound or any applicable Law, (iii) such access and disclosure would not jeopardize any attorney-client or other privilege, (iv) all arrangements for access shall be made in advance in writing to                      or such other persons as may be notified in writing by Sellers or the Company Group to Buyer, (v) the auditors and accountants of the Company Group shall not be obligated to make any workpapers available to any Person unless and until such Person has executed a customary agreement relating to such access to workpapers in form and substance reasonably acceptable to such auditors or accountants, (vi) if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records shall be subject to applicable rules relating to discovery, and (vii) any access shall be subject to the Company Group’s reasonable security and insurance measures and shall not include the right to conduct any environmental testing, sampling or intrusive investigations of any kind. Prior to the Closing, Buyer and Buyer’s Representatives will contact and communicate with the employees, contractors, customers, suppliers, regulators and other business relations of the Company Group in connection with the transactions contemplated hereby only with the prior written consent of the Sellers (which may be withheld in the Sellers’ sole discretion), provided further, that the Companies shall have the right to have a Representative present during any such contact. Neither the Company Group nor the Sellers makes any representation or warranty as to the accuracy of any information (if any) provided or obtained pursuant to this Section 6.2(a).

(b) Buyer shall keep all information of the Company Group (including the terms of this Agreement) confidential in accordance with the terms of the confidentiality agreement, dated as of October 27, 2020, between HCA Management Services, L.P. and Parent (the “Confidentiality Agreement”), and Buyer shall be responsible for compliance with, and any breach of the foregoing, by its Representatives. The information provided pursuant to Section 6.2(a) and the Confidentiality Agreement will be used by Buyer solely for the purpose of effecting the transactions contemplated hereby and by any other Transaction Document.

6.3 Reasonable Efforts; HSR Act Filings; Further Assurances.

(a) As soon as possible after the date hereof, each of Buyer and each Company (other than the JV LLC) shall use its commercially reasonable efforts to make and shall cause their Affiliates or owners to use reasonable best efforts to make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required of such party by any Governmental Authority in connection with the transactions contemplated by this Agreement, including: (i) the Filings identified on Section 3.5 of the Company Disclosure Schedule and on Section 5.3 of the Buyer Disclosure Schedule that are required to be made with a Governmental Authority, (ii) any Filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” Laws and the securities Laws of any foreign country, and (iii) any other applicable Laws or rules and Regulations of any Governmental Authority relating to, and material to the consummation of, the transactions contemplated hereby. Subject to restrictions required by Law, Buyer and the Companies shall promptly supply, and shall cause their Affiliates or owners promptly to supply, the others with any information that may be reasonably required in order to make any Filings or applications pursuant to this Section 6.3(a). Buyer will pay all fees associated with all filings and submissions referred to in this Section 6.3.

(b) Without limiting the generality of the foregoing, each of Buyer, each member of the Company Group and the Sellers shall make an appropriate Filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement, promptly (and in any event, within ten (10) Business Days) after the date of this Agreement. In connection with such Filings, each of Buyer, each member of the Company Group and the Sellers shall (i) supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material, including requests for production of documents and production of witnesses for interviews or depositions, that may be requested by any Governmental Authority and (ii) include in each such filing a request for early termination or acceleration of any applicable waiting or review periods, to the extent available under the applicable Laws or Regulations. Without limiting the foregoing, none of Buyer, the members of the Company Group or the Sellers or any of their respective Affiliates shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior written consent of the other parties hereto.

(c) Subject to applicable confidentiality restrictions or restrictions required by Law, Buyer and the Company Group will notify the other party promptly upon the receipt of: (i) any investigation, comments, questions or other inquiry from any officials of any Governmental Authority in connection with any Filings under the HSR Act made pursuant hereto, and (ii) any request by any officials of any Governmental Authority for amendments or supplements to any Filings under the HSR Act made pursuant to any applicable Laws and rules and Regulations of any Governmental Authority. Whenever any event occurs that is required to be set forth in an amendment or supplement to any Filing under the HSR Act made pursuant to Section 6.3(a), Buyer or the Company Group, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Authority such amendment or supplement. Without limiting the generality of the foregoing, the parties shall use reasonable good faith efforts to consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated by this Agreement (but, for the avoidance of doubt, not including any interactions between Buyer or the Company Group with Governmental Authorities in the ordinary course of business or any disclosure that is not permitted by Law), and each party shall promptly provide the other party, upon reasonable request, with copies of all correspondences, communications, documents, filings and other materials prepared or filed in connection with any of the foregoing. Neither Buyer nor the Company Group shall independently participate in any substantive communication with any Governmental Authority in respect of any such filings, investigation, comments, questions or other inquiry under the HSR Act without giving the other prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. The parties may, as they deem advisable, designate any competitively sensitive materials provided to the other under this Section 6.3(c) or any other section of this Agreement as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

(d) Buyer agrees to use its reasonable best efforts to take all actions that are necessary or reasonably advisable or as may be required by any Governmental Authority or any other Person to expeditiously consummate the transactions contemplated by this Agreement. Notwithstanding anything in this Section 6.3(d) or elsewhere in this Agreement, Buyer shall not be required to (i) propose, negotiate, commit to, enter into or effect a consent decree, consent agreement or other agreement or arrangement containing Buyer’s agreement to hold separate, license, sell and/or divest (pursuant to such terms as may be sought by any Governmental Authority) assets or businesses of Buyer and its Affiliates and/or the Company Group after the Closing, (ii) propose, negotiate, commit to, enter into or effect ancillary agreements relating to any sale, divestiture, licensing or disposition of assets or businesses, (iii) terminate, amend or assign existing relationships, contractual rights or obligations, (iv) amend, assign or terminate existing licenses or other agreements, or enter into new licenses or agreements, or (v) otherwise take or commit to take actions that after the Closing Date would limit Buyer’s or its Affiliates’ (including the Company Group’s) freedom of action with respect to, or its ability to retain, one or more of the businesses, product lines or assets of Buyer and its Affiliates (including the Company Group) in order to obtain satisfaction of the closing conditions set forth in this Agreement, if any such foregoing action, in each of (i)-(iv), (A) would reasonably be expected to, individually or in the aggregate, (1) materially reduce the reasonably anticipated benefits to Buyer of the transactions contemplated by this Agreement, (2) materially and adversely impact Buyer or any of Buyer’s Subsidiaries other than, after the Closing, the Company and the Company’s Subsidiaries or (3) impact the Company or any of the Company’s Subsidiaries in a manner that is material to the Company and the Subsidiaries, taken as a whole or (B) is not contingent on the consummation of the transactions contemplated hereby. In addition, Buyer and the Company Group shall not be required to oppose and defend against, including by appeal, any motion, application or action or other proceeding for a temporary, preliminary or permanent injunction or order against or preventing, restraining or delaying the consummation of the Closing or the transactions contemplated hereby.

(e) Except as specifically required by this Agreement, Buyer will not take any action, the effect of which would be to materially delay or impede the ability of the parties hereto to consummate the Closing and the transactions contemplated hereby. Without limiting the generality of the foregoing, from the date hereof until the earlier of (i) the applicable waiting periods, if any, under the HSR Act having expired or been terminated or (ii) Closing Date or the earlier termination of this Agreement pursuant to Section 9.1, Buyer will not, and will not permit any of its Affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation or other transaction (or series of transactions) would reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, the expiration or termination of any applicable waiting period or any consents, Orders or other approvals of any Governmental Authority under the HSR Act necessary to consummate the Closing and the transactions contemplated hereby, (ii) increase the risk of any Governmental Authority entering an Order or judgment with respect to the HSR Act prohibiting the consummation of the transactions contemplated hereby, (iii) increase the risk of not being able to remove any such Order or judgment with respect to the HSR Act on appeal or otherwise, or (iv) delay or prevent the consummation of the Closing and the transactions contemplated hereby.

(f) Upon the terms and subject to the conditions set forth in this Agreement, Parent, each Seller and Company, on the one hand, and Buyer, on the other hand, agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as possible following the date hereof, including using its reasonable best efforts to accomplish the following: (i) the causing of all of the conditions set forth in Article VIII to the other party’s obligations to consummate the transactions contemplated hereby to be satisfied and to consummate the other transactions contemplated hereby, (ii) the prompt obtaining of all necessary actions or non-actions, expirations of all necessary waiting periods, waivers, consents, clearances, approvals, Orders and authorizations from Governmental Authorities required by it and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any, and payment of all related filing fees) required by it, (iii) the prompt obtaining of all necessary consents, approvals or waivers from third parties; provided, however, in no event shall obtaining any such consent, approval or waivers be required as a condition to Closing hereunder, and (iv) the execution or delivery of any additional instruments necessary to carry out fully the purposes of, this Agreement. In case at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of Buyer shall use commercially reasonable efforts to take, or cause to be taken, all such necessary actions. The parties hereto shall not intentionally take any action that would reasonably be expected to have the effect of materially delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

6.4 Exclusive Dealing. The Company Group and the Sellers shall, and shall cause their controlled Affiliates and direct their Representatives to, immediately cease all existing solicitations, discussions and negotiations with any Persons with respect to any Acquisition Transaction. From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article IX, the Company Group and the Sellers shall not and shall not authorize or permit its Affiliates or Representatives to, (a) solicit, initiate or knowingly encourage the submission of a proposal or offer from any third party (other than Buyer) with respect to an Acquisition Transaction, (b) enter into any letter of intent, memorandum of understanding or similar agreement with respect to any Acquisition Transaction, or (c) enter into, participate, engage or knowingly assist in any manner in negotiations, understandings or discussions with any Person (other than Buyer or any of its Affiliates or Representatives) relating to any Acquisition Transaction. In the event an offer, proposal or agreement relating to an Acquisition Transaction is received by or communicated to any Seller, or any Affiliates of any Seller, from a Person (other than Buyer or an Affiliate of Buyer), such Seller will notify Buyer of the receipt of such offer, proposal or agreement.

6.5 Release of Guarantees; Settlement of Intercompany Accounts; Termination of Affiliated Transactions.

(a) The parties hereto agree to cooperate and use their reasonable best efforts to obtain the release of any Seller or any of the Sellers’ Affiliates that is a party to any guarantee, performance bond, bid bond or other similar agreements on behalf of a member of the Company Group that is set forth on Section 6.5(a) of the Company Disclosure Schedule (the “Seller Guarantees”). If any of the Seller Guarantees are not released prior to or at the Closing, (i) the parties hereto will continue to cooperate and use their reasonable best efforts to obtain the release of any Seller or any of the Sellers’ Affiliates that is a party to any such Seller Guarantee (including, but not limited to, the replacement guarantees by Buyer and Buyer Affiliates) and (ii) the Buyer or the Company will from and after Closing indemnify such Seller or Affiliate party to any such Seller Guarantee harmless for any and all payments required to be made due to the post-Closing acts or omissions of the Buyer and its Affiliates under, and costs and expenses incurred in connection with, any such Seller Guarantee by such Seller or Affiliate following the Closing until such Seller Guarantee is released, except for any payment as a result of such Seller’s or Affiliate’s gross negligence or willful misconduct.

(b) Prior to the Closing, Sellers shall cause all intercompany receivables, payables, loans and other accounts (collectively, “Intercompany Accounts”) in existence immediately prior to the Closing between any member of the Company Group, on the one hand, and any Seller or its Affiliates (other than the Company Group), on the other hand, to be contributed, distributed, transferred, assumed or released such that, as of the Closing, there are no Intercompany Accounts outstanding between any member of the Company Group, on the one hand, and any Seller or its Affiliates (other than the Company Group), on the other hand.

(c) Prior to the Closing, the Sellers shall, and shall cause their respective Affiliates to, terminate and settle all Affiliated Transactions (other than those set forth on Section 6.5(c) of the Company Disclosure Schedule, which may be updated by mutual agreement of the parties after the date hereof and prior to the Closing), with no further obligation or liability of the Company Group from and after Closing.

6.6 Additional Financial Information. Within thirty (30) days following the end of each calendar month between the date of this Agreement and the Closing Date, Sellers will deliver to Buyer copies of the unaudited consolidated balance sheets and the related unaudited consolidated statements of operations of the Company Group for each month then ended. Such financial statements shall be prepared from and in accordance with the books and records of the Company Group, shall fairly present the financial position and results of operations of the Business as of the date and for the period indicated, and shall be prepared in accordance with GAAP, consistently applied, except that such financial statements need not include required footnote disclosures, nor reflect normal year-end adjustments or adjustments that may be required as a result of the transactions contemplated by this Agreement.

6.7 Pre-Closing Reorganization. Parent and Sellers shall cause the Pre-Closing Reorganization to be consummated prior to the Closing. Sellers shall keep Buyer reasonably apprised on the status of the Pre-Closing Reorganization and shall provide Buyer with such information as Buyer may reasonably request with respect to the implementation of the Pre-Closing Reorganization, and shall, upon the request of Buyer, provide drafts of all documents (including any Tax forms) effectuating the Pre-Closing Reorganization to Buyer for Buyer’s reasonable review and comment. From the date of its formation until the Closing, Parent and Sellers shall cause the JV LLC to not hold any assets other than the Target Securities, incur any liabilities or engage in any activities other than assets, liabilities or activities incident to its formation or the maintenance of its existence or as required to be taken by the JV LLC in order to effect the Pre-Closing Reorganization and the other transactions contemplated by this Agreement and the other Transaction Documents.

6.8 Transition Plan. Promptly after the date hereof, Sellers and Buyer shall each appoint a transition team to: (i) cooperate in good faith to develop a mutually agreeable separation plan for separating the Business from the Retained Business so as to minimize the adverse impact of such separation on the Business and the Retained Business, and (ii) review, revise and update, where appropriate, the schedules to the Transition Services Agreement between the date hereof and Closing and any such mutually agreed upon revised and updated schedules will replace the corresponding schedules attached to the form of Transition Services Agreement. In addition, promptly after the date hereof, Sellers and Buyer shall cooperate and negotiate in good faith non-exclusive access licenses or other similar arrangements to provide for the continued use by the Company Group following Closing of facilities set forth on Section 6.8 of the Company Disclosure Schedule, on a transitional or longer basis as the parties may reasonably agree, in each case, subject to compliance with any limitations set forth in any leases or loan agreements with respect to such facilities.

6.9 COVID-19 Funds. Sellers shall keep Buyer reasonably informed, and, to the extent practicable, reasonably consult in advance with Buyer, as to any actions taken or proposed to be taken in connection with any COVID-19 Funds that would affect the Business or the Company Group following Closing, provided that neither Seller nor any of its Affiliates shall be required to seek or obtain the consent of Buyer prior to applying for, reporting, conducting audits, requesting or otherwise seeking, or accepting or repaying, or taking any similar action with respect to, any COVID-19 Funds.

6.10 Shared Contracts. The parties acknowledge that the Business benefits from certain Shared Contracts. Except as set forth on Section 6.10 of the Company Disclosure Schedule or with respect to any Shared Contracts that are identified in writing by Buyer prior to the Closing, prior to the Closing, Parent and Sellers shall use reasonable best efforts to either (i) fully or partially assign the rights and obligations applicable to the Business under each Shared Contract, including, if necessary, by obtaining the agreement of the third party that is the counterparty to such Shared Contract to such full or partial assignment, or (ii) obtain the agreement of the third party that is the counterparty to each Shared Contract to enter into a new contract effective as of the Closing Date pursuant to which the Business holds the same rights and are subject to the same obligations, in all material respects, as it held and was subject to under the Shared

Contract to prior to the Closing and, where applicable, to cause the applicable counterparty to release the Sellers and their applicable Affiliates (excluding the Company Group) from any commitments or liabilities thereunder. Notwithstanding the foregoing, this Section 6.10 shall not apply to, and Parent and Sellers shall not have any obligation with respect to, any Shared Contract for general, corporate and administrative or similar services.

6.11 Allocation Schedule. The parties agree that prior to Closing Buyer shall prepare a draft of the Allocation Schedule consistent with the fourth recital to this Agreement and the fair market value and the valuations and/or appraisals obtained by the parties of the members of the Company Group and their respective businesses. Buyer shall deliver such Allocation Schedule to the Sellers no later than thirty (30) days prior to the Closing Date. If Sellers object to any item reflected on such Allocation Schedule, Sellers shall provide notice of such objection to Buyer within ten (10) days of receiving such Allocation Schedule, and Sellers and Buyer shall attempt in good faith to reach agreement on a revised Allocation Schedule within ten (10) days of Buyer’s receipt of such notice of objection. If Sellers and Buyer are unable to reach agreement on such a revised Allocation Schedule, the matters in dispute shall be submitted to, and decided by, the Arbitrating Accountant under procedures similar to those set forth in Section 2.10(c). Sellers and Buyer agree to be bound by the Allocation Schedule as finally determined and act in accordance therewith for all purposes and to not take any position that is inconsistent with the Allocation Schedule, unless otherwise required by Law.

ARTICLE VII.

ADDITIONAL AGREEMENTS

7.1 Directors and Officers Indemnification; Workers’ Compensation.

(a) Buyer agrees that all existing rights to indemnification and limitations on liability in favor of the managers, directors and officers of the Company Group (the “Indemnified Persons”) provided in the applicable member of the Company Group’s respective organizational documents, or in any contractual indemnification agreements, as in effect as of the Closing Date, shall, with respect to matters occurring prior to the Closing Date, continue in full force and effect and shall be honored by the Company Group and by Buyer (as if it was the indemnifying party thereunder) without any amendment thereto.

(b) In the event any of Buyer, the Company Group or their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, Buyer or its respective successors or assigns shall cause such Person to assume all of the obligations set forth in this Section 7.1.

(c) At the Closing, Sellers will, at Buyer’s expense, obtain, maintain and fully pay for irrevocable “tail” insurance policies naming every Person who at any time prior to or on the Closing is or was an officer, director and/or manager of each member of the Company Group (each, a “D&O Indemnified Person”) and, if applicable, each member of the Company Group as direct beneficiaries thereof (with respect to acts or omissions existing or occurring at or prior to the Closing Date) and with coverage periods of at least six (6) years from the Closing Date from an insurance carrier or carriers with the same or better credit rating as the Company Group’s current insurance carrier or carriers with respect to all insurance policies written on a claims-made basis to the extent related to the Business, including, but not limited to, (i) directors’ and officers’ liability insurance, (ii) employment practices liability insurance, (iii) general liability insurance, (iv) professional liability insurance, (v) fiduciary liability insurance, (vi) cyber liability insurance and (vii) pollution liability, in each case, in an amount and scope of coverage at least as favorable as the Company Group’s existing policies. Sellers will not cancel or change such insurance policies in any respect. Sellers will make available to Buyer evidence of compliance with this Section 7.1(c) within five Business Days of Closing.

(d) The obligations of Buyer under this Section 7.1 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person to whom this Section 7.1 applies without the written consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 7.1 applies shall be third-party beneficiaries of this Section 7.1, each of whom may enforce the provisions of this Section 7.1).

7.2 Release.

(a) Effective upon the Closing, except for any rights or obligations expressly set forth in this Agreement (including in Sections 2.10 and 7.4(a)(iii), Article X and Article XI (including with respect to Buyer’s right to indemnification pursuant to Section 11.2 or Fraud pursuant to and in accordance with Article XI)) or in any of the other Transaction Documents, the Company Group and Buyer (on behalf of themselves and their Affiliates) hereby fully and irrevocably waive, release and discharge forever the Sellers and each of their Representatives, agents and Affiliates (collectively, “Sellers’ Released Parties”) from any Claims, demands, debts, accounts, covenants, contracts, arrangements, promises, obligations, damages, judgments, or liabilities of any kind, in law or equity, and causes of action of every kind and nature, or other recourse (including Claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses), whether known or unknown, suspected or unsuspected or now or hereafter existing, which the Company Group or Buyer has or may have against the Sellers’ Released Parties, to the extent arising out of or relating to an action, event, circumstance or fact related to the conduct of the Business by the Company Group prior to the Closing (collectively, the “Sellers’ Released Claims”). The Company Group and Buyer shall refrain from directly or indirectly asserting any Sellers’ Released Claim or commencing (or causing to be commenced) any Proceeding of any kind before any Court, arbitrator or Governmental Authority against the Sellers’ Released Parties based upon the Sellers’ Released Claims.

(b) Effective upon the Closing, except for any rights or obligations expressly set forth in this Agreement or in any of the Transaction Documents, the Sellers (on behalf of themselves and their Affiliates) hereby fully and irrevocably waive, release and discharge forever the Company Group and Buyer and each of their Representatives, agents and Affiliates (collectively, “Buyer Released Parties”) from any Claims, demands, debts, accounts, covenants, contracts, arrangements, promises, obligations, damages, judgments, or liabilities of any kind, in law or equity, and causes of action of every kind and nature, or other recourse (including Claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses), whether known or unknown, suspected or unsuspected or now or hereafter existing, which any of the Sellers has or may have against the Buyer Released Parties, to the extent arising out of or relating to an action, event, circumstance or fact related to the conduct of the Business by the Company Group prior to the Closing (collectively, the “Buyer Released Claims”). The Sellers shall refrain from directly or indirectly asserting any Buyer Released Claim or commencing (or causing to be commenced) any Proceeding of any kind before any Court, arbitrator or Governmental Authority against the Buyer Released Parties based upon the Buyer Released Claims. Nothing in this Section 7.2(b) shall limit any rights to indemnification or reimbursement referred to in Section 7.1 or pursuant to any contract set forth on Section 7.2(b) of the Company Disclosure Schedule.

7.3 Preservation of Records. Buyer shall, and shall cause the Company Group to, use reasonable best efforts to preserve and keep the books and records held by them relating to the Business prior to the Closing Date for a period of seven (7) years from the Closing Date (or longer if required by applicable Law), which books and records (or copies) and reasonably appropriate personnel shall be made available, at reasonable times and upon reasonable advance notice, to the Sellers or any of their Affiliates, in each case (x) solely to the extent reasonably required to comply with Law, in connection with any reporting requirements to or of Governmental Authorities, to make any insurance claims or in connection with any Proceedings or Tax or other audits and (y) provided, that (i) such access will be given in a manner that does not unreasonably interfere with the normal operations or Business and (ii) if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records shall be subject to applicable rules relating to discovery. The Sellers shall reimburse Buyer for reasonable out-of-pocket expenses incurred in performing the foregoing. The Sellers shall, and shall cause any recipient of information provided under this Section 7.3 to, maintain the confidentiality of, not use other than for a purpose set forth in clause (x) above (and ancillary matters directly related thereto) and not divulge to any Person any confidential, non-public or proprietary information of the Company Group, except (a) with the prior written consent of Buyer or (b) to such representatives, agents and advisors of the Sellers and their Affiliates who reasonably need to know such information in connection with such purposes. Notwithstanding the foregoing, no such access shall be permitted to the extent it would (i) reasonably be expected to result in the loss of attorney-client privilege or other legal immunity or protection from disclosure of Buyer or the Company Group or (ii) contravene any Law, contract or obligation of confidentiality binding upon the Company Group, provided that Buyer shall notify Sellers of the nature of the information being withheld and, at Sellers’ request and at Sellers’ expense, take commercially reasonable actions or implement commercially reasonable arrangements (which could include redacting parts of documents, preparing “clean” summaries of information or limiting the availability of information to a “clean team” or to outside legal counsel) in order to make information available to Sellers to the extent reasonably possible.

7.4 Employment and Employee Benefits.

(a) Employees.

(i) Fifteen (15) Business Days prior to the Closing Date, Buyer shall make bona fide offers of employment (or continuing employment) commencing no sooner than the Closing, on such terms and conditions of employment established by Buyer or its Affiliates in accordance with Section 7.4(b) (including any background checks and onboarding requirements of Buyer or its Affiliates that are consistent with their past practice), to all Parent Business Employees (all such employees are collectively referred to herein as the “Offered Employees”).

(ii) Three (3) Business Days prior to the Closing, Buyer will provide Sellers with a list of the Offered Employees who (i) have accepted offers of employment with Buyer (such Offered Employees who are employed with Buyer or its Affiliates immediately following the Closing together with all Company Employees, the “Continuing Employees”) and (ii) have declined offers of employment with Buyer. On the Closing Date, unless otherwise agreed to by Buyer, Sellers (or their affiliates) shall terminate the employment of each Continuing Employee so as to enable Buyer to employ such individuals without restriction.

(iii) Notwithstanding anything in this Agreement or the other Transaction Documents (but subject to the last sentence of Section 7.4(b)(i)), (x) Buyer or its Affiliates (including the Company Group following Closing) will assume and be solely responsible, and Sellers shall have no obligations whatsoever, for all Company Employment Liabilities, and (y) Sellers and its Affiliates (and not the Company Group nor Buyer or its Affiliates) shall assume, retain, and be solely responsible for all Losses relating to, arising out of, or resulting from (i) any Parent Plan and (ii) any of the Parent’s or its Affiliates’ (other than the Company Group’s) employment of or receipt of services from any Parent Business Employee (other than Continuing Employees) (“Parent Employment Liabilities”). From and after Closing, (A) Buyer or its Affiliates shall indemnify, defend and hold harmless Sellers and their Affiliates and (B) Sellers and their

Affiliates shall indemnify, defend and hold harmless Buyer and their Affiliates (including the Company Group following Closing), from and against any and all Losses, damages, liabilities, claims, costs and expenses arising out of or relating to the Company Employment Liabilities or Parent Employment Liabilities, respectively, including but not limited to, employment, termination or other matter relating to (x) in the case of Buyer or its Affiliates, the Continuing Employees or (y) in the case of Parent and its Affiliates, Parent Business Employees who are not Continuing Employees, including, without limitation, reasonable attorneys’ fees and costs, arising from any such claims, costs, charges or liabilities.

(b) Compensation and Benefits.

(i) For a period enduring through December 31, 2021, or such longer period of time required by applicable Law, Buyer shall provide, or cause to be provided, to the Continuing Employees who remain employed with Buyer or its Affiliates (but excluding any Continuing Employee who enters into an offer letter agreement or employment agreement with Buyer prior to the Closing) (A) salary, wages, and target opportunities for commissions and bonuses (but excluding in each case cash or cash-based long-term incentive, equity or equity-based, transaction-based, retention and nonqualified deferred or other similar compensation or benefits), that are, in each case, no less favorable to those provided to such Continuing Employee immediately prior to the Closing (B) severance benefits that are no less favorable than those provided under the severance policy listed on Section 7.4(b)(i) of the Company Disclosure Schedule and (C) employee welfare and retirement benefits (but excluding defined benefit pension or supplemental executive retirement benefits) that are substantially comparable in the aggregate to those provided to the Continuing Employees immediately prior to the Closing. Notwithstanding anything in this Section 7.4, any Company Employee or Parent Business Employee who is not actively employed (e.g., on a leave of absence) immediately prior to the Closing shall (or shall remain eligible to) continue to participate in any Parent Plan that provides for short-term disability benefits until such time such employee returns to active employment with Buyer or its Affiliates, and in any Parent Plan that provides for long-term disability benefits, if such employee is Disabled (as defined in the applicable Parent Plan) immediately prior to the Closing, until such time such employee returns to active employment with Buyer or its Affiliates, subject, in each case, to the terms and conditions of each such applicable Parent Plan.

(ii) The employee benefit plans of Buyer or its Affiliates that will provide health, welfare and retirement benefits to Continuing Employees (the “Buyer Plans”) shall credit such Continuing Employees for any deductibles and out-of-pocket expenses paid in the year of initial participation in the Buyer Plans. Buyer or its Affiliates agree to recognize each Continuing Employee’s date of hire by Parent or its Affiliates, as applicable, as the anniversary date of record with Buyer or its Affiliates and to honor that seniority for purposes of prospective benefit accrual under Buyer or its Affiliates’ fringe benefit policies such as paid time off and short-term disability. Buyer or its Affiliates will waive the customary waiting periods under its welfare and 401(k) plans for the Continuing Employees and, subject to each Continuing Employee’s election of coverage and the Buyer Plans having been established by then, participation in Buyer Plans shall begin as of the Closing for each Continuing Employee who is in an eligible class as defined under the respective Buyer Plans. To the extent lawful and subject to the approval of any applicable insurer, Buyer or its Affiliates shall honor the Continuing Employees’ prior service credit under Parent or its Affiliates’ welfare benefit plans for purposes of satisfying pre-existing condition limitations in Buyer or its Affiliate’s welfare benefit plans (including voluntary short-term and long-term disability benefit plans). Buyer or its Affiliates will not make any contributions to Buyer Plans on behalf of or for the Continuing Employees with respect to prior service. For purposes of vesting under the Buyer or its Affiliates’ 401(k) plan, each Continuing Employee shall be credited with a year of service for each complete calendar year of employment with Parent and its Affiliates based on such Continuing Employee’s recognized date of hire with Parent and its Affiliates. For the calendar year in which Closing occurs (if Closing is other than on the last day of such year) each Continuing Employee will be credited with hours of service with Parent and its Affiliates before the Closing Date based on such Parent Business Employee’s scheduled work hours or any other method determined appropriate by Buyer or its Affiliates.

(c) Payment of Accrued Employee Obligations. From and after the Closing Date, Buyer shall assume, and shall agree to honor, pay, perform and discharge when due (including in the case of paid time off, by carrying over and giving credit for), as applicable, all (i) accrued but unused paid time off (but excluding any paid time off that would not be payable to an employee at termination pursuant to Parent Plans or Seller’s policies (e.g., extended sick bank time)) due to the applicable Continuing Employee as of the Closing Date and (ii) accrued but unpaid bonus obligations, and related employer portion of payroll taxes, in respect of the Continuing Employees as of the Closing Date (“Accrued Employee Obligations”).

(d) Parent 401(k) Plan. As soon as reasonably practicable following Closing, Parent and Buyer shall cooperate to take whatever actions are necessary to allow and facilitate the rollover of the Continuing Employees’ accounts in the Parent 401(k) Plan to a similar qualified defined contribution plan within the meaning of Sections 401(a) and 401(k) of the Code sponsored by Buyer. Without limiting the foregoing, prior to or as soon as practicable after Closing, Parent shall fully fund all employer contributions to the Parent 401(k) Plan on behalf of the Continuing Employees that would have been made on behalf of such employees had the transactions contemplated by this Agreement not occurred, but prorated for the portion of the plan year that ends on the Closing Date. For purposes of this Section 7.4(d), “Parent 401(k) Plan” means the Brookdale Senior Living Inc. 401(k) Retirement Savings Plan.

(e) Parent and its Affiliates (other than the Company Group) shall retain the liabilities relating to, arising out of, or resulting from any and all workers’ compensation, short- and long-term disability, medical, prescription drug, dental, vision, life insurance, accidental death and dismemberment and other welfare benefit claims incurred prior to the Closing Date by a Parent Business Employee or a Company Employee while participating in a Parent Plan providing such benefits. With respect to claims incurred on or after the Closing Date by the Continuing Employees and their eligible dependents under a Buyer Plan, in both cases, providing for workers’ compensation short- and long-term disability, medical, prescription drug, dental, vision, life insurance, accidental death and dismemberment and other welfare benefit claims, Buyer or its Affiliates (including the Company Group following Closing) shall be responsible. For these purposes, a claim shall be deemed to be incurred: (i) in the case of short- or long-term disability benefits (including related health benefits), at the time of the injury, sickness or other event giving rise to the claim for such benefits, (ii) in the case of workers’ compensation benefits, when the event giving rise to the claim occurs, (iii) in the case of medical, prescription drug, dental or vision benefits, at the time professional services, equipment or prescription drugs covered by the applicable plan are obtained, (iv) in the case of life insurance benefits, upon death, and (v) in the case of accidental death and dismemberment benefits, at the time of the accident.

(f) Buyer and Sellers shall cooperate, and cause their respective Affiliates to cooperate, reasonably and in good faith to carry out the provisions of this Section 7.4, including by providing Buyer with an updated Employee Census File and Independent Contractors List and furnishing other relevant information readily available to Sellers (and in the form readily available) to the extent reasonably requested by Buyer in writing.

(g) This Section 7.4 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.4, express or implied, shall confer upon any Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.4. Nothing contained herein, express or implied shall be construed to establish, amend, terminate or modify any Parent Plan, Company Plan, Buyer Plan or other benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 7.4 shall not create any right in any Continuing Employee or any other Person to any continued employment with Buyer or any of its Affiliates.

7.5 Representation and Warranty Insurance Policy. At or prior to the Closing, Buyer shall pay the final premium and all other fees or costs associated with the Representation and Warranty Insurance Policy. Buyer acknowledges and agrees that the Representation and Warranty Insurance Policy shall not be amended or modified from that set forth on Annex C adversely to the Sellers without the prior written consent of the Sellers in their sole discretion. The Representation and Warranty Insurance Policy shall provide that neither Buyer nor the insurance carriers shall have any rights of subrogation with respect to any Seller or any of their Affiliates, except in connection with Fraud.

7.6 Public Announcements. The Sellers and Buyer shall mutually agree on the form of the joint press release to be issued on the date of this Agreement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public disclosure prior to such consultation and approval (except as may be required by Law (including the requirements of any national securities exchange), in which event the Person proposing to issue such press release or make such public disclosure shall use its reasonable best efforts to consult in good faith with the other parties before issuing any such press release or making any such public disclosure and shall cooperate to limit the scope of disclosure to the minimal amount of information required by Law). provided, however, that the foregoing will not restrict or prohibit any press release or public disclosure that is substantially similar to a press release or public disclosure previously issued with the prior written consent of the other parties hereto.

7.7 Non-Solicit; Non-Competition.

(a) Without obtaining Buyer’s prior written consent, for a period of 18 months after the Closing, Parent shall not, and shall cause its Subsidiaries not to (individually, a “Restricted Party” and collectively, the “Restricted Parties”), directly or indirectly (i) solicit, recruit, hire or knowingly induce any employee set forth on Section 7.7(a) of the Company Disclosure Schedule (the “Senior Employees”) to terminate employment with Company Group or (ii) solicit for employment, hire or engage in another service capacity any Senior Employee. Notwithstanding the foregoing, nothing herein shall preclude any Restricted Party from (i) engaging in general solicitations of employment by means of general advertisements or through a professional recruiter who was not instructed to target any employee of the Company Group (so long as any Senior Employee responding to such solicitation or advertisement is not actually hired) or (ii) hiring any such Senior Employee that has been terminated for a period of six (6) months by Buyer or its Affiliates following the Closing.

(b) During the six (6)-year period following the Closing, the Parent shall not, and shall cause the other Restricted Parties not to, directly or indirectly, as a principal, equity holder, member, general partner, stockholder or other investor, of any corporation, partnership or other entity: (i) engage in the Restricted Business Activities; or (ii) own any equity interest in, manage or operate any Person that engages in any Restricted Business Activities, in each case, in the Restricted Area. Notwithstanding the foregoing, nothing herein shall restrict any of the Restricted Parties (A) from engaging in any business (other than the Business) that such Restricted Party (other than the Company Group) engages in as of the date of this Agreement, including but not limited to, any Skilled Nursing Outpatient Rehabilitation Services; (B) acquiring, and following such acquisition, engaging in any business that has a subsidiary, division, group, franchise or segment that is engaged in such Restricted Business Activities (such subsidiary, division, group, franchise or segment that is so engaged, the “Competing Business”), so long as both (1) the revenues derived from such Competing Business are less than 15% of the total consolidated revenues of such acquired business and (2) such Competing Business did not generate revenues of more than $20,000,000 in the fiscal year immediately preceding the year in which the acquisition agreement is executed; provided that the Parent shall comply with the terms of Section 7.7(c); or (C) from engaging in the business of providing private duty home health services, including operating the Private Duty Home Health Service Business. For the avoidance of doubt, the parties agree that any restrictions on the Restricted Parties set forth in this Section 7.7 shall not apply to a third-party acquirer (or any Affiliates of such acquirer, other than the Restricted Parties) of any Restricted Party.

(c) Parent shall notify Buyer no later than five (5) Business Days after the closing of any acquisition by a Restricted Party of a Competing Business in accordance with Section 7.7(b)(ii)(B) and Buyer shall have the right to elect to cause the JV LLC or one of the JV LLC’s wholly owned Subsidiaries to purchase such Competing Business (which purchase may take the form of a purchase of the ownership interests and/or assets of the Competing Business as reasonably agreed by the parties) from Parent or the applicable Restricted Parties at Fair Market Value (as such term is defined in the Operating Agreement) and on such other terms as are mutually agreed by the parties (which terms shall (i) include a covenant from the applicable Restricted Party to pursue related indemnification obligations (upon the JV LLC’s request) and other available remedies under the applicable definitive purchase agreement under which such Restricted Party acquired such Competing Business or any insurance coverage obtained in connection therewith and pass such benefits and rights to the JV LLC, and to otherwise enforce the rights of the applicable Restricted Party under such definitive agreement to the extent related to the Competing Business, or (ii) otherwise provide such protections for the benefit of the JV LLC on mutually agreed terms (including by assignment thereof), in each case, with respect to the enforcement of such rights, at the sole cost and expense of JV LLC). If (i) Buyer does not elect to purchase such Competing Business within thirty (30) Business Days following its receipt of the notice delivered by Parent pursuant to the preceding sentence or (ii) Buyer elects to purchase such Competing Business but later revokes such election prior to signing a definitive acquisition agreement or the definitive acquisition agreement is terminated in accordance with its terms, Parent or the applicable Restricted Party shall, as soon as reasonably practicable and in no event later than eighteen (18) months following the expiration of such thirty (30) Business Day period (in the case of clause (i)) or the date Buyer revokes its election or the acquisition agreement is terminated (in the case of clause (ii)), divest the ownership interests and/or assets of such Competing Business to a third party or suspend material operations of such Competing Business.

7.8 Wrong Pockets. In the event that, from time to time after the Closing, any member of the Company Group, on the one hand, or Sellers and their Affiliates, on the other hand, shall receive or otherwise possess any checks, cash or other form of payment that is the property of Sellers and their Affiliates in respect of the Retained Business or the Company Group in respect of the Business, respectively, pursuant to this Agreement or any other Transaction Document, Buyer (with respect to the Company Group) and Sellers (with respect to each Seller and its respective Subsidiaries) shall, or cause such party to, promptly transfer or assign, the same to the party so entitled.

7.9 Intellectual Property Matters(a) .

(a) The Company Group shall have the limited right, for a period beginning on the Closing Date and ending on the date that is twelve (12) months following the Closing Date, to use the Sellers’ Names and Marks in connection with the Business, solely in the manner in which such Sellers’ Names and Marks were used in the Business in the twelve (12) months prior to the Closing Date, which may include on vehicles, facilities, signage, stationery, business cards, advertising materials, web content, inventory, packaging, product, service and training literature, and other similar materials bearing the Sellers’ Names and Marks.

(b) The foregoing permitted uses are subject to compliance by the Company Group with the Sellers’ quality control requirements, guidelines and written instructions for the Sellers’ Names and Marks. Any use of the Sellers’ Names and Marks by the Company Group, and all goodwill arising therefrom, shall inure to the benefit of Sellers and their Affiliates. No member of the Company Group shall contest the ownership or validity of any rights of the Sellers or any of their Affiliates in or to the Sellers’ Names and Marks.

(c) Nothing in this Section 7.9 shall preclude any member of the Company Group from making, at any time, any reference to the Sellers’ Names and Marks in internal or archived historical, tax, employment or similar records or in connection with offering memoranda, prospectuses, registration statements or similar documents circulated to prospective investors or financing sources or as otherwise reasonably necessary or appropriate to describe the historical relationship of the Sellers and their Affiliates with the Company Group or as otherwise required by applicable Laws.

7.10 COVID-19 Relief Indebtedness. As soon as reasonably practicable following the Closing Date, Buyer or its Affiliates (other than the Company Group) shall fund and repay the COVID-19 Relief Indebtedness and Buyer shall make such repayments in compliance in all respects with applicable Laws. To the extent that any member of the Company Group funds the repayment of the Closing Date COVID-19 Relief Indebtedness following the Closing, Buyer or its Affiliates (other than the Company Group) shall cause a corresponding amount to be contributed to the applicable member of the Company Group, provided that any such contribution by Buyer to the Company shall not result in an adjustment to the ownership percentage of Buyer in the Company.

ARTICLE VIII.

CONDITIONS TO CLOSING

8.1 Conditions to Obligations of the Companies and the Sellers. The obligations of the Companies and the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a) (i) The representations and warranties of Buyer contained in Section 5.1 (Organization), Section 5.2 (Authority; Enforceability) and Section 5.7 (Brokers) must be true and correct in all but de minimis respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) all other representations and warranties of Buyer set forth in this Agreement must be true and correct in all respects (without giving effect to any materiality or Buyer Material Adverse Effect qualifications contained therein) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

(b) Buyer must have performed and complied in all material respects with all covenants and obligations required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) Buyer must have delivered or caused to be delivered to the Sellers the items required by Section 2.9.

(d) There shall not be in effect any Order, injunction (whether temporary, preliminary or permanent) or other legal restraint or prohibition issued by any Court or Governmental Authority of competent jurisdiction that has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby and there shall not be any Law or Order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby that makes the consummation of the transactions contemplated hereby illegal.

(e) The applicable waiting periods, if any, under the HSR Act will have expired or been terminated.

(f) The regulatory approvals listed in Section 8.1(f) of the Company Disclosure Schedule, or written assurances by such Governmental Authorities, in form and substance reasonably acceptable to Sellers, authorizing the parties to consummate the transactions contemplated hereunder and indicating that such approvals will be issued in due course, effective as of the Closing Date, shall have been obtained.

8.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a) (i) The representations and warranties of Parent and the Sellers contained in Section 3.1(a) (Organization and Qualification) (other than clause (ii)), Sections 3.3(a), 3.3(c) and 3.3(d) (Capitalization), Section 3.4 (Authority; Enforceability), Section 3.20 (Brokers), Section 4.1 (Organization and Qualification), Section 4.2 (Authority; Enforceability) and Section 4.3 (Title) must be true and correct in all but de minimis respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) all other representations and warranties of Parent and the Sellers set forth in Article III and Article IV must be true and correct in all respects (without giving effect to any materiality or Company Material Adverse Effect qualifications contained therein, except with respect to the Company Material Adverse Effect in Section 3.9), as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be a Company Material Adverse Effect.

(b) The Companies, Parent and the Sellers must have performed and complied in all material respects with all covenants and obligations required to be performed or complied with by them under this Agreement at or prior to the Closing Date.

(c) The Companies and the Sellers must have delivered or must have caused to be delivered to Buyer all of the items required by Section 2.8.

(d) There shall not be in effect any Order, injunction (whether temporary, preliminary or permanent) or other legal restraint or prohibition issued by any Court or Governmental Authority of competent jurisdiction that has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby and there shall not be any Law or Order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby that makes the consummation of the transactions contemplated hereby illegal.

(e) The applicable waiting periods, if any, under the HSR Act will have expired or been terminated.

(f) No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(g) The Pre-Closing Reorganization shall have been completed.

(h) The regulatory approvals listed in Section 8.2(h) of the Company Disclosure Schedule, or written assurances by such Governmental Authorities, in form and substance reasonably acceptable to Buyers, authorizing the parties to consummate the transactions contemplated hereunder and indicating that such approvals will be issued in due course, effective as of the Closing Date, shall have been obtained.

8.3 Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in Section 8.1 or Section 8.2, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with any provisions of this Agreement.

8.4 Waiver of Conditions. All conditions to the Closing will be deemed to have been satisfied or waived from and after the Closing.

ARTICLE IX.

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to Closing:

(a) by mutual written consent of Buyer and the Sellers;

(b) by Buyer or the Sellers upon written notice to the other party, if the transactions contemplated by this Agreement have not been consummated on or prior to August 23, 2021 (the “End Date”), which End Date may be extended by up to ninety (90) days by Buyer or the Sellers in the event the only conditions to be satisfied are the conditions set forth in Sections 8.1(e), 8.1(f), 8.2(e) and 8.2(g) respectively; provided, that the extension and termination rights under this Section 9.1(b) shall not be available to any party that has breached any of its covenants, obligations, representations or warranties in this Agreement such that the conditions to Closing set forth in Sections 8.1(a), 8.1(b), 8.2(a) or 8.2(b) would not be satisfied as a result of such breach;

(c) by either Buyer or the Sellers, upon written notice to the other party, if a Court or Governmental Authority shall have issued an Order or taken any other action that is final and non-appealable and that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) is not available to any party whose breach of any provision of this Agreement results in or is the cause of such Order or other action or such party is not in compliance with its obligations under Section 6.3;

(d) by Buyer, if Buyer is not in material breach of its obligations under this Agreement, if (i) the Sellers or the Companies have breached or failed to perform any of their covenants or other agreements contained in this Agreement to be complied with by them such that the closing condition set forth in Section 8.2(b) would not be satisfied, or (ii) there exists a breach of any representation or warranty of the Sellers or the Companies contained in this Agreement such that the closing condition set forth in Section 8.2(a) would not be satisfied, and in the case of both (i) and (ii) above, such breach or failure to perform is not cured within thirty (30) days after receipt by the Sellers of written notice thereof or is incapable of being cured by the Companies or the Sellers by the End Date; or

(e) by the Sellers, if neither the Companies nor the Sellers are in material breach of their obligations under this Agreement, if (i) Buyer has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by Buyer such that the closing condition set forth in Section 8.1(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of Buyer contained in this Agreement such that the closing condition set forth in Section 8.1(a) would not be satisfied, and in the case of both (i) and (ii) above, such breach or failure to perform is not cured within thirty (30) days after receipt by Buyer of written notice thereof or is incapable of being cured by Buyer by the End Date.

9.2 Effect of Termination. Any proper termination of this Agreement under Section 9.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. In the event of any proper termination of this Agreement as provided in Section 9.1 hereof, (a) this Agreement shall forthwith become null and void and be of no further force or effect, except as set forth in Section 6.2(b), Section 7.6, this Section 9.2, Section 12.14, and Article XII, each of which shall remain in full force and effect and survive any termination of this Agreement in accordance with the terms thereof, and (b) there shall be no liability on the part of any party hereto (or any of their respective Affiliates, managers, directors, officers, employees, members or other equity holders, agents or Representatives); provided, however, that (i) nothing herein shall relieve a party from liability (or limit such liability) for any willful or knowing breach hereof (which shall be deemed to include the failure of a party to consummate the transactions (or the financing therefor) contemplated by this Agreement following the satisfaction of all the conditions to such party’s obligations under Article VIII) occurring prior to such termination, and (ii) the last sentence of Section 6.2(b) above and the Confidentiality Agreement will survive termination of this Agreement for a period of two (2) years following the date of such termination (and, notwithstanding anything contained in this Agreement or the Confidentiality Agreement to the contrary, the Confidentiality Agreement term will be automatically amended to be extended for such additional period).

ARTICLE X.

TAX MATTERS

10.1 Filing of Tax Returns.

(a) Sellers shall prepare, or cause to be prepared, and timely file (or cause to be timely filed) (i) all Tax Returns of any Seller Affiliated Group that report items of any member of the Company Group, and (ii) all other Income Tax Returns required to be filed with respect to any member of the Company Group for any tax period ending on or before the Closing Date (other than any Straddle Period) (each, a “Seller Tax Return”). Sellers shall submit to Buyer any such Seller Tax Return, as reasonably requested by Buyer, for Buyer’s review and comment prior to filing; provided, that in the case of any Tax Return of any Seller Affiliated Group, Sellers shall be obligated to provide only pro forma statements (including the relevant data used to create such pro forma statements, excluding data that may disclose information about the operations of any member of a Seller Affiliated Group other than members of the Company Group) reporting the operations of the Company Group on a separate return basis. Sellers shall remit all Taxes reflected as due and owing on any Seller Tax Return to be filed by Buyer described in subsection (ii) above, to the extent not reflected in the determination of Pre-Closing Income Tax Amount, to Buyer not later than five (5) days prior to the due date thereof, and Buyer (to the extent any Seller Tax Return is not filed by Sellers) shall timely file, or cause to be filed, such Tax Return and remit therewith all Taxes shown as due and owing on such Tax Return.

(b) Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed any Tax Return, other than a Seller Tax Return, required to be filed by any member of the Company Group that has an original due date (taking into account extensions validly obtained) after the Closing Date. With respect to any Tax Return for a Straddle Period, Sellers shall remit all Taxes due and owing on any Tax Return for a Straddle Period for the portion of the Straddle Period ending on the Closing Date (as determined pursuant to Section 10.2), to the extent not reflected in the determination of Pre-Closing Income Tax Amount or Net Working Capital, to Buyer not later than ten (10) days prior to the due date thereof.

10.2 Straddle Periods. For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of any member of the Company Group for any Straddle Period, the determination of the portion of any such Taxes that are treated as allocable to the Pre-Closing Tax Period for purposes of this Agreement shall be: (a) in the case of Income Taxes, deemed equal to the amount which would be payable if the taxable period ended on the Closing Date, and items of income, gain, deduction, loss or credit for the Straddle Period, shall be allocated between such taxable years or periods on a “closing of the books basis” pursuant to general Tax principles by assuming that the books of the Company Group, as applicable, were closed on the Closing Date, as adjusted with respect to the results of any operations (including operations in the ordinary course of business) of the Company Group occurring on the Closing Date after the Reference Time, to the extent not reflected in Cash on Hand, Net Working Capital or Indebtedness, each as finally determined, to properly allocate them to the portion of the day following the Closing to the extent allowed by Law; and (b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

10.3 Buyer Tax Covenants.

(a) Without the prior written consent of the Sellers (which consent shall not be unreasonably withheld, delayed or conditioned), Buyer shall not, and shall not permit any of its Affiliates (including, after the Closing for the avoidance of doubt, any member of the Company Group) to (i) except as provided in Section 10.1(a), file, re-file, supplement, or amend any Tax Return of any member of the Company Group for any taxable period ending on or before the Closing Date, (ii) voluntarily approach any Governmental Authority regarding any Taxes or Tax Returns of any member of the Company Group that were originally due on or before the Closing Date, or (iii) except as provided herein, make any Tax election with respect to any member of the Company Group that would be effective on or before the Closing Date.

(b) Buyer will not take any action with respect to the members of the Company Group that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

10.4 Contests Related to Taxes.

(a) After the Closing Date, Buyer agrees to give written notice to the Sellers of the receipt of any written notice by Buyer or an Affiliate of Buyer (including, following the Closing, the Company Group) that involves the assertion of any Claim or the commencement of any audit, suit, action or Proceeding involving Taxes for which the Sellers may be liable (pursuant to this Agreement or otherwise) (collectively, a “Seller Tax Claim”) within twenty (20) days of receipt of such written notice.

(b) The Sellers shall have the exclusive right to represent the interests of the members of the Company Group in any and all Seller Tax Claims relating to Tax Returns or Taxes of the members of the Company Group for any taxable period ending on or before the Closing Date; provided, however, that Buyer, at its sole cost and expense, shall have the right to participate, or cause the members of the Company Group to participate, in any Seller Tax Claim. Sellers shall keep Buyer reasonably informed regarding events occurring in the course of any such Seller Tax Claim and provide Buyer copies of all material documents and submissions related to such Seller Tax Claim for Buyer’s review and comment.

(c) The Sellers shall give written notice to Buyer and allow Buyer, at its sole cost and expense, to participate in any audit of a Seller Affiliated Group Tax Return to the extent that such Tax Return relates to any member of the Company Group and could be reasonably expected to adversely affect Buyer or any member of the Company Group after the Closing Date; provided, that no member of any Seller Affiliated Group shall be required to share any information with Buyer with respect to any member of a Seller Affiliated Group other than a member of the Company Group. The Sellers shall not settle any such audit of a Seller Affiliated Group Tax Return in a manner that would adversely affect Buyer or the Company Group after the Closing Date (except where such adverse effects would be borne in all material respects by Sellers as continuing members of JV LLC) without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

(d) The Sellers and Buyer shall jointly agree on the conduct of any Seller Tax Claim relating to any Taxes or Tax Returns of any member of the Company Group for a Straddle Period.

10.5 Cooperation on Tax Matters. Buyer, the Companies and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Article X and any Claims related to Taxes with respect to any member of the Company Group. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Claims with respect to Taxes of any member of the Company Group and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Any information obtained pursuant to this Section 10.5 or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes with respect to the members of the Company Group shall be kept confidential by the parties hereto and their respective legal and tax advisors.

10.6 Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the transactions contemplated herein shall be borne by Buyer.

10.7 Section 754 Election and Tax Allocation. Buyer and Sellers agree that the JV LLC shall make a timely election pursuant to the provisions of Section 754 of the Code and the Treasury Regulations thereunder (and any corresponding election under state, local income Tax law) (the “Section 754 Election”), in connection with the purchase of the Securities by Buyer from the Sellers and the transactions consummated pursuant to this Agreement, to adjust the Tax basis of the assets of the JV LLC as provided in Section 743 of the Code. The JV LLC shall prepare and deliver such documents and forms as are required by applicable law for an effective Section 754 Election, including the statement required by Treasury Regulations Section 1.743-1(k)(1) (regarding the effect of the adjustment of the basis of the JV LLC’s assets). The parties shall each file all required Tax Returns in a manner consistent with the Section 754 Election. The parties agree that Buyer shall prepare an allocation (“Tax Allocation”) among the JV LLC’s assets in accordance with Section 755 of the Code and for purposes of (x) determining the applicable adjustment to the Tax basis of the JV LLC’s assets and (y) determining the character of each Seller’s gain or loss, as the case may be, for Tax purposes in respect of the transactions contemplated hereby. Sellers and the JV LLC shall timely and properly prepare, execute, file and deliver all such documents, forms and other information necessary for Buyer to complete the Tax Allocation. Buyer shall deliver such Tax Allocation to the Sellers within sixty (60) days after the final Purchase Price has been determined. If Sellers object to any item reflected on such Tax Allocation, Sellers shall provide notice of such objection to Buyer within fifteen (15) days of receiving such Tax Allocation, and Sellers and Buyer shall attempt in good faith to reach agreement on a revised Tax Allocation within thirty (30) days of Buyer’s receipt of such notice of objection. If Sellers and Buyer are unable to reach agreement on such a revised Tax Allocation, the matters in dispute shall be submitted to, and decided by, the Arbitrating Accountant under procedures similar to those set forth in Section 2.10(c). The JV LLC, each Seller and Buyer agree to be bound by the Tax Allocation as finally determined and act in accordance therewith in the preparation, filing and audit of any Tax Return (including by attaching the statement required by Treasury Regulations Section 1.743-1(k)(1) to the JV LLC’s U.S. federal income Tax Return for the taxable year that includes the Closing Date, which statement shall set forth the computation of the Tax basis adjustment and the allocation thereof in accordance with the Tax Allocation) and to not take any position that is inconsistent with the Tax Allocation unless otherwise required by Law.

10.8 Tax Refunds. Any Tax refunds (including any interest in respect thereof) that are received by JV LLC, any Company or their Affiliates after the Closing Date, and any overpayment of Taxes actually credited against Taxes (including any interest in respect thereof) to which JV LLC, any Company or their Affiliates become entitled after the Closing Date, which relate solely to the Employee Retention Credit relating to wages paid by any member of the Company Group prior to the Closing Date shall be for the account of Sellers. JV LLC shall pay over, or cause the applicable member of the Company Group to pay over, to the Sellers any such refund or amount of such credit relating to the portion of the period ending on the Closing Date (net of any reasonable out-of-pocket costs or expenses incurred by the JV LLC, any Company or their Affiliates in obtaining such refund or credit) within thirty (30) days of receipt of such refund (or the due date (without the extensions) of the Tax Return reporting such credit against Tax).

ARTICLE XI.

LIMITED SURVIVAL OF CLAIMS; WAIVER; INDEMNIFICATION

11.1 Limited Survival of Representations and Warranties and Covenants; Waiver. All representations and warranties made by Buyer in this Agreement or any certificate delivered pursuant hereto shall survive the Closing Date and expire on the date that is twelve (12) months from the Closing Date except that Section 5.2 and Section 5.9 shall survive indefinitely. None of the representations or warranties made by the Companies, Parent or the Sellers contained in this Agreement or any certificate delivered pursuant hereto, and no liability or Claim therefor, shall survive the Closing (other than liability or Claims made solely against the Representation and Warranty Insurance Policy or in respect of Fraud as described in, and pursuant to, this Article XI). None of the covenants or other agreements of the Companies, Parent, or the Sellers contained in this Agreement that are required to be performed on or prior to the Closing, and no liability or Claim therefor, shall survive the date that is eighteen (18) months after the Closing (and for the avoidance of doubt, shall survive until such date), except that the covenants and agreements set forth in (x) Section 2.10 shall survive the Closing in accordance with their respective terms for such period as shall be required for such parties to complete the performance required thereby and (y) Article X shall survive the Closing until the expiration of the applicable statute of limitations. None of the other covenants or other agreements of the Companies, Parent, Sellers or Buyer contained in this Agreement, and no liability or Claim therefor, shall survive the Closing other than those that by their terms contemplate performance after the Closing Date, and each such covenant or agreement shall survive the Closing in accordance with its respective terms only for such period as shall be required for such parties to complete the performance required thereby. The period of time a covenant, agreement, representation or warranty or other item survives the Closing pursuant to this Article XI shall be the “Survival Period” with respect to such item. It is the express intent of the parties that, if the applicable Survival Period for an item as contemplated by this Article XI is shorter than the statute of limitations that would otherwise have been applicable to such item, then the applicable statute of limitations with respect to such item shall be reduced to the shorter Survival Period contemplated hereby. The parties agree that so long as written notice is properly given to the Indemnifying Party on or prior to the expiration of the

Survival Period with respect to any Claim pursuant to this Article XI (including notice sent with respect to a Fraud claim while first pursuing such claim against the Representation and Warranty Insurance Policy), such Claim shall continue to survive until such Claim is finally resolved; provided, however, if the party bringing such Claim has not filed a Proceeding against the Indemnifying Party to enforce its rights with respect to such Claim by the date that is twelve (12) months following the expiration of the Survival Period applicable to such Claim, then such Claim and the rights underlying such Claim shall terminate, unless the parties are engaged in good faith discussions to negotiate or settle such Claim, in which case such period shall be extended for the duration of such discussions and for a period of six (6) months after such discussions cease. In furtherance of the foregoing, from and after the Closing, except (i) for covenants or agreements that by their terms contemplate performance after the Closing Date (including in Sections 2.10 and 7.4(a)(iii) and Article X), (ii) as provided in this Article XI (including with respect to Buyer’s right to indemnification pursuant to Section 11.2), and (iii) in respect of claims for Fraud brought pursuant to and in accordance with this Article XI, Buyer, on behalf of itself and its Affiliates (including, following the Closing, the Company Group), successors and permitted assigns, waives, from and after the Closing Date, to the fullest extent permitted under applicable Law, any and all rights and Claims for Losses or other costs, expenses, judgments, fines, claims, damages and assessments it may have against the Sellers arising under, relating to or based upon (directly or indirectly) this Agreement, the negotiation, execution or performance of this Agreement, the subject matter of this Agreement, any Exhibits, Annexes or Disclosure Schedule hereto or thereto, or any certificate entered into, made, delivered, or made available in connection herewith, regardless of the legal theory under which any liability, remedy or obligation may be sought to be imposed, whether sounding in contract, warranty, tort (including negligence), common law, strict liability, statute or otherwise, whether at law or in equity, or otherwise. In furtherance of the foregoing, Buyer, on behalf of itself and its Affiliates (including, following the Closing, the Company Group), successors and permitted assigns, acknowledges and covenants and agrees that the limitation on and waivers of liability in this Article XI may not be avoided or restricted, and covenants and agrees not to attempt to avoid or restrict such waiver. BUYER, ON BEHALF OF ITSELF AND ITS AFFILIATES (INCLUDING, FOLLOWING THE CLOSING, THE COMPANY GROUP), SUCCESSORS AND PERMITTED ASSIGNS, EXPRESSLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE THAT LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS. BUYER UNDERSTANDS THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. BUYER ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT. BUYER FURTHER EXPRESSLY WAIVES ALL RIGHTS TO CLAIM OR SEEK RESCISSION OF THE TRANSACTIONS CONTEMPLATED HEREIN OR HEREBY. Notwithstanding the foregoing, (i) this Section 11.1 shall not interfere with or impede the operation of Sections 2.10 and 7.4(a)(iii), Article X or Article XI, or any other covenants that by their terms contemplate performance after the Closing Date, (ii) this Section 11.1 shall not limit the ability of any party to seek specific performance in accordance with Section 12.4, and (iii) Buyer shall have the right to maintain or recover its Losses in connection with any action or Claim, to the extent based upon Fraud (solely if such action or Claim is brought within the thirty-six (36) month period following the Closing Date; provided, that the maximum aggregate obligation of any Seller with respect to any such action or Claim based upon Fraud shall not exceed the Purchase Price, and provided further that any such Claim based upon Fraud must first be diligently pursued by Buyer with reasonable best efforts against the Representation and Warranty Insurance Policy and the Sellers or Parent shall only be liable for Losses arising out of such Fraud to the extent in excess of amounts actually recovered by Buyer against such Representation and Warranty Insurance Policy in connection with the applicable Claim (and Sellers or Parent shall be reimbursed from any subsequent recoveries from the Representation and Warranty Insurance Policy in connection with the applicable Claim in accordance with Section 11.5), and provided further, that any such right to pursue any action or claim based upon Fraud shall be subject to the disclaimers and acknowledgments of non-reliance contained in the definition of Fraud and Section 3.27 and Section 5.9 of this Agreement) or as otherwise set forth in Article XI.

11.2 Indemnification.

(a) Subject to the provisions of this Article XI, from and after the Closing, Parent and the Sellers shall jointly and severally indemnify, defend and hold harmless Buyer and its Affiliates (including after the Closing, the Company Group) (collectively, the “Buyer Indemnitees”) from and against any and all Losses (to the extent and on the terms set forth therein) incurred or suffered by any Buyer Indemnitee to the extent arising from:

(i) any breach on or prior to the Closing of any covenants or agreements that are required to be performed by Parent, the Sellers or the Companies on or prior to the Closing; or

(ii) any of the matters set forth on Section 11.2(a)(ii) of the Company Disclosure Schedule; or

(iii) any of the matters set forth on Section 11.2(a)(iii) of the Company Disclosure Schedule.

(b) Sellers and Parent shall have no obligation to indemnify the Buyer Indemnitees for any Losses unless and until, and only to the extent that, the aggregate amount of all such Losses incurred or suffered by the Buyer Indemnitees exceeds with respect to claims under Section 11.2(a)(iii), the applicable dollar amount set forth on Section 11.2(b) of the Company Disclosure Schedule.

(c) The aggregate liability of Sellers and Parent in respect of claims for indemnification with respect to claims under item 1 of Section 11.2(a)(ii) and Section 11.2(a)(iii) shall not exceed the applicable dollar amounts set forth on Section 11.2(c) of the Company Disclosure Schedule.

(d) In each case, subject to the limitations set forth in this Agreement, the amount that Parent and the Sellers shall be required to pay to the Buyer Indemnitees (other than any member of the Company Group) under this Article XI in respect of any Losses incurred by the Company Group and indirectly borne by, but paid directly by Parent and the Sellers to, any such Buyer Indemnitee shall be equal to the product of such Losses and the Buyer Equity Percentage; provided that, for the avoidance of doubt, (i) the amount that Parent and the Sellers shall be required to pay to the Buyer Indemnitees (other than any member of the Company Group) under this Section 11.2 in respect of any Losses incurred by and directly borne by any such Buyer Indemnitee shall be equal to the entire amount of such Losses, (ii) any payment in respect of Losses incurred by the Company Group and paid directly to the Company Group shall be equal to the entire amount of such Losses and (iii) the foregoing is not intended to, and shall not, provide for duplicate recovery for the same Loss.

11.3 Notice and Defense of Third Party Claims. Claims for indemnification under this Agreement shall only be asserted and resolved as follows:

(a) If any Buyer Indemnitee seeks indemnification under this Article XI (an “Indemnified Party”) with respect to any Proceeding or other claim brought against it by a third party (a “Third Party Claim”), such Indemnified Party shall promptly give written notice to the other party (the “Indemnifying Party”) after receiving written notice of such Third Party Claim; provided, however, that any failure to so notify or any delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is prejudiced by such failure or delay. Thereafter, the Indemnified Party shall promptly deliver to the Indemnifying Party copies of all notices, documents, court papers, pleadings, and other materials received by the Indemnifying Party from the third party relating to the substantive allegations of the Third Party Claim. With respect to any Third Party Claim that, if adversely determined, would entitle the Indemnified Party to indemnification pursuant to this Article XI, the Indemnifying Party shall be entitled, at its sole cost and expense, (i) to participate in the defense of such Third Party Claim giving rise to the Indemnified Party’s claim for indemnification or (ii) at its option (subject to the limitations set forth below), to assume control of such defense and appoint lead counsel reasonably acceptable to the Indemnified Party; provided, however, that as a condition precedent to the Indemnifying Party’s right to assume control of such defense, it must first: (A) notify the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses (without any limitations) the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim in accordance with the terms of this Agreement (including the limitations set forth in Sections 11.1 and 11.2) and (B) furnish the Indemnified Party with evidence reasonably satisfactory to the Indemnified Party that the Indemnifying Party has sufficient resources to defend such Third Party Claim and to satisfy its obligations to the Indemnified Party under this Article XI in respect of such Third Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume or continue control of the defense of any Third Party Claim if such Third Party Claim (I) involves criminal or quasi-criminal allegations or regulatory matters or (II) involves or otherwise relates to the items set forth on Section 11.2(a)(iii) of the Company Disclosure Schedule (each of the foregoing, an “Exception Claim”).

(b) In the event that (i) the Indemnifying Party does not or fails to elect to assume control of the defense of any Third Party Claim in the manner set forth in Section 11.3(a) or (ii) such Third Party Claim is, or at any time becomes, an Exception Claim, the Indemnified Party shall, except with the consent of the Indemnifying Party (which will not be unreasonably withheld, conditioned or delayed), use its commercially reasonable efforts to vigorously defend against such Third Party Claim, as if, for such purposes, such Third Party Claims were not subject to indemnification hereunder by the Indemnifying Party. At any time when a Third Party Claim is pending and the defense of such Third Party Claim is being controlled by the Indemnified Party (including in the case of any Exception Claims), the Indemnified Party shall (A) use reasonable best efforts to keep the Indemnifying Party reasonably informed of the material developments with respect to such Third Party Claim, (B) upon the Indemnifying Party’s reasonable request, reasonably inform the Indemnifying Party of the status and other material details of such Third Party Claim, (C) allow the Indemnifying Party and its Representatives to, at their sole cost and expense, reasonably participate in any Proceedings, including any investigation, defense, pretrial activities, trial, compromise, settlement or discharge or any other meetings related thereto, and (D) use reasonable best efforts to consult with the Indemnifying Party and its Representatives regarding any major decisions related to such Third Party Claim, including the settlement thereof, and consider any such consultations in good faith; provided that, if such Third Party Claim relates to a Program Denial, the foregoing clauses (A) and (D) shall apply only to such Third Party Claim if the aggregate amount of the claims subject to the relevant audit, appeal or probe exceeds $350,000 (including any extrapolation with respect thereto). Under no circumstances will the Indemnifying Party have any liability in connection with any settlement of any Proceeding that is entered into without its prior written consent, provided that such consent was not unreasonably withheld, conditioned or delayed, provided, further, that this sentence shall not apply to the settlement of any Third Party Claim relating to a Program Denial if (i) the aggregate amount of the claims subject to the relevant audit, appeal or probe is $350,000 or less (including any extrapolation with respect thereto), and (ii) the aggregate amount of Losses pursuant to all Third Party Claims settled without the consent of the Indemnifying Party is $3,500,000 or less.

(c) If the Indemnifying Party is controlling the defense of any Third Party Claim in accordance with Section 11.3(a), Indemnified Party shall have the right to participate in the defense of such Third Party Claim with counsel selected by it, subject to the Indemnifying Party’s right to control the defense thereof, and the fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, that if under applicable standards of professional conduct a conflict of interest exists between the Indemnifying Party and the Indemnified Party in respect of such Third Party Claim, then the

Indemnifying Party shall be responsible for the fees and expenses of counsel to the Indemnified Party. The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to, or cease to defend, such Third Party Claim without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed).

(d) Irrespective of which party controls the defense of any Third Party Claim, the other parties will, and will cause their respective Affiliates to, reasonably cooperate in good faith with the controlling party in such defense and make available to the controlling party all witnesses, pertinent records, materials and information in such non-controlling parties’ possession or under its control relating thereto as is reasonably required by the controlling party. The parties agree that all communications between any party and counsel responsible for or participating in the defense of any Third Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

11.4 Notice of Non-Third Party Claims. If an Indemnified Party seeks indemnification under this Article XI with respect to any matter which does not involve a Third Party Claim, the Indemnified Party shall give written notice to the Indemnifying Party of such claim for indemnification describing the claim in reasonable detail and shall indicate an estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to the claim. During such thirty (30) day period, the Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstances alleged to give rise to the claim and the Indemnified Party shall reasonably cooperate and assist the Indemnifying Party’s investigation (including providing access to premises, personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its Representatives may reasonably request, subject to and in accordance with Section 7.3. If the Indemnifying Party does not notify the Indemnified Party in writing within thirty (30) days from its receipt of the indemnity notice that the Indemnifying Party agrees to indemnify the Indemnified Party for such claim, the Indemnifying Party shall be deemed to have disputed the entirety of any Losses described in the indemnity notice. If the Indemnifying Party has delivered a written notice to the Indemnified Party within such thirty (30)-day period disputing such claim (or otherwise has not expressly accepted liability for such claim in writing), the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute. If the Indemnifying Party and the Indemnified Party cannot resolve such dispute within thirty (30) days after delivery of such written notice, such dispute shall be resolved in accordance with Section 12.15.

11.5 Payment of Damages; Calculation of Damages; Other Indemnification Limitations. For the purposes of calculating Losses or other damages to which a Buyer Indemnitee is entitled arising out of or relating to this Agreement, such Losses or damages shall exclude any punitive or exemplary damages (unless first awarded to a third party). The amount of any Losses or other damages subject to indemnification pursuant to this Article XI shall be reduced or reimbursed, as the case may be, by any amount actually received by any Buyer Indemnitee with respect thereto under any insurance coverage (including the Representation and Warranty Insurance Policy) provided by any third party or from any other party alleged to be responsible therefor (net of any deductible or co-payment and all reasonable and documented out of pocket costs related to such recovery). The Buyer Indemnitee shall use reasonable best efforts to collect any amounts available under such insurance coverage or from such other party alleged to have responsibility therefor; provided, that in no event shall the Buyer Indemnitee have any obligation to commence any Proceeding to collect any such amounts. If a Buyer Indemnitee receives and is entitled to retain an amount under insurance coverage or from such other party with respect to Losses or other damages at any time subsequent to any indemnification or other reimbursement provided by Parent or the Sellers pursuant to this Agreement, then such Buyer Indemnitee shall promptly reimburse Parent and the Sellers for any payment made or expense incurred by such Person in connection with providing such indemnification up to the amount received (net of any deductible or co-payment and all reasonable and documented out of pocket costs related to such recovery) by the Buyer Indemnitee; provided, that in no event shall any Buyer Indemnitee have any obligation hereunder to remit to Parent and the Sellers any portion of such insurance or other recoveries in excess of the payment or payments actually received from Parent and the Sellers with respect to such Losses or other damages.

11.6 Exclusive Remedy. The parties agree that, from and after the Closing Date, the indemnification provisions set forth in Section 7.4(a)(iii) and this Article XI are the exclusive provisions in this Agreement with respect to the liability of Parent and the Sellers (other than the Representation and Warranty Insurance Policy) arising out of or relating to this Agreement, including for the breach, inaccuracy or nonfulfillment of any representation or warranty or any covenants, agreements or other obligations contained in this Agreement or any certificate delivered in connection herewith, and the sole remedy of the Buyer Indemnitees arising out of or relating to this Agreement, including for any claims for breach of any representation or warranty or covenants, agreements or other obligations arising out of this Agreement or any certificate delivered in connection herewith or any Law or legal theory applicable hereto or thereto; provided, that nothing herein shall preclude any party from (i) seeking any remedy based upon Fraud pursuant to and in accordance with this Article XI or (ii) enforcing any of its rights and remedies (at law or at equity) in respect of Section 2.10, Article X or any other post-Closing covenants, agreements or other post-Closing obligations.

11.7 Tax Characterization of Indemnity Payment. Any indemnification payment made pursuant to this Article XI shall be treated by Buyer and Sellers as an adjustment to Purchase Price for all Tax purposes, unless otherwise required under applicable Law, and neither Buyer nor Sellers shall take an inconsistent position for Tax purposes.

11.8 Manner of Payment. Any indemnification of the Buyer Indemnitees pursuant to this Article XI shall be effected by wire transfer of immediately available funds from the applicable Persons to an account or accounts designated in writing by Buyer within five (5) Business Days after the determination thereof. To the extent Parent or the Sellers have an indemnification obligation pursuant to this Article XI that remains unpaid more than thirty (30) days after such obligation becomes finally due and payable and ten (10) days following notice of intention to so set off such payments has been made by Buyer to Sellers, any of the Buyer Indemnitees may set off the amount of such indemnification against (i) any amounts then due and unpaid to any Seller by any of the Buyer Indemnitees pursuant to this Agreement or any other Transaction Document (other than the Operating Agreement) or (ii) against any distribution of cash with respect to the equity interests of Seller in JV LLC or against any other cash payment owing from Buyer or any of its Affiliates to any of the Sellers or any of their respective Affiliates under the Operating Agreement, including under sections 12.9 (Required Transfer Upon Breach), 12.10 (Seller Holdco Put Rights), 12.11 (Managing Member Call Rights) or 12.14 (Drag-Along Rights) of the Operating Agreement, in each case in accordance with and as provided by section 17.29 (Right to Offset) of the Operating Agreement.

11.9 Representation and Warranty Insurance Policy.

(a) Buyer and the Sellers acknowledge that Buyer is obtaining the Representation and Warranty Insurance Policy for purposes of certain coverage of Losses related this Agreement. Nothing in this Agreement shall limit the right of Buyer or its Affiliates (including, following Closing, the Company Group) to make claims against the Representation and Warranty Insurance Policy. For purposes of clarity, as between Buyer or its Affiliates (including, following Closing, the Company Group), on the one hand, and the insurer under the Representation and Warranty Insurance Policy, on the other hand, none of the terms, limitations, conditions and restrictions on claims set forth in this Article XI or elsewhere in this Agreement shall affect the rights of Buyer and its Affiliates (including, following Closing, the Company Group) under the Representation and Warranty Insurance Policy, which rights shall be governed solely thereby.

(b) As between the Sellers and Buyer, and subject to the other provisions of this Article XI, Buyer bears all risk of (i) the insurer’s insolvency or its breach of the Representation and Warranty Insurance Policy, (ii) the failure of Buyer or its Affiliates to file notices of claims that are timely and sufficient under the Representation and Warranty Insurance Policy, or (iii) the insurer’s failure to make any payments to Buyer or its Affiliates under the Representation and Warranty Insurance Policy or other denial of coverage for any reason.

ARTICLE XII.

MISCELLANEOUS

12.1 Amendment. This Agreement may not be amended other than in an instrument in writing signed by all of the parties hereto; provided, that, after the Closing, this Agreement may be amended in writing by Buyer and the Sellers; provided, further, that Section 12.11 will not be amended without the express written consent of the Sellers and Bass, Berry & Sims.

12.2 Waiver. Any party hereto may extend the time for the performance of any of the obligations or other acts required to be performed by another party hereunder, waive any inaccuracies in the representations and warranties of another party contained herein or in any document delivered pursuant hereto and waive compliance with any of such party’s agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby; provided, however, that, in the case of the Sellers, any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the Sellers.

12.3 Notices. All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by nationally recognized overnight courier or by registered or certified mail (postage prepaid, return receipt requested) or by email with confirmation of receipt requested as follows:

(a) If to Buyer or, following the Closing, the Company Group:

H3OT Corp., LLC

c/o HCA Healthcare, Inc.

One Park Plaza, Bldg. 1

Nashville, TN 37203

E-mail:

Attention: Senior Vice President

and Chief Development Officer

with a copy (which shall not constitute notice) to:

HCA Healthcare, Inc.

One Park Plaza, Bldg. 1

Nashville, TN 37203

Email:

Attention: General Counsel

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Email: karinker@debevoise.com; jlchu@debevoise.com

Attention: Kevin A. Rinker; Jennifer L. Chu

(b) If to the Companies prior to the Closing, or to the Sellers:

c/o Parent

Brookdale Senior Living Inc.

111 Westwood Place, Suite 400

Brentwood, Tennessee 37027

E-mail:

Attention:

with a copy (which shall not constitute notice) to:

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

E-mail: AOverby@bassberry.com

TAshley@bassberry.com

Attention: Allen Overby

Taylor Ashley

or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance with this Section 12.3. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, nationally recognized overnight courier or registered or certified mail, on the date of receipt and (ii) in the case of email, upon receipt.

12.4 Specific Performance.

(a) The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which monetary damages would not be an adequate remedy. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Companies and the Sellers, on the one hand, or Buyer, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Companies and the Sellers, on the one hand, and Buyer, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable) under this Agreement. The costs and expenses of a party that is successful on the merits in any Proceeding brought to compel the specific performance of this Agreement or the provisions thereof shall be paid by the other party.

(b) The parties hereto further agree that (i) by seeking the remedies provided for in this Section 12.4, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) and (ii) nothing set forth in this Section 12.4 shall restrict or limit any party’s right to pursue any other remedies under this Agreement.

12.5 Consents. Buyer acknowledges that certain consents, approvals or waivers to the transactions contemplated by this Agreement may be required from parties to contracts, leases, licenses or other agreements to which a member of the Company Group is a party (including the contracts set forth on Sections 3.5 and 3.6 of the Company Disclosure Schedule) and such consents, approvals or waivers have not, or may not as of the Closing, been obtained. With respect to any contracts, leases, licenses or other agreements for which any consent, approval or waiver is required in connection with the transactions contemplated hereby and such consent, approval or waiver has not been obtained prior to the Closing, for a period of twelve (12) months following Closing, (i) Sellers, on the one hand, and Buyer, on the other hand, shall each use commercially reasonable efforts to obtain any such consent, approval or waiver after the Closing until either such consent, approval or waiver has been obtained or Sellers and Buyer determine, in good faith, that such consent, approval or waiver cannot reasonably be obtained and (ii) in such case, Sellers shall use commercially reasonable efforts to provide Buyer with the same benefits arising under such contract, lease, license or other agreement, including performance by Sellers (through Buyer as agent if legally and commercially feasible), in each case, at the sole cost and expense of Buyer (or, following the Closing, the JV LLC). Buyer agrees and acknowledges that the Sellers will have no liability whatsoever to Buyer (and Buyer will not be entitled to assert any Claims) arising out of or relating to the failure to obtain any consents, approvals or waivers that may have been or may be required in connection with the transactions contemplated by this Agreement. Buyer further agrees that no representation, warranty or covenant of the Companies or the Sellers contained herein will be breached or deemed breached and no condition of Buyer will be deemed not to be satisfied as a result of the failure to obtain any consent, approval or waiver.

12.6 Interpretation.

(a) The term “this Agreement” means this Securities Purchase Agreement together with all Schedules and Exhibits hereto. When a reference is made in this Agreement to Sections, subsections or exhibits, such reference shall be to a Section or subsection of or exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including,” when used herein, shall be deemed, in each case, to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The phrases “ordinary course,” “ordinary course of business” and “ordinary course of business, consistent with past practice” and similar phrases, when used with respect to the Sellers or the Company Group, mean the ordinary course of business of the Company Group consistent with past practice; provided that any reasonable and appropriate action taken by the Company Group (including the establishment of any policy, procedure or protocol) in response to COVID-19 shall be deemed to be in the ordinary course of business. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any document or item will be deemed “delivered,” “provided” or “made available” within the meaning of this Agreement if such document or item is (i) included in the electronic data room or (ii) actually (including electronically) delivered or provided to Buyer or any of Buyer’s Representatives. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (A) there is a specific reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that relates to the subject matter of such representation, (B) such item is otherwise set forth on the balance sheet or financial statements, or (C) such item is specifically reflected on the balance sheet or financial statements and is set forth in the notes thereto.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. The language used in this Agreement and the other agreements contemplated hereby shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

12.7 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, (a) such term or provision will be fully severable, (b) this Agreement will be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, (c) all other terms and provisions of this Agreement shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such invalid, illegal or unenforceable provision, there will be added automatically as a part of this Agreement a valid, legal and enforceable provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible.

12.8 Entire Agreement. This Agreement and the other Transaction Documents (including all Exhibits, Annexes and Schedules hereto and thereto) and other documents and instruments delivered in connection herewith constitute the entire agreement and supersede all prior representations, agreements, understandings and undertakings, whether written or oral, among the parties, or any of them, with respect to the subject matter hereof and thereof, and no party is relying on any other prior oral or written representations, agreements, understandings or undertakings with respect to the subject matter hereof and thereof. This Section 12.8 shall be deemed a “merger” clause under the Laws of the State of Delaware, and this Agreement (together with the other Transaction Documents and the Confidentiality Agreement) is intended as a complete integration of the agreement of the parties. The parties hereto expressly disclaim that they are owed any duties or entitled to any remedies not expressly set forth in this Agreement.

12.9 Assignment. This Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of each of the parties hereto, or after Closing without the prior written consent of Buyer and the Sellers; provided, that Buyer, without the prior consent of the Sellers and the Companies, may assign any of its rights hereunder or delegate any of its duties hereunder to Buyer’s Affiliates, but in such event, Buyer shall be required to remain obligated hereunder in the same manner as if such assignment or delegation had not been effected. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

12.10 No Third Party Beneficiaries. Except as set forth in Section 7.1, and Section 12.11 and Section 12.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any right, benefit or remedy under or by reason of this Agreement.

12.11 Non-Assertion of Attorney-Client Privilege; Access to Communications; and Waiver of Conflicts.

(a) Buyer, for itself and its Affiliates (including the Company Group after the Closing) and their respective successors and assigns, hereby irrevocably and unconditionally acknowledges and agrees that all documents and communications subject to the attorney-client privilege, work-product doctrine, or any other applicable privilege or protection between the Company Group, the Sellers, their respective officers, employees, Affiliates, and/or Bass, Berry & Sims, made in connection with the negotiation, preparation, execution, delivery or closing under this Agreement or any of the transactions contemplated hereby (“Protected Communications”), shall continue after the Closing to be privileged documents and communications with such counsel and neither Buyer nor any of its Affiliates nor any Person purporting to act on behalf of or through Buyer or any of its Affiliates, shall access the same. The parties hereto expressly acknowledge and agree that all rights to such Protected

Communications and control of the applicable privileges and protections over the same shall be retained by the Sellers and shall not pass to or be claimed by Buyer, the Company Group (following the Closing). In the event that a dispute or investigation or audit arises after the Closing between Buyer or the Company Group, on the one hand, and a third party, on the other hand, Buyer and the Company Group shall notify the Sellers if such third party seeks disclosure of Protected Communications that the Sellers have retained as described in this Section 12.11, and the Buyer or Company Group or their designee, on behalf of the holders of any such attorney-client privilege, will have the right and opportunity to either assert any applicable privilege or protection, or assert any applicable privilege or protection, or to waive such privilege or protection; provided, that none of Buyer or any member of the Company Group may waive such privilege or protection without the prior written consent of Sellers (which consent shall not be unreasonably withheld, conditioned or delayed). Furthermore, Buyer and its Affiliates (including the Company Group after the Closing) shall not be permitted access to any attorney work product of, or client confidences with, Bass, Berry & Sims, which attorney work product and confidences shall be retained solely by the Sellers after the Closing. Buyer further understands and agrees that any prior or future access to or disclosure of information to Buyer (or the Company Group after the Closing) that may be confidential and/or subject to a claim of privilege or protection as described above will not prejudice or otherwise constitute a waiver of any claim of privilege or protection. Buyer agrees to return promptly any such accessed or disclosed information to the Sellers upon becoming aware of its existence or disclosure. Buyer (on behalf of itself and its Affiliates, including the Company Group, after the Closing) further agrees not to access in connection with any dispute or Proceeding arising under or in connection with this Agreement or any of the transactions contemplated hereby, any Protected Communications, work product or documentation between the Sellers or any Protected Communications, work product or documentation between Bass, Berry & Sims, on the one hand, and the Company Group or any Seller, on the other hand.

(b) Recognizing that Bass, Berry & Sims have acted as legal counsel to the Company Group, the Sellers and certain of their respective Affiliates prior to date hereof, and that Bass, Berry & Sims intend to act as legal counsel to the Sellers and their Affiliates (which will no longer include the Company Group) after the Closing in matters related to the transactions contemplated by this Agreement, including the representation of such Persons in matters related to Section 2.10 and to post-Closing claims made by Buyer and any other parties under this Agreement and other claims that may arise out of or relate to this Agreement, Buyer (on behalf of itself and its Affiliates) hereby waives and agrees to not assert, and agrees to cause the Company Group to waive and not assert, any actual or potential conflict of interest arising out of or relating to the representation, after the Closing Date, of the Sellers and their affiliates involving the transactions contemplated by this Agreement (each, a “Post-Closing Representation”) by Bass, Berry & Sims; provided, however, Buyer and Seller acknowledge and agree that the scope of any Post-Closing Representation by Bass, Berry & Sims, and the scope of any corresponding waiver by Buyer, shall not include the representation of Sellers in a dispute or litigation against Buyer or the Company Group. Buyer further disclaims, waives and agrees to not assert, and agrees to cause the Company Group to waive and not assert, in connection with any Post-Closing Representation, any privilege or protection with respect to any Protected Communications (it being the intention of the parties hereto that all rights to such attorney-client privilege, attorney work-product protection, or other applicable privilege or protection, including the right to control the same, shall be held by the Sellers).

(c) Each of Buyer and the Sellers hereby acknowledges and confirms that it has had the opportunity to review and obtain adequate information regarding the significance and risks of the waivers and other terms and conditions of this Section 12.11, including the opportunity to discuss with counsel such matters and reasonable alternatives to such terms. This Section 12.11 shall be irrevocable, and no term of this Section 12.11 may be amended, waived or modified, without the prior written consent of the Sellers and Bass, Berry & Sims affected thereby. The covenants and obligations set forth in this Section 12.11 shall survive for ten (10) years following the Closing Date.

12.12 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other (or further) exercise thereof or of any other right. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

12.13 Non-Recourse. Except to the extent otherwise set forth in any Transaction Document, or as otherwise expressly provided herein, this Agreement may only be enforced against, and any claim, action, suit or other legal Proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement or any other Transaction Document, or as otherwise expressly provided herein, no past, present or future director, officer, employee, incorporator, manager, member, partner, equityholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of or by reason of the transactions contemplated hereby. Notwithstanding the foregoing or anything to the contrary herein, nothing in this Agreement, shall limit any rights, remedies or Claims with respect to Fraud brought in accordance with and pursuant to Article XI.

12.14 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, or as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated.

12.15 Governing Law; Venue. This Agreement and any suit, action or Proceeding arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the Law of the State of Delaware without regard to any conflicts of law principles that would require the application of any other Law. Each party agrees to personal jurisdiction in any action brought in any court, federal or state, within the State of Delaware having subject matter jurisdiction over the matters arising under this Agreement. Any suit, action or Proceeding arising out of or relating to this Agreement shall only be instituted in the State of Delaware and in Delaware Chancery Court, with any suit, action or Proceeding to be brought in another Delaware state court should the Court of Chancery lack jurisdiction, and in the United States District Court for the District of Delaware if all Delaware state courts lack jurisdiction. Each party waives any objection that it may have now or hereafter to the laying of the venue of such action or Proceeding and irrevocably submits to the jurisdiction of any such court in any such suit, action or Proceeding.

12.16 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.17 Conflict Between Transaction Documents. To the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement will govern and control.

12.18 Time of the Essence. Time is of the essence in this Agreement. If the date specified for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next date that is a Business Day.

12.19 Company Disclosure Schedule. No reference to or disclosure of any information in the Company Disclosure Schedule shall be construed as an admission or indication that such information is material or that such information is required to be referred to or disclosed in the Company Disclosure Schedule nor shall such information be deemed to establish a level or standard of materiality for purposes of this Agreement. The Company Disclosure Schedule is arranged in sections corresponding to the sections contained in this Agreement merely for convenience, and the disclosures made in any single disclosure schedule shall be incorporated by this reference in each of the other disclosure schedules attached to this Agreement, and shall be deemed to modify the other Sections set forth in this Agreement, in each case to the extent that it is reasonably apparent on the face of such disclosure that such incorporated disclosure relates to the subject matter of the disclosure schedule into which it is being incorporated or the Section it is being deemed to modify pursuant to this sentence. Accordingly, and subject to the foregoing sentence, any indicated response of “None” as to any single disclosure schedule shall not in any way limit or qualify the effect of the foregoing sentence.

12.20 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile transmission or electronic transmission in portable document format (.pdf)), which when taken together shall constitute one and the same agreement.

12.21 Buyer Guaranty.

(a) Buyer Guarantor hereby unconditionally and irrevocably guarantees (the “Guaranty”) to and for the benefit of the Sellers, Parent and their respective Affiliates (the “Guaranteed Parties”) the full, timely and faithful performance and payment by Buyer of each of its obligations under this Agreement and the other Transaction Documents (the “Guaranteed Obligations”), including, without limitation, the performance by Buyer of its obligations under Section 2.1 and the payment of Buyer’s obligations set forth in Sections 2.2, 2.3, 2.4 and 2.5 and the timely satisfaction and performance of all of Buyer’s covenants, agreements and obligations contained in this Agreement and the Transaction Documents; provided that, following the Closing, Buyer Guarantor’s obligations under this Section 12.21 shall only apply with respect to Buyer’s payment obligations set forth in Section 2.10.

(b) The Guaranty constitutes a guarantee of payment and performance, and not merely of collection, whether or not recovery may be, or hereafter may become, barred by any statute of limitation or otherwise, and is not conditional or contingent upon any event, contingency or circumstance except as expressly set forth in this Agreement, and may be enforced directly against Buyer Guarantor as a primary obligation of Buyer Guarantor. The Guaranteed Obligations will not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Buyer Guarantor or by any defense that Buyer Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such Proceeding. The Guaranteed Parties shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Buyer becomes subject to a bankruptcy, reorganization, insolvency or similar proceeding, and the failure of any Guaranteed Party to so file shall not affect the Guaranteed Obligations hereunder. Buyer Guarantor hereby expressly, irrevocably and unconditionally waives any defenses that would otherwise operate to impair or diminish Buyer Guarantor’s liability under or in connection with the Guaranty, including arising by reason of promptness, diligence, notice of the acceptance of this guarantee and of the Guaranteed Obligations, presentment, demand for payment or performance, notice of non-performance, default, dishonor and protest, notice of the Guaranteed Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Buyer, and all suretyship defenses generally, in each case, except for any defense that could be asserted by Buyer with respect to the applicable claim pursuant to the terms of this Agreement, unless such defense has been raised by Buyer with respect to the applicable claim and rejected by a court in a final and non-appealable judgment.

(c) Buyer Guarantor understands and agrees that the Guaranty is and shall be construed as a continuing, absolute and unconditional guarantee of payment and performance without regard to any circumstance whatsoever (with or without notice to or knowledge of Buyer or Buyer Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of the Guaranteed Obligations in bankruptcy or in any other instance, in each case other than payment or performance in full of the Guaranteed Obligations or any defense that could be asserted by Buyer with respect to the applicable claim pursuant to the terms of this Agreement, unless such defense has been raised by Buyer with respect to the applicable claim and rejected by a court in a final and non-appealable judgment.

(d) Buyer and Buyer Guarantor, jointly and severally, represent and warrant as follows:

(i) Buyer Guarantor has all necessary limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer Guarantor of this Agreement, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Buyer Guarantor, and no other limited liability company or similar proceeding on the part of Buyer Guarantor or the board of directions or manager(s) (as the case may be) or equityholders of Buyer Guarantor is necessary to authorize this Agreement or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Buyer Guarantor and, assuming the due authorization, execution and delivery hereof by Parent and Sellers, constitutes a legal, valid and binding obligation of Buyer Guarantor, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at law).

(ii) The execution and delivery by Buyer of this Agreement do not, and the performance of this Agreement by Buyer shall not conflict with or violate the organizational documents of Buyer Guarantor, conflict with or violate in any respect any Law or Order applicable to Buyer Guarantor or by which any of its properties, rights or assets is bound or affected, or conflict with, result in a breach or violation of, or require a consent or notice under, or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under any material contract to which Buyer Guarantor is a party, or by which Buyer Guarantor or its properties, rights or assets is or are bound or affected. Buyer Guarantor has the financial capacity to pay and perform all of its obligations under the Guaranty, and all funds necessary for Buyer Guarantor to fulfill the Guaranteed Obligations are and shall be available to Buyer Guarantor.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:

H3OT Corp., LLC

By: Hospital Corp., LLC, its sole member

By:	/s/ Joseph A. Sowell, III
Name:	Joseph A. Sowell, III
Title:	Senior Vice President

BUYER GUARANTOR:

Hospital Corp., LLC

By:	/s/ Joseph A. Sowell, III
Name:	Joseph A. Sowell, III
Title:	Senior Vice President

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE COMPANIES:

ARC THERAPY SERVICES, LLC

By:	/s/ H. Todd Kaestner
Name:	H. Todd Kaestner
Title:	Executive Vice President

NURSE ON CALL, INC.

By:	/s/ H. Todd Kaestner
Name:	H. Todd Kaestner
Title:	Executive Vice President

ARC RICHMOND PLACE, INC.

By:	/s/ H. Todd Kaestner
Name:	H. Todd Kaestner
Title:	Executive Vice President

THE SELLERS:

AMERICAN RETIREMENT CORPORATION

By:	/s/ H. Todd Kaestner
Name:	H. Todd Kaestner
Title:	Executive Vice President

HOME HEALTH CARE HOLDINGS, LLC

By:	/s/ . Todd Kaestner
Name:	H. Todd Kaestner
Title:	Executive Vice President

ARCPI HOLDINGS, INC.

By:	/s/ H. Todd Kaestner
Name:	H. Todd Kaestner
Title:	Executive Vice President

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:

BROOKDALE SENIOR LIVING INC.

By:	/s/ H. Todd Kaestner
Name:	H. Todd Kaestner
Title:	Executive Vice President

[Signature Page to Securities Purchase Agreement]